As filed with the Securities and Exchange Commission on August 17, 2001

                                       1933 Act Registration No.: 333-61554
                                       1940 Act Registration No.: 811-08517


--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-4


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933         [_]


                         PRE-EFFECTIVE AMENDMENT NO. 1                      [X]

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940     [_]

                               AMENDMENT NO. 24                             [X]

                  LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

                         Lincoln ChoicePlus II Advance
                          (Exact Name of Registrant)

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                              (Name of Depositor)

                           1300 South Clinton Street
                             Post Office Box 1110
                          Fort Wayne, Indiana  46801

--------------------------------------------------------------------------------
             (Address of Depositor's Principal Executive Offices)

       Depositor's Telephone Number, including Area Code:  (219)455-2000

                         Elizabeth A. Frederick, Esq.
                  The Lincoln National Life Insurance Company
                              1300 S. Clinton St.
                             Post Office Box 1110
                          Fort Wayne, Indiana  46802

--------------------------------------------------------------------------------

                   (Name and Address of Agent for Service)

                                   Copy to:
                            Mary Jo Ardington, Esq.
                  The Lincoln National Life Insurance Company
                              1300 S. Clinton St.
                                 P.O. Box 1110
                             Fort Wayne, IN 46802

                     Title of securities being registered:
  Interests in a separate account under individual flexible premium deferred variable annuity contracts.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Lincoln ChoicePlus II Advance
Lincoln Life Variable Annuity Account N
individual variable annuity contracts

Home Office:
Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, IN 46802
www.lincolnlife.com

This Prospectus describes the individual flexible premium deferred variable an-nuity contract that is issued by The Lincoln National Life Insurance Company (Lincoln Life). It is primarily for use with nonqualified plans and retirement plans under Section 408 (IRAs) and 408A (Roth IRAs) of the tax code. Generally, you do not pay federal income tax on the contract's growth until it is paid out. The contract is designed to accumulate contract value and to provide re-tirement income that you cannot outlive or for an agreed upon time. These bene-fits may be a variable or fixed amount or a combination of both. If you die be-fore the annuity commencement date, we will pay your beneficiary a death bene-fit. In the alternative, you may choose to receive a death benefit on the death of the annuitant.

The minimum initial purchase payment for the contract is $10,000. Additional purchase payments may be made to the contract and must be at least $100 per payment ($25 if transmitted electronically), and at least $300 annually.

You choose whether your contract value accumulates on a variable or a fixed (guaranteed) basis or both. If all your purchase payments are in the fixed ac-count, we guarantee your principal and a minimum interest rate. We limit with-drawals and transfers from the contract. An interest adjustment may be applied to any surrender or transfer from the fixed account before the expiration date of a guaranteed period.

Lincoln Life offers variable annuity contracts that do not have persistency credits and have lower fees. You should carefully consider whether or not this contract is the best product for you.

All purchase payments for benefits on a variable basis will be placed in Lin-coln Life Variable Annuity Account N (variable annuity account [VAA]). The VAA is a segregated investment account of Lincoln Life. You take all the investment risk on the contract value and the retirement income for amounts placed into one or more of the contract's variable options. If the subaccounts you select make money, your contract value goes up; if they lose money, it goes down. How much it goes up or down depends on the performance of the subaccounts you se-lect. We do not guarantee how any of the variable options or their funds will perform. Also, neither the U.S. Government nor any federal agency insures or guarantees your investment in the contract.

The available funds are listed below:

AIM Variable Insurance Funds (Series II Shares):

  AIM V.I. Growth Fund
  AIM V.I. International Equity Fund
  AIM V.I. Value Fund

Alliance Variable Products Series Fund (Class B):
  Alliance Growth and Income Portfolio
  Alliance Premier Growth Portfolio

  AllianceBernstein Small Cap Value Portfolio

  Alliance Technology Portfolio

American Funds Insurance SeriesSM (AFIS) (Class 2):
  AFIS Global Small Capitalization Fund
  AFIS Growth Fund
  AFIS Growth-Income Fund
  AFIS International Fund

Delaware Group Premium Fund (Service Class):
  Delaware Premium Growth & Income Series
  Delaware Premium High Yield Series
  Delaware Premium REIT Series
  Delaware Premium Small Cap Value Series
  Delaware Premium Trend Series
  Delaware Premium U.S. Growth Series

Deutsche Asset Management VIT Funds:
  Deutsche VIT EAFE Equity Index
  Deutsche VIT Equity 500 Index
  Deutsche VIT Small Cap Index

Franklin Templeton Variable Insurance Products Trust (Class 2):
  Franklin Small Cap Fund
  Templeton Growth Securities Fund

Janus Aspen Series (Service Class):
  Aggressive Growth Portfolio
  Balanced Portfolio
  Worldwide Growth Portfolio

Lincoln National:
  Aggressive Growth Fund
  Bond Fund
  Capital Appreciation Fund
  Global Asset Allocation Fund
  International Fund
  Money Market Fund
  Social Awareness Fund

MFS(R) Variable Insurance Trust (Service Class):
  MFS Capital Opportunities Series
  MFS Emerging Growth Series
  MFS Total Return Series
  MFS Utilities Series

Neuberger Berman AMT:
  Mid-Cap Growth Portfolio
  Regency Portfolio

Putnam Variable Insurance Trust (Class IB):
  Growth & Income Fund
  Health Sciences Fund

Variable Insurance Products (Service Class 2):
  Fidelity(R) VIP Contrafund Portfolio
  Fidelity(R) VIP Equity-Income Portfolio
  Fidelity(R) VIP Growth Portfolio
  Fidelity(R) VIP Overseas Portfolio

This Prospectus gives you information about the contracts that you should know before you decide to buy a contract and make purchase payments. You should also review the prospectuses for the funds that are attached, and keep all prospectuses for reference.

Neither the SEC nor any state securities commission has approved this contract or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You can obtain a current Statement of Additional Information (SAI), dated the same date as this Prospectus, about the contracts which has more information. Its terms are made part of this Prospectus. For a free copy, write: Lincoln National Life Insurance Company, P.O. Box 7866, Fort Wayne, Indiana 46801, or call1-888-868-2583. The SAI and other information about Lincoln Life and Ac-count N are also available on the SEC's web site (http://www.sec.gov). There is a table of contents for the SAI on the last page of this Prospectus.

         , 2001

Table of contents


                                             Page
-------------------------------------------------
Special terms                                  3
-------------------------------------------------
Expense tables                                 4
-------------------------------------------------
Summary                                        9
-------------------------------------------------
Condensed financial information               10
-------------------------------------------------
Investment results                            10
-------------------------------------------------
Financial statements                          10
-------------------------------------------------
The Lincoln National Life Insurance Co.       10
-------------------------------------------------
Variable annuity account (VAA)                10
-------------------------------------------------
Investments of the variable annuity account   10
-------------------------------------------------
Charges and other deductions                  14
-------------------------------------------------
The contracts                                 16
-------------------------------------------------
Annuity payouts                               23
-------------------------------------------------



                                                                    Page
------------------------------------------------------------------------
Fixed side of the contract                                           25
------------------------------------------------------------------------
Federal tax matters                                                  26
------------------------------------------------------------------------
Voting rights                                                        30
------------------------------------------------------------------------
Distribution of the contracts                                        30
------------------------------------------------------------------------
Return privilege                                                     30
------------------------------------------------------------------------
State regulation                                                     30
------------------------------------------------------------------------
Records and reports                                                  31
------------------------------------------------------------------------
Other information                                                    31
------------------------------------------------------------------------
Legal proceedings                                                    31
------------------------------------------------------------------------
Statement of additional information table of contents for Variable
Annuity Account N Lincoln ChoicePlus II Advance                      32
------------------------------------------------------------------------

Special terms

(We have italicized the terms that have special meaning throughout this Pro-spectus.)

Account or variable annuity account (VAA) -- The segregated investment ac-count, Account N, into which Lincoln Life sets aside and invests the assets for the variable side of the contract offered in this Prospectus.

Accumulation unit -- A measure used to calculate contract value for the vari-able side of the contract before the annuity commencement date.

Annuitant -- The person on whose life the annuity benefit payments are based and upon whose life a death benefit may be paid.

Annuity commencement date -- The valuation date when funds are withdrawn or converted into annuity units or fixed dollar payout for payment of retirement in-come benefits under the annuity payout option you select.

Annuity payout -- An amount paid at regular intervals after the annuity com-mencement date under one of several options available to the annuitant and/or any other payee. This amount may be paid on a variable or fixed basis, or a combination of both.

Annuity unit -- A measure used to calculate the amount of annuity payouts for the variable side of the contract after the annuity commencement date.

Beneficiary -- The person you choose to receive the death benefit that is paid if you die before the annuity commencement date.

Contractowner (you, your, owner) -- The person who has the ability to exercise the rights within the contract (decides on investment allocations, transfers, payout option, designates the beneficiary, etc.). Usually, but not always, the owner is the annuitant.

Contract value -- At a given time before the annuity commencement date, the total value of all accumulation units for a contract plus the value of the fixed side of the contract.

Contract year -- Each one-year period starting with the effective date of the contract and starting with each contract anniversary after that.

Death benefit -- The amount payable to your designated beneficiary if the owner dies before the annuity commencement date or, if selected, to the owner if the annuitant dies. An Enhanced Guaranteed Minimum Death Benefit, a 5% Step-Up Death Benefit or an Estate Enhancement Benefit Rider may be available.

Earnings -- The excess of contract value over purchase payments and persis-tency credits which have not yet been withdrawn from the contract.

Free amount -- The amount that may be withdrawn each contract year without in-curring a surrender charge.

Income4LifeSM solution -- An income program which combines periodic variable lifetime income payments with the ability to make withdrawals during a defined period.

Lincoln Life (we, us, our) -- The Lincoln National Life Insurance Company.

Persistency credit -- The additional amount credited to the contract after the seventh contract anniversary.

Purchase payments -- Amounts paid into the contract.

Subaccount -- The portion of the VAA that reflects investments in accumulation and annuity units of a class of a particular fund available under the con-tracts. There is a separate subaccount which corresponds to each class of a fund.

Valuation date -- Each day the New York Stock Exchange (NYSE) is open for trading.

Valuation period -- The period starting at the close of trading (currently, 4:00 p.m. New York time) on each day that the NYSE is open for trading (valua-tion date) and ending at the close of such trading on the next valuation date.

Expense tables

Summary of contractowner expenses:

  The maximum surrender charge (contingent deferred sales charge)
  (as a percentage of purchase payments surrendered/withdrawn): 6.0%

The surrender charge percentage is reduced over time. The later the redemption occurs, the lower the surrender charge with respect to that surrender or with-drawal. We may waive this charge in certain situations. See Charges and other deductions--Surrender charge.

Account fee: $35

The account fee will be waived if your contract value is $100,000 or more at the end of any particular contract year.

An interest adjustment may be applied to the amount being withdrawn, surren-dered or transferred (except for dollar cost averaging, portfolio rebalancing, cross-reinvestment and regular income under Income4LifeSM solution for IRAs). See Fixed side of the contract.


--------------------------------------------------------------------------------
Account N annual expenses for Lincoln ChoicePlus II Advance subaccounts:
(as a percentage of average daily net assets):

                            With Estate
                            Enhancement
                            Benefit     With Estate
                            Rider (EEB) Enhancement
                            in          Benefit
                            combination Rider (EEB)               With Enhanced
                            with 5%     Without 5%                Guaranteed
                            Step-Up     Step-Up     With 5%       Minimum
                            Death       Death       Step-Up       Death Benefit
                            Benefit     Benefit     Death Benefit (EGMDB)
Mortality and expense risk
 charge                        1.80%       1.75%        1.70%         1.55%
Administrative charge           .15%        .15%         .15%          .15%
                               -----       -----        -----         -----
Total annual charge for
 each subaccount               1.95%       1.90%        1.85%         1.70%

Annual expenses of the funds for the year ended December 31, 2000:
(as a percentage of each fund's average net assets):


                                                 Management               Other               Total
                                                 Fees (after any          Expenses (after     Expenses (after
                                                 waivers/          12b-1  any waivers/        any waivers/
                                                 reimbursements) + Fees + reimbursements) =   reimbursements)
-------------------------------------------------------------------------------------------------------------
AFIS Global Small Capitalization Fund (class 2)       0.80%        0.25%       0.06%               1.11%
-------------------------------------------------------------------------------------------------------------
AFIS Growth Fund (class 2)                            0.36         0.25        0.02                0.63
-------------------------------------------------------------------------------------------------------------
AFIS Growth-Income Fund (class 2)                     0.34         0.25        0.01                0.60
-------------------------------------------------------------------------------------------------------------
AFIS International Fund (class 2)                     0.54         0.25        0.05                0.84
-------------------------------------------------------------------------------------------------------------
AIM V.I. Growth Fund/1/                               0.61         0.25        0.22                1.08
-------------------------------------------------------------------------------------------------------------
AIM V.I. International Equity Fund/1/                 0.73         0.25        0.29                1.27
-------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund/1/                                0.61         0.25        0.23                1.09
-------------------------------------------------------------------------------------------------------------
Alliance Growth and Income Portfolio (class B)        0.63         0.25        0.06                0.94
-------------------------------------------------------------------------------------------------------------
Alliance Premier Growth Portfolio (class B)           1.00         0.25        0.05                1.30
-------------------------------------------------------------------------------------------------------------
AllianceBernstein Small Cap Value Portfolio                        0.25
  (class B)/2/                                        0.04                     0.91                1.20
-------------------------------------------------------------------------------------------------------------
Alliance Technology Portfolio (class B)/2/            1.00         0.25        0.08                1.33
-------------------------------------------------------------------------------------------------------------
Delaware Premium Growth and Income Series
 (Service class)/3/                                   0.60         0.15        0.04                0.79
-------------------------------------------------------------------------------------------------------------
Delaware Premium High Yield Series (Service
 class)/3/                                            0.65         0.15        0.13                0.93
-------------------------------------------------------------------------------------------------------------
Delaware Premium REIT Series (Service class)/3/       0.54         0.15        0.31                1.00
-------------------------------------------------------------------------------------------------------------
Delaware Premium Small Cap Value Series
 (Service class)/3/                                   0.69         0.15        0.16                1.00
-------------------------------------------------------------------------------------------------------------
Delaware Premium Trend Series (Service                             0.15        0.11                1.00
 class)/3/                                            0.74
-------------------------------------------------------------------------------------------------------------
Delaware Premium U.S. Growth Series (Service
 class)/3/                                            0.65         0.15        0.09                0.89
-------------------------------------------------------------------------------------------------------------

                                                 Management               Other               Total
                                                 Fees (after any          Expenses (after     Expenses (after
                                                 waivers/          12b-1  any waivers/        any waivers/
                                                 reimbursements) + Fees + reimbursements) =   reimbursements)
-------------------------------------------------------------------------------------------------------------
Deutsche VIT EAFE Equity Index                        0.45%        N/A         0.20%               0.65%
-------------------------------------------------------------------------------------------------------------
Deutsche VIT Equity 500 Index/4/                      0.20         N/A         0.10                0.30
-------------------------------------------------------------------------------------------------------------
Deutsche VIT Small Cap Index                          0.35         N/A         0.10                0.45
-------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund Portfolio                  0.57         0.25%       0.10                0.92
  (Service class 2)/5/
-------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Equity-Income Portfolio               0.48         0.25        0.10                0.83
  (Service class 2)/5/
-------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio (Service class       0.57         0.25        0.09                0.91
  2)/5/
-------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Overseas Portfolio (Service           0.72         0.25        0.18                1.15
  class 2)/5/
-------------------------------------------------------------------------------------------------------------
Franklin Small Cap Fund (class 2)/6/, /7/             0.49         0.25        0.28                1.02
-------------------------------------------------------------------------------------------------------------
Janus AS Aggressive Growth Portfolio (Service         0.65         0.25        0.02                0.92
  Class)
-------------------------------------------------------------------------------------------------------------
Janus AS Balanced Portfolio (Service Class)           0.65         0.25        0.02                0.92
-------------------------------------------------------------------------------------------------------------
Janus AS Worldwide Growth Portfolio (Service          0.65         0.25        0.02                0.92
  Class)
-------------------------------------------------------------------------------------------------------------
Lincoln National Aggressive Growth Fund               0.70         N/A         0.08                0.78
-------------------------------------------------------------------------------------------------------------
Lincoln National Bond Fund                            0.45         N/A         0.09                0.54
-------------------------------------------------------------------------------------------------------------
Lincoln National Capital Appreciation Fund            0.71         N/A         0.05                0.76
-------------------------------------------------------------------------------------------------------------
Lincoln National Global Asset Allocation Fund         0.72         N/A         0.22                0.94
-------------------------------------------------------------------------------------------------------------
Lincoln National International Fund                   0.80         N/A         0.16                0.96
-------------------------------------------------------------------------------------------------------------
Lincoln National Money Market Fund                    0.48         N/A         0.10                0.58
-------------------------------------------------------------------------------------------------------------
Lincoln National Social Awareness Fund                0.33         N/A         0.05                0.38
-------------------------------------------------------------------------------------------------------------
MFS(R) Variable Trust Capital Opportunities           0.75         0.20        0.16                1.11
  Series (Service class)/9/, /10/
-------------------------------------------------------------------------------------------------------------
MFS(R) Variable Trust Emerging Growth Series          0.75         0.20        0.10                1.05
  (Service class)/9/
-------------------------------------------------------------------------------------------------------------
MFS(R) Variable Trust Total Return Series             0.75         0.20        0.15                1.10
  (Service class)/9/
-------------------------------------------------------------------------------------------------------------
MFS(R) Variable Trust Utilities Series (Service       0.75         0.20        0.16                1.11
  class)/9/
-------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Mid-Cap Growth Portfolio         0.84         N/A         0.14                0.98
-------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Regency Portfolio                0.85         N/A         0.25                1.10
-------------------------------------------------------------------------------------------------------------
Putnam VT Growth & Income Fund (Class IB)             0.46         0.25        0.04                0.75
-------------------------------------------------------------------------------------------------------------
Putnam VT Health Sciences Fund (Class IB)             0.70         0.25        0.09                1.04
-------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund (class 2)/6/,        0.81         0.25        0.06                1.12
  /8/
-------------------------------------------------------------------------------------------------------------


1) As these funds had not commenced operations by December 31, 2000, the ex-penses are annualized estimates.


2) For the period January 1, 2000 through April 30, 2000, the adviser waived and/or reimbursed certain expenses of the Technology Portfolio. This waiver/reimbursement is no longer in effect. With the waiver/reimbursement the Management Fees, 12b-1 Fees, Other Expenses and Total Expenses of the Technology Portfolio were 0.99%, 0.25%, 0.07%, and 1.31%, respectively. The adviser has voluntarily agreed to waive and/or reimburse certain expenses of the Small Cap Value Portfolio. Without the waiver/reimbursement, the Manage-ment Fees, 12b-1 Fees, Other Expenses and Total Expenses for the Small Cap Value Portfolio would be 1.00%, 0.25%, 0.91% and 2.16%.


3) Effective May 1, 2001 through October 31, 2001 Delaware Management Company ("DMC") has voluntarily agreed to waive its management fee and reimburse the Series for expenses (excluding any taxes, interest, brokerage fees, extraor-dinary expenses and 12b-1 fees) to the extent that total expenses will not exceed 0.75% for U.S. Growth; 0.80% for Growth and Income, High Yield; 0.85% for REIT, Small Cap Value, Trend. Without such an arrangement, the total op-erating expenses would have been 1.06% for Small Cap Value; 1.21% for REIT. DMC voluntarily elected to cap its management fee for the Growth and Income Series at 0.60% indefinitely. Through arrangements with certain funds' cus-todian, credits realized as a result of uninvested cash balances were used to reduce a portion of each applicable fund's expenses. The Service Class shares are subject to an annual 12b-1 fee of not more than 0.30% (currently set at 0.15%).


4) Under the advisory Agreement with Deutsche Asset Management, Inc. (The "Ad-visor"), the fund will pay an advisory fee at an annual percentage of 0.20% of the average daily net assets of the Equity 500 Index Fund. These fees are accrued daily and paid monthly. The Advisor has voluntarily undertaken to waive its fee and to reimburse the fund for certain expenses so that the fund's total operating expenses will not exceed 0.30% of average daily net assets. Without the reimbursement to the Fund for the year ended 12/31/00 total expenses would have been 0.34% for the Equity 500 Index Fund.


5) Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's ex-penses, and/or because through arrangements with the fund's custodian, cred-its realized as a result of uninvested cash balances were used to reduce a portion of the fund's custodian expenses. See the accompanying fund prospec-tus for details.

6) The Fund's class 2-distribution plan or "rule 12b-1 plan" is described in the Fund's prospectus.


7) Total annual Fund operating expenses differ from the ratio of expenses to average net assets shown in the Financial Highlights table included in the Fund's Annual Report to Shareholders for the fiscal year ended December 31, 2000 because they have been restated due to a new management agreement ef-fective May 1, 2000. The manager has agreed in advance to reduce its fee to reflect reduced services resulting from the Fund's investment in a Franklin Templeton money fund. This reduction is required by the Fund's Board of Trustees and an order of the Securities and Exchange Commission.


8) The Fund administration fee is paid indirectly through the management fee.


9) Each series has adopted a distribution plan under Rule 12b-1 that permits it to pay marketing and other fees to support the sale and distribution of service class shares (these fees are referred to as distribution fees). Each series has an expense offset arrangement that reduces the series' custodian fee based upon the amount of cash maintained by the series with its custo-dian and dividend disbursing agent. The series may enter into other similar arrangements and directed brokerage arrangements, which would also have the effect reducing the series' expenses. "Other Expenses" do not take into ac-count these expense reductions, and are therefore higher than the actual ex-penses of the series. Had these fee reductions been taken into account, "Net Expenses" would be lower, and for service class shares would be estimated to be: 1.04% for Emerging Growth Series; 1.09% for Total Return Series; and 1.10% for Capital Opportunities and Utilities Series.


10) MFS has contractually agreed, subject to reimbursement, to bear the series' expenses such that "Other Expenses" (after taking into account the expense offset arrangement described above) do not exceed 0.15% annually. These contractual fee arrangements will continue until at least May 1, 2002, un-less changed with the consent of the board of trustees which oversees the series.

Examples
(expenses of the subaccounts and of the funds):
If you surrender your contract at the end of the time period shown, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                                                1 year 3 years 5 years 10 years
-------------------------------------------------------------------------------
AFIS Global Small Cap (Class 2)                  $91    $135    $162     $340
-------------------------------------------------------------------------------
AFIS Growth (Class 2)                             86     121     139      294
-------------------------------------------------------------------------------
AFIS Growth-Income (Class 2)                      86     120     137      292
-------------------------------------------------------------------------------
AFIS International (Class 2)                      89     127     149      315
-------------------------------------------------------------------------------
AIM V.I. Growth (Series II)                       88     127     148      314
-------------------------------------------------------------------------------
AIM V.I. International Equity (Series II)         90     133     158      332
-------------------------------------------------------------------------------
AIM V.I. Value (Series II)                        89     127     149      315
-------------------------------------------------------------------------------
Alliance Growth and Income (Class B)              90     130     154      324
-------------------------------------------------------------------------------
Alliance Premier Growth (Class B)                 93     141     171      358
-------------------------------------------------------------------------------
AllianceBernstein Small Cap Value (Class B)       92     138     166      349
-------------------------------------------------------------------------------
Alliance Technology (Class B)                     93     142     173      360
-------------------------------------------------------------------------------
Delaware Growth and Income (Service Class)        88     126     146      310
-------------------------------------------------------------------------------
Delaware High Yield (Service Class)               89     130     153      323
-------------------------------------------------------------------------------
Delaware REIT (Service Class)                     90     132     157      330
-------------------------------------------------------------------------------
Delaware Small Cap Value (Service Class)          90     132     157      330
-------------------------------------------------------------------------------
Delaware Trend (Service Class)                    90     132     157      330
-------------------------------------------------------------------------------
Delaware U.S. Growth (Service Class)              89     129     151      320
-------------------------------------------------------------------------------
Deutsche VIT EAFE Equity Index                    87     122     140      296
-------------------------------------------------------------------------------
Deutsche VIT Equity 500 Index                     83     111     122      262
-------------------------------------------------------------------------------
Deutsche VIT Small Cap Index                      85     116     130      440
-------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund (Service Class 2)      89     130     153      322
-------------------------------------------------------------------------------
Fidelity(R) VIP Equity-Income (Service Class
 2)                                               88     127     148      314
-------------------------------------------------------------------------------
Fidelity(R) VIP Growth (Service Class 2)          89     129     152      321
-------------------------------------------------------------------------------
Fidelity(R) VIP Overseas (Service Class 2)        92     137     164      344
-------------------------------------------------------------------------------
Franklin Small Cap (Class 2)                      89     130     153      322
-------------------------------------------------------------------------------
Janus AS Aggressive Growth Portfolio              89     130     153      322
-------------------------------------------------------------------------------
Janus AS Balanced Portfolio                       89     130     154      322
-------------------------------------------------------------------------------
Janus AS Worldwide Growth Portfolio               90     131     154      325
-------------------------------------------------------------------------------
Lincoln National Aggressive Growth                88     126     146      309
-------------------------------------------------------------------------------
Lincoln National Bond                             86     118     134      286
-------------------------------------------------------------------------------
Lincoln National Capital Appreciation             88     125     145      307
-------------------------------------------------------------------------------
Lincoln National Global Asset Allocation          90     130     154      324
-------------------------------------------------------------------------------
Lincoln National International                    90     131     155      326
-------------------------------------------------------------------------------
Lincoln National Money Market                     86     120     136      290
-------------------------------------------------------------------------------
Lincoln National Social Awareness                 84     114     126      270
-------------------------------------------------------------------------------
MFS(R) Variable Trust Capital Opportunities
 (Service Class)                                  91     135     162      340
-------------------------------------------------------------------------------
MFS(R) Variable Trust Emerging Growth (Service
 Class)                                           91     134     159      335
-------------------------------------------------------------------------------
MFS(R) Variable Trust Total Return (Service
 Class)                                           91     135     162      339
-------------------------------------------------------------------------------
MFS(R) Variable Trust Utilities (Service
 Class)                                           91     135     162      340
-------------------------------------------------------------------------------
Neuberger Berman AMT Mid-Cap Growth               90     132     156      328
-------------------------------------------------------------------------------
Neuberger Berman AMT Regency                      91     135     162      339
-------------------------------------------------------------------------------
Putnam VT Growth and Income                       88     125     144      306
-------------------------------------------------------------------------------
Putnam VT Health Sciences                         91     133     159      334
-------------------------------------------------------------------------------
Templeton Growth Securities (Class 2)             91     136     163      341
-------------------------------------------------------------------------------

If you do not surrender your contract, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:


                                                1 year 3 years 5 years 10 years
-------------------------------------------------------------------------------
AFIS Global Small Capitalization (Class 2)       $31     $95    $162     $340
-------------------------------------------------------------------------------
AFIS Growth (Class 2)                             26      81     139      294
-------------------------------------------------------------------------------
AFIS Growth-Income (Class 2)                      26      80     137      292
-------------------------------------------------------------------------------
AFIS International (Class 2)                      29      87     149      315
-------------------------------------------------------------------------------
AIM V.I. Growth (Series II)                       28      87     148      314
-------------------------------------------------------------------------------
AIM V.I. International Equity (Series II)         30      93     158      332
-------------------------------------------------------------------------------
AIM V.I. Value (Series II)                        29      87     149      315
-------------------------------------------------------------------------------
Alliance Growth and Income (Class B)              30      90     154      324
-------------------------------------------------------------------------------
Alliance Premier Growth (Class B)                 33     101     171      358
-------------------------------------------------------------------------------
Alliance Small Cap Value (Class B)                32      98     166      349
-------------------------------------------------------------------------------
Alliance Technology (Class B)                     33     102     173      360
-------------------------------------------------------------------------------
Delaware Premium Growth and Income (Service
 Class)                                           28      86     146      310
-------------------------------------------------------------------------------
Delaware Premium High Yield (Service Class)       29      90     153      323
-------------------------------------------------------------------------------
Delaware Premium REIT (Service Class)             30      92     157      330
-------------------------------------------------------------------------------
Delaware Premium Small Cap Value (Service
 Class)                                           30      92     157      330
-------------------------------------------------------------------------------
Delaware Premium Trend (Service Class)            30      92     157      330
-------------------------------------------------------------------------------
Delaware Premium U.S. Growth (Service Class)      29      89     151      320
-------------------------------------------------------------------------------
Deutsche VIT EAFE Equity Index                    27      82     140      296
-------------------------------------------------------------------------------
Deutsche VIT Equity 500 Index                     23      71     122      262
-------------------------------------------------------------------------------
Deutsche VIT Small Cap Index                      25      76     130      440
-------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund (Service Class 2)      29      90     153      322
-------------------------------------------------------------------------------
Fidelity(R) VIP Equity-Income (Service Class
 2)                                               28      87     148      314
-------------------------------------------------------------------------------
Fidelity(R) VIP Growth (Service Class 2)          29      89     152      321
-------------------------------------------------------------------------------
Fidelity(R) VIP Overseas (Service Class 2)        32      97     164      344
-------------------------------------------------------------------------------
Franklin Small Cap Fund                           29      90     153      322
-------------------------------------------------------------------------------
Janus AS Aggressive Growth Portfolio (Service
 Class)                                           29      90     153      322
-------------------------------------------------------------------------------
Janus AS Balanced Portfolio (Service Class)       29      90     153      322
-------------------------------------------------------------------------------
Janus AS Worldwide Growth Portfolio (Service
 Class)                                           30      91     154      325
-------------------------------------------------------------------------------
Lincoln National Aggressive Growth                28      86     146      309
-------------------------------------------------------------------------------
Lincoln National Bond                             26      78     134      286
-------------------------------------------------------------------------------
Lincoln National Capital Appreciation             28      85     145      307
-------------------------------------------------------------------------------
Lincoln National Global Asset Allocation          30      90     154      324
-------------------------------------------------------------------------------
Lincoln National International                    30      91     155      326
-------------------------------------------------------------------------------
Lincoln National Money Market                     26      80     136      290
-------------------------------------------------------------------------------
Lincoln National Social Awareness                 24      74     126      270
-------------------------------------------------------------------------------
MFS(R) Variable Trust Capital Opportunities
 (Service Class)                                  31      95     162      340
-------------------------------------------------------------------------------
MFS(R) Variable Trust Emerging Growth (Service
 Class)                                           31      94     159      335
-------------------------------------------------------------------------------
MFS(R) Variable Trust Total Return (Service
 Class)                                           31      95     162      339
-------------------------------------------------------------------------------
MFS(R) Variable Trust Utilities (Service
 Class)                                           31      95     162      340
-------------------------------------------------------------------------------
Neuberger Berman AMT Mid-Cap Growth               30      92     156      328
-------------------------------------------------------------------------------
Neuberger Berman AMT Regency                      31      95     162      339
-------------------------------------------------------------------------------
Putnam VT Growth & Income (Class IB)              28      85     144      306
-------------------------------------------------------------------------------
Putnam VT Health Sciences (Class IB)              31      93     159      334
-------------------------------------------------------------------------------
Templeton Growth Securities                       31      96     163      341
-------------------------------------------------------------------------------


The Expense Tables reflect expenses of the VAA as well as expenses of the funds. We provide these examples to help you understand the direct and indirect costs and expenses of the contract. These examples assume that the EEB with 5% Step-Up death benefit is in effect. These examples assume that fee waivers/reimbursements will continue for the length of time shown in the exam-ple. For more information, see Charges and other deductions in this Prospectus, and the prospectuses for the funds. Premium taxes may also apply, although they do not appear in the examples. Different fees and expenses not reflected in the examples may be imposed during a period in which regular income or annuity payouts are made. See The contracts--Income4LifeSM solution for IRA contracts and Annuity payouts--including Income4LifeSM solution (Non-Qualified annuity contracts only). These examples should not be considered a representation of past or future expenses. Actual expenses may be more or less than those shown.

Summary

What kind of contract am I buying? It is an individual variable and/or inter-est adjusted annuity contract between you and Lincoln Life. This Prospectus describes the variable side of the contract. See The contracts. Certain bene-fits, features, and charges may vary in certain states. You should refer to your contract for any state-specific provisions.

What is the variable annuity account (VAA)? It is a separate account we estab-lished under Indiana insurance law, and registered with the SEC as a unit in-vestment trust. VAA assets are allocated to one or more subaccounts, according to your investment choices. VAA assets are not chargeable with liabilities arising out of any other business which Lincoln Life may conduct. See Variable annuity account.

What are my investment choices? Based upon your instruction for purchase pay-ments, the VAA applies your purchase payments to buy shares in one or more of the investment options. See Investments of the variable annuity account--De-scription of the funds.

Who invests my money? Several different investment advisers manage the invest-ment options. See Investments of the variable annuity account--Investment ad-visers.

How does the contract work? If we approve your application, we will send you a contract. When you make purchase payments during the accumulation phase, you buy accumulation units. If you decide to receive retirement income payments, your accumulation units are converted to annuity units. Your retirement income payments will be based on the number of annuity units you received and the value of each annuity unit on payout days. See The contracts.

What charges do I pay under the contract? If you withdraw purchase payments, you pay a surrender charge from 0% to 6.0% of the surrendered or withdrawn purchase payment, depending upon how long those payments have been invested in the contract. We may waive surrender charges in certain situations. See Charges and other deductions--Surrender charge.

We will deduct any applicable premium tax from purchase payments or contract value at the time the tax is incurred or at another time we choose.

We charge an account fee of $35 on any contract anniversary if the contract value is less than $100,000.

We apply a charge to the daily net asset value of the VAA. There is an admin-istrative charge of 0.15% plus a mortality and expense risk charge of 1.55% for the EGMDB, 1.70% for the 5% step-up death benefit, 1.75% for the EEB Rider (without 5% step-up), and 1.80% for the EEB Rider (in combination with 5% step-up). See Charges and other deductions.

The funds' investment management fees, expenses and expense limitations, if applicable, are more fully described in the prospectuses for the funds.

Charges may also be imposed during the regular income or annuity payout peri-od. See The contracts and Annuity payouts.

For more information about the compensation we pay for sales of contracts. See The contracts--Commissions.


What purchase payments do I make, and how often? Subject to the minimum and maximum payment amounts, your payments are completely flexible. See The con-tracts--Purchase payments.

What is a persistency credit? A persistency credit of 0.075% of contract value less purchase payments that have been in the contract less than seven years will be credited on a quarterly basis after the seventh anniversary. See The contracts--Persistency credits.


How will my annuity payouts be calculated? If you decide to annuitize, you may select an annuity option and start receiving annuity payouts from your con-tract as a fixed option or variable option or a combination of both. See Annu-ity payouts--Annuity options. Remember that participants in the VAA benefit from any gain, and take a risk of any loss, in the value of the securities in the funds' portfolios.

What happens if I die before I annuitize? Your beneficiary will receive either the enhanced death benefit, the 5% Step-Up death benefit, or the EEB Rider, depending on which death benefit is in effect at the time of your death. Your beneficiary has options as to how the death benefit is paid. In the alterna-tive, you may choose to receive a death benefit on the death of the annuitant. See The contracts--Death benefit and Income4LifeSM solution (IRA).

May I transfer contract value between variable options and between the fixed side of the contract? Yes, with certain limits. See The contracts--Transfers between subaccounts on or before the annuity commencement date, Transfer after the annuity commencement date and Transfers to and from a fixed account on or before the annuity commencement date.

May I surrender the contract or make a withdrawal? Yes, subject to contract requirements and to the restrictions of any qualified retirement plan for which the contract was purchased. See The contracts--Surrenders and with-drawals. If you surrender the contract or make a withdrawal, certain charges may apply. See Charges and other deductions. A portion of surrender/withdrawal proceeds may be taxable. In addition, if you decide to take a distribution be-fore age 59 1/2, a 10% Internal Revenue Service (IRS) tax penalty may apply. A surrender or a withdrawal also may be subject to 20% withholding. See Federal tax matters.

Do I get a free look at this contract? Yes. You can cancel the contract within ten days (in some states long-

er) of the date you first receive the contract. You need to return the con-tract, postage prepaid, to our home office. In most states you assume the risk of any market drop on purchase payments you allocate to the variable side of the contract. See Return privilege.

Condensed financial information

Because the subaccounts which are available under the contracts did not begin operation before the date of this Prospectus, financial information for the subaccounts is not included in this Prospectus or in the SAI.

Investment results

At times, the VAA may compare its investment results to various unmanaged in-dices or other variable annuities in reports to shareholders, sales literature and advertisements. The results will be calculated on a total return basis for various periods, with or without contingent deferred sales charges. Total re-turns include the reinvestment of all distributions, which are reflected in changes in unit value. The money market subaccount's yield is based upon in-vestment performance over a 7-day period, which is then annualized.

The money market yield figure and annual performance of the subaccounts are based on past performance and do not indicate or represent future performance. See the SAI for further information.

Financial statements

The financial statements of the VAA and the statutory-basis financial state-ments of Lincoln Life are located in the SAI. If you would like a free copy of the SAI, complete and mail the enclosed card, or call 1-888-868-2583.

The Lincoln National Life Insurance Co.

The Lincoln National Life Insurance Company (Lincoln Life), organized in 1905, is an Indiana stock insurance corporation, engaged primarily in the direct is-suance of life insurance contracts and annuities, and is also a professional reinsurer. Lincoln Life is wholly owned by Lincoln National Corp. (LNC), a publicly held insurance and financial services holding company domiciled in Indiana.

As of the date of this Prospectus, LNC is a party to an agreement for the sale of its life reinsurance business to Swiss Re Life & Health America Inc. (Swiss
Re). This sale will include the indemnity reinsurance by Swiss Re of a block of reinsurance business written on Lincoln Life paper. The transaction also includes a sale by Lincoln Life to Swiss Re of four wholly-owned subsidiaries:
Lincoln National Reassurance Company and Lincoln National Health & Casualty Insurance Company, Indiana insurance companies, Special Pooled Risk Adminis-trators, Inc. a New Jersey company, and Lincoln Re S.A., an Argentinean corpo-ration. The sale should be completed by December 31, 2001.


Variable annuity account (VAA)

On November 3, 1997, the VAA was established as an insurance company separate account under Indiana law. It is registered with the SEC as a unit investment trust under the provisions of the Investment Company Act of 1940 (1940 Act). The SEC does not supervise the VAA or Lincoln Life. The VAA is a segregated investment account, meaning that its assets may not be charged with liabili-ties resulting from any other business that we may conduct. Income, gains and losses, whether realized or not, from assets allocated to the VAA are, in ac-cordance with the applicable annuity contracts, credited to or charged against the VAA. They are credited or charged without regard to any other income, gains or losses of Lincoln Life. Lincoln Life is the issuer of the contracts and the obligations set forth in the contract, other than those of the con-tract owner, are Lincoln Life's. The VAA satisfies the definition of a sepa-rate account under the federal securities laws. We do not guarantee the in-vestment performance of the VAA. Any investment gain or loss depends on the investment performance of the funds. You assume the full investment risk for all amounts placed in the VAA.


The VAA is used to support other annuity contracts offered by Lincoln Life in addition to the contracts described in this Prospectus. The other annuity con-tracts supported by the VAA generally invest in the same funds as the con-tracts described in this Prospectus. These other annuity contracts may have different charges that could affect performance of the subaccount.

Investments of the variable annuity account

You decide the subaccount(s) to which you allocate purchase payments. There is a separate subaccount which corresponds to each class of each fund. You may change your allocation without penalty or charges. Shares of the funds will be sold at net asset value with no initial sales charge to the VAA in order to fund the contracts. The funds are required to redeem fund shares at net asset value upon our request. We reserve the right to add, delete or substitute funds.

Investment advisers
The investment advisers of the funds are:

AIM Variable Insurance Funds, Inc. ("AIM V.I. Funds"), managed by A I M Advi-sors, Inc.

Alliance Variable Products Series Fund managed by Alliance Capital Management, L.P.

American Funds Insurance Series, managed by Capital Research and Management Company.

Delaware Group Premium Fund Inc. ("Delaware Group"), managed by Delaware Man-agement Company.

Deutsche Asset Management VIT Funds, managed by Deutsche Asset Management,
Inc.

Franklin Templeton Variable Insurance Products Trust--Franklin Small Cap is managed by Franklin Advisers, Inc.; Templeton Growth Securities is managed by Templeton Global Advisors Limited.

Janus Aspen Series, managed by Janus Capital.

Lincoln National Funds managed by Delaware Lincoln Investment Advisers ("DLIA"). The Social Awareness Fund is managed by Vantage Investment Advisers.

MFS--Variable Insurance Trust ("MFS Variable Trust"), managed by Massachusetts Financial Services Company.

Neuberger Berman Advisers Management Trust (Neuberger Berman AMT), managed by Neuberger Berman Management, Inc.

Putnam Variable Trust (Putnam VT), managed by Putnam Investment Management,
L.L.C.

Variable Insurance Products ("Fidelity(R) VIP"), managed by Fidelity Manage-ment & Research Company.

As compensation for their services to the fund, the investment advisers re-ceive a fee from the fund, which is accrued daily and paid monthly. This fee is based on the net assets of each fund, as defined under the Purchase and Re-demption of Shares, in the prospectus for the fund.

With respect to a fund, the adviser and/or distributor, or an affiliate there-of, may compensate Lincoln Life (or an affiliate) for administrative, distri-bution, or other services. We also may receive 12b-1 fees from funds. Some funds may compensate us more than other funds. It is anticipated that such compensation will be based on assets of the particular fund attributable to the contracts along with certain other variable contracts issued or adminis-tered by Lincoln Life (or an affiliate). As of the date of this Prospectus, we were receiving compensation from each fund company.


The funds' shares are issued and redeemed only in connection with variable an-nuity contracts and variable life insurance policies (mixed funding) issued through separate accounts of Lincoln Life and other life insurance companies (shared funding). The funds do not foresee any disadvantage to contractowners arising out of mixed or shared funding. Nevertheless, the funds' Boards intend to monitor events in order to identify any material irreconcilable conflicts which may possibly arise and to determine what action, if any, should be taken in response thereto. If such a conflict were to occur, one of the separate ac-counts might withdraw its investment in a fund. This might force a fund to sell portfolio securities at disadvantageous prices.

Description of the funds
Each of the subaccounts of the VAA is invested solely in shares of one of the funds available under the contract. Each fund may be subject to certain in-vestment policies and restrictions which may not be changed without a majority vote of shareholders of that fund.

Certain funds offered as part of this contract have similar investment objec-tives and policies to other portfolios managed by the adviser. The investment results of the funds, however, may be higher or lower than the other portfo-lios that are managed by the adviser or sub-adviser. There can be no assur-ance, and no representation is made, that the investment results of any of the funds will be comparable to the investment results of any other portfolio man-aged by the adviser or sub-adviser.

Following are brief summaries of the investment objectives and policies of the funds. Each fund is subject to certain investment policies and restrictions which may not be changed without a majority vote of shareholders of that fund. More detailed information may be obtained from the current prospectus for the fund which is included in this booklet. Please be advised that there is no as-surance that any of the funds will achieve their stated objectives.

AFIS Global Small Capitalization Fund: Seeks to make your investment grow over time by investing primarily in stocks of smaller companies located around the world that typically have market capitalizations of $50 million to $1.5 bil-lion. The fund is designed for investors seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.

AFIS Growth Fund: Seeks to make your investment grow by investing primarily in common stocks of companies that appear to offer superior opportunities for growth of capital. The fund is designed for investors seeking capital appreci-ation through stocks. Investors in the fund should have a long-term perspec-tive and be able to tolerate potentially wide price fluctuations.

AFIS Growth-Income Fund: Seeks to make your investment grow and provide you with income over time by investing primarily in common stocks or other securi-ties which demonstrate the potential for appreciation and/or dividends. The fund is designed for investors seeking both capital appreciation and income.

AFIS International Fund: Seeks to make your investment grow over time by in-vesting primarily in common stocks of companies located outside the United States. The fund is designed for investors seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.

AIM V.I. Growth Fund: Seeks growth of capital primarily by investing in sea-soned and better capitalized companies considered to have strong earnings mo-mentum. Focus on companies that have experienced above-average growth in earn-ings and have excellent prospects for future growth.

AIM V.I. International Equity Fund: Seeks to provide long-term growth of capi-tal.

AIM V.I. Value Fund: Seeks to achieve long-term growth of capital. Income is a secondary objective.

Alliance Growth and Income Portfolio: Seeks reasonable current income and rea-sonable appreciation through investments primarily in dividend-paying common stocks of good quality. The portfolio also may invest in fixed-income securi-ties and convertible securities.

Alliance Premier Growth Portfolio: Seeks long-term growth of capital by pursu-ing aggressive investment policies. The portfolio invests predominantly in the equity securities of a limited number of large, carefully selected, high-qual-ity U.S. companies that are judged likely to achieve superior earnings growth.

AllianceBernstein Small Cap Value Portfolio: Seeks long-term growth of capital by investing primarily in a diversified portfolio of equity securities of com-panies with relatively small market capitalization.

Alliance Technology Portfolio: Seeks to emphasizes growth of capital and in-vests for capital appreciation. Current income is only an incidental consider-ation. The portfolio may seek income by writing listed call options. The port-folio invests primarily in securities of companies expected to benefit from technological advances and improvements (i.e., companies that use technology extensively in the development of new or improved products or processes).

Delaware Premium Growth and Income Series: Seeks capital appreciation with current income as a secondary objective.

Delaware Premium High Yield Series: Seeks total return and, as a secondary ob-jective, high current income. The series invests in primarily high-yield cor-porate bonds commonly known as junk bonds. An investment in this series may involve greater risks than an investment in a portfolio comprised primarily of investment-grade bonds.

Delaware Premium REIT Series: Seeks to achieve maximum long-term total return with capital appreciation as a secondary objective by investing primarily in the securities of companies primarily engaged in the real estate industry.

Delaware Premium Small Cap Value Series: Seeks capital appreciation by invest-ing primarily in stocks of small cap companies whose market values appear low relative to underlying value or future earnings and growth potential.

Delaware Premium Trend Series: Seeks long-term capital appreciation by invest-ing primarily in stocks of small companies and convertible securities of emerging and other growth-oriented companies.

Delaware Premium U.S. Growth: Seeks to maximize capital appreciation by in-vesting in stock of companies of all sizes. Investment management looks for stocks with low dividend yields, strong balance sheets, and high expected earnings growth rates as compared to other companies in the same industry.

Deutsche VIT EAFE Equity Index: Seeks to replicate as closely as possible, be-fore expenses, the total return of the Morgan Stanley Capital International
(MSCI) EAFE(R) Index (EAFE(R) Index) which emphasizes stocks of companies in major markets in Europe, Australia and the Far East.

Deutsche VIT Equity 500 Index: Seeks to match the performance of the stock market as represented by Standard & Poor's 500 Index, before fund expenses.

Deutsche VIT Small Cap Index: The Fund seeks to match, as closely as possible, before expenses, the performance of the Russell 2000 Small Stock Index (the Russell 2000 Index), which emphasizes stocks of small US companies.

Fidelity(R) VIP Contrafund Portfolio: Seeks long-term capital appreciation by investing primarily in securities of companies whose value the adviser be-lieves is not fully recognized by the public.

Fidelity(R) VIP Equity-Income Portfolio: Seeks reasonable income by investing primarily in income-producing equity securities, with some potential for capi-tal appreciation, seeking a yield that exceeds the composite yield on the se-curities comprising the Standard and Poor's 500 Index (S&P 500).

Fidelity(R) VIP Growth Portfolio: Seeks long-term capital appreciation. The portfolio normally purchases common stocks.

Fidelity(R) VIP Overseas Portfolio: Seeks long-term growth of capital by in-vesting primarily in foreign securities.

Franklin Small Cap Fund: Seeks long-term capital growth. Invests primarily in equity securities of U.S. small cap companies. Small cap companies are gener-ally those with market cap values of less than $1.5 billion at time of pur-chase.

Janus AS Aggressive Growth Portfolio: Seeks long-term growth of capital. Pur-sues objective in common stocks
12
selected for their growth potential and normally invests at least 50% of its equity assets in medium sized companies.

Janus AS Balanced Portfolio: Seeks long-term growth of capital, consistent with the preservation of capital and balanced by current income. The portfolio normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primar-ily for their income potential.

Janus AS Worldwide Growth Portfolio: Seeks long-term growth of capital in a manner consistent with the preservation of capital. Pursues objective by in-vesting primarily in common stocks of companies of any size throughout the world. The Portfolio normally invests in issuers from at least 5 different countries, including the U.S. The Portfolio may at times invest in fewer than five countries or even a single country.

Lincoln National Aggressive Growth Fund: Seeks to maximize capital apprecia-tion. The fund invests in stocks of small, lesser known companies which have a chance to grow significantly in a short time.

Lincoln National Bond Fund: Seeks maximum current income consistent with pru-dent investment strategy. The fund invests primarily in medium- and long-term corporate and government bonds.

Lincoln Capital Appreciation Fund: Seeks long-term growth of capital in a man-ner consistent with preservation of capital. The fund primarily buys stocks in a large number of companies of all sizes if the companies are competing well and if their products or services are in high demand. It may also buy some money market securities and bonds, including junk bonds.

Lincoln National Global Asset Allocation Fund: Seeks long-term return consis-tent with preservation of capital. The fund allocates its assets among several categories of equity and fixed-income securities, both of U.S. and foreign is-suers.

Lincoln National International Fund: Seeks long-term capital appreciation. The fund trades in securities outside the United States--mostly stocks, with an occasional bond or money market security.

Lincoln National Money Market Fund: Seeks maximum current income consistent with the preservation of capital. The fund invests in high quality short-term obligations issued by U.S. corporations; the U.S. Government; and federally chartered banks and U.S. branches of foreign banks.

Lincoln National Social Awareness Fund: Seeks long-term capital appreciation. The fund buys stocks of established companies which adhere to certain specific social criteria.

MFS(R) Variable Trust Capital Opportunities Series: Seeks capital apprecia-tion.

MFS(R) Variable Trust Emerging Growth Series: Seeks to provide long-term growth by investing primarily in the common stocks of companies the managers believe are in the early stages of their life cycle but which have the poten-tial to become major enterprises.

MFS(R) Variable Trust Total Return Series: Seeks to provide above-average in-come consistent with the prudent employment of capital and to provide a rea-sonable opportunity for capital growth and income. The fund invests in a broad range of securities, including short-term obligations, and may be diversified not only by company and industry, but also by security type.

MFS(R) Variable Trust Utilities Series: Seeks capital growth and current in-come by investing the majority of its assets in equity and debt securities of both domestic and foreign companies in the utilities industry.

Neuberger Berman AMT Mid-Cap Growth Portfolio: Seeks capital appreciation by investing primarily in common stocks of medium-capitalization companies, using a growth-oriented investment approach.

Neuberger Berman AMT Regency Portfolio: Seeks growth of capital by investing primarily in common stocks of mid-capitalization companies. The Portfolio seeks to reduce risk by diversifying among different companies and industries.

Putnam VT Growth & Income Fund: Seeks capital growth and current income.

Putnam VT Health Sciences Fund: Seeks capital appreciation by investing pri-marily in common stocks of the companies in the health sciences industry.

Templeton Growth Securities Fund: Seeks long-term capital growth. Invests pri-marily in equity securities of companies in various nations throughout the world, including the U.S. and emerging markets.

Fund shares
We will purchase shares of the funds at net asset value and direct them to the appropriate subaccounts of the VAA. We will redeem sufficient shares of the appropriate funds to pay annuity payouts, death benefits, surrender/withdrawal proceeds or for other purposes described in the contract. If you want to transfer all or part of your investment from one subaccount to another, we may redeem shares held in the first and purchase shares of the other. Redeemed shares are retired, but they may be reissued later.

Shares of the funds are not sold directly to the general public. They are sold to Lincoln Life, and may be sold to other insurance companies, for investment of the assets of the subaccounts established by those insurance companies to fund variable annuity and variable life insurance contracts.

Reinvestment of dividends and capital gain distributions
All dividends and capital gain distributions of the funds are automatically reinvested in shares of the distributing funds at their net asset value on the date of distribution. Dividends are not paid out to contractowners as addi-tional units, but are reflected as changes in unit values.

Addition, deletion or substitution of investments

We reserve the right, within the law, to add, delete and substitute series and/or funds within the VAA. We may also add, delete, or substitute series or funds only for certain classes of contractowners. New or substitute funds may have different fees and expenses, and may only be offered to certain classes of contractowners.

Substitutions may be made with respect to existing investments or the invest-ments of future purchase payments, or both. We may close subaccounts to allo-cations of purchase payments or contract value, or both, at any time in our sole discretion. The funds, which sell their shares to the subaccounts pursu-ant to participation agreements, also may terminate these agreements and dis-continue offering their shares to the subaccounts.

Substitutions might also occur if shares of a fund should no longer be avail-able, or if investment in any fund's shares should become inappropriate, in the judgment of our management, for the purposes of the contract, or for any other reason in our sole discretion. We will not substitute shares of one fund for another without any necessary approval by the SEC. We will also provide you advance written notice.

Charges and other
deductions

We will deduct the charges described below to cover our costs and expenses, services provided and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. More particularly, our ad-ministrative services include: processing applications for and issuing the contracts, processing purchases and redemptions of fund shares as required (including dollar cost averaging, cross-reinvestment, portfolio rebalancing, and automatic withdrawal services --See Additional services and the SAI for more information on these programs), maintaining records, administering annu-ity payouts, furnishing accounting and valuation services (including the cal-culation and monitoring of daily subaccount values), reconciling and deposit-ing cash receipts, providing contract confirmations, providing toll-free in-quiry services and furnishing telephone and Internet fund transfer services. The risks we assume include: the risk that annuitants receiving annuity payouts under contract live longer than we assumed when we calculated our guaranteed rates (these rates are incorporated in the contract and cannot be changed); the risk that death benefits paid will exceed the actual contract value; and the risk that our costs in providing the services will exceed our revenues from contract charges (which we cannot change). The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the description of the charge. For exam-ple, the contingent deferred sales charge collected may not fully cover all of the sales and distribution expenses actually incurred by us. Any remaining ex-penses will be paid from our general account which may consist, among other things, of proceeds derived from mortality and expense risk charges deducted from the account.


Deductions from the VAA for Lincoln ChoicePlus II Advance
We apply a charge to the daily net asset value of the VAA. There is an admin-istrative charge of 0.15% plus a mortality and expense risk charge of 1.55% for the EGMDB, 1.70% for the 5% step-up death benefit, 1.75% for the EEB Rider (without 5% Step-up), and 1.80% for the EEB Rider (in combination with 5% Step-up).

Surrender charge
A surrender charge applies (except as described below) to surrenders and with-drawals of other purchase payments that have been invested for the periods in-dicated as follows:

                                             Number of contract
                                             anniversaries since purchase
                                             payment was invested
-------------------------------------------------------------------------
                                             None At least
                                                  1   2   3   4+
Surrender charge as a percentage of the
 surrendered or withdrawn purchase payments  6.0% 5   4   3   0

A surrender charge does not apply to:

1. A surrender or withdrawal of a purchase payment beyond the fourth anniver-sary since the purchase payment was invested.

2. Withdrawals of contract value during a contract year to the extent that the total contract value withdrawn during the current contract year does not exceed the free amount which is equal to the greater of 10% of the current contract value or 10% of the total purchase payments;

3. A surrender or withdrawal of any purchase payments received after the onset of a permanent and total disability of the contractowner as defined in Sec-tion 22(e)(3) of the tax code, which disability occurred after the effec-tive date of the contract and before the 65th birthday of the contractowner. For contracts issued in the State of New Jersey, a different definition of permanent and total disability applies.

4. When the surviving spouse assumes ownership of the contract as a result of the death of the original owner;

5. A surrender or withdrawal of any purchase payments as a result of admittance of the contractowner to an accredited nursing home or equivalent health care facility, where the admittance into the nursing home occurs after the effec-tive date of the contract and the owner has been confined for at least 90 consecutive days.


6. A surrender or withdrawal of any purchase payments as a result of the diag-nosis date of a terminal illness that is after the effective date of the contract and results in a life expectancy of less than one year as deter-mined by a qualified professional medical practitioner.

7. A surrender of the contract as a result of the death of the contractowner or annuitant.

8. Contract value applied to calculate the benefit amount under any annuity payout option made available by Lincoln Life.

9. Periodic payments made under any annuity payout option made available by Lincoln Life.

10. Regular income payments made under Income4LifeSM solution.

For purposes of calculating the surrender charge on withdrawals, Lincoln Life assumes that:

a. The free amount will be withdrawn from purchase payments on a "first in-first out (FIFO)" basis.

b. Prior to the fourth anniversary of the contract, any amount withdrawn above the free amount during a contract year will be withdrawn in the following order:

 1. from purchase payments (on a FIFO basis) until exhausted; then
 2. from earnings until exhausted.

c.On or after the fourth anniversary of the contract, any amount withdrawn above the free amount during a contract year will be withdrawn in the follow-ing order:

 1. from purchase payments (on a FIFO basis) to which a surrender charge no longer applies until exhausted; then
 2. from earnings and persistency credits until exhausted; then
 3. from purchase payments (on a FIFO basis) to which a surrender charge still applies until exhausted.

The surrender charge is calculated separately for each purchase payment. The surrender charges associated with surrender or withdrawal are paid to us to compensate us for the loss we experience on contract distribution costs when contractowners surrender or withdraw before distribution costs have been recov-ered.

If the contractowner is a corporation or other non-individual (non-natural per-son), the annuitant or joint annuitant will be considered the contractowner or joint owner for purposes of determining when a surrender charge does not apply.

Account fee
During the accumulation period, we will deduct $35 from the contract value on each contract anniversary to compensate us for the administrative services pro-vided to you; this $35 account fee will also be deducted from the contract value upon surrender. This fee may be lower in certain states, if required. The account fee will be waived for any contract with a contract value that is equal to or greater than $100,000 on the contract anniversary.

Rider charges
A fee or expense may also be deducted in connection with any benefits added to the contract by rider or endorsement. See the rider for any applicable fee or expense.

Deductions for premium taxes
Any premium tax or other tax levied by any governmental entity as a result of the existence of the contracts or the VAA will be deducted from the contract value when incurred, or at another time of our choosing.

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes gener-ally depend upon the law of your state of residence. The tax ranges from zero to 5.0%.

Other charges and deductions
Charges may also be imposed during the regular income and annuity payout peri-od. See Income4LifeSM solutions (IRA) and (Non-Qualified) and Annuity payouts.

There are additional deductions from and expenses paid out of the assets of the underlying funds that are more fully described in the prospectuses for the funds. Among these deductions and expenses are 12b-1 fees which reimburse Lin-coln Life for certain expenses incurred in connection with certain administra-tive and distribution support services provided to the funds.

Additional information
The administrative charge, surrender charges and account fee described previ-ously may be reduced or eliminated for any particular contract. However, these charges will be reduced only to the extent that we anticipate lower distribu-tion and/or administrative expenses, or that we perform fewer sales or adminis-trative services than those originally contemplated in establishing the level of those charges. Lower distribution and administrative expenses may be the result of economies associated with (1) the use of mass enrollment procedures, (2) the performance of administrative or sales functions by the employer, (3) the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees or (4) any other circumstances which reduce distribution or administrative expenses. The exact amount of charges and fees applicable to a particular contract will be stated in that contract.

The contracts

Purchase of contracts
If you wish to purchase a contract, you must apply for it through a sales rep-resentative authorized by us. The completed application is sent to us and we decide whether to accept or reject it. If the application is accepted, a con-tract is prepared and executed by our legally authorized officers. The con-tract is then sent to you through your sales representative. See Distribution of the contracts.

When a completed application and all other information necessary for process-ing a purchase order is received, an initial purchase payment will be priced no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold the initial purchase payment for no more than five business days. If the incomplete application cannot be completed within those five days, you will be informed of the reasons, and the purchase payment will be returned immediately. Once the application is com-plete, the initial purchase payment must be priced within two business days.

Who can invest
To apply for a contract, you must be of legal age in a state where the con-tracts may be lawfully sold and also be eligible to participate in any of the qualified or nonqualified plans for which the contracts are designed. The contractowner, joint owner and annuitant cannot be older than age 90.

Purchase payments

Purchase payments are payable to us at a frequency and in an amount selected by you in the application. The minimum initial purchase payment is $10,000. The minimum annual amount for additional purchase payments is $300. The mini-mum payment to the contract at any one time must be at least $100 ($25 if transmitted electronically). Purchase payments in total may not exceed $2 mil-lion without Lincoln Life approval. If you stop making purchase payments, the contract will remain in force as a paid-up contract. However, we may terminate the contract as allowed by your state's non-forfeiture law for individual de-ferred annuities. Purchase payments may be made or, if stopped, resumed at any time until the annuity commencement date, the surrender of the contract or the death of the contractowner, whichever comes first. Lincoln Life reserves the right to limit purchase payments made to the contract.


Persistency credits

Contractowners will receive a persistency credit on a quarterly basis after the seventh contract anniversary. The amount of the persistency credit is cal-culated by multiplying the contract value, less any purchase payments that have not been invested in the contract for at least seven years, by 0.075%. This persistency credit will be allocated to the variable subaccounts and the fixed subaccounts in proportion to the contract value in each variable subaccount and fixed subaccount at the time the persistency credit is paid into the contract.


There is no additional charge to receive this persistency credit, and in no case will the persistency credit be less than zero.

Valuation date
Accumulation and annuity units will be valued once daily at the close of trading (normally, 4:00 p.m., New York time) on each day the New York Stock Exchange is open (valuation date). On any date other than a valuation date, the accumulation unit value and the annuity unit value will not change.

Allocation of purchase payments
Purchase payments allocated to the variable account are placed into the VAA's subaccounts, each of which invests in shares of the class of its corresponding fund, according to your instructions.

The minimum amount of any purchase payment which can be put into any one subaccount is $20. Upon allocation to a subaccount, purchase payments are con-verted into accumulation units. The number of accumulation units credited is determined by dividing the amount allocated to each subaccount by the value of an accumulation unit for that subaccount on the valuation date on which the purchase payment is received at our home office if received before 4:00 p.m., New York time. If the purchase payment is received at or after 4:00 p.m., New York time, we will use the accumulation unit value computed on the next valua-tion date. The number of accumulation units determined in this way is not changed by any subsequent change in the value of an accumulation unit. Howev-er, the dollar value of an accumulation unit will vary depending not only upon how well the underlying fund's investments perform, but also upon the expenses of the VAA and the underlying funds.

Valuation of accumulation units
Purchase payments allocated to the VAA are converted into accumulation units. This is done by dividing the amount allocated by the value of an accumulation unit for the valuation period during which the purchase payments are allocated to the VAA. The accumulation unit value for each subaccount was or will be es-tablished at the inception of the subaccount. It may increase or decrease from valuation pe-riod to valuation period. The accumulation unit value for a subaccount for a later valuation period is determined as follows:

(1) The total value of the fund shares held in the subaccount is calculated by multiplying the number of fund shares owned by the subaccount at the begin-ning of the valuation period by the net asset value per share of the fund at the end of the valuation period, and adding any dividend or other dis-tribution of the fund if an ex-dividend date occurs during the valuation period; minus

(2) The liabilities of the subaccount at the end of the valuation period; these liabilities include daily charges imposed on the subaccount, and may in-clude a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the VAA; and

(3) The result is divided by the number of subaccount units outstanding at the beginning of the valuation period.

The daily charges imposed on a subaccount for any valuation period are equal to the daily mortality and expense risk charge and the daily administrative charge multiplied by the number of calendar days in the valuation period. Because a different daily charge is imposed for contracts with different death benefit options, contracts with different death benefit options will have different corresponding accumulation unit values on any given day.

Transfers between subaccounts on or before the annuity commencement date
You may transfer all or a portion of your investment from one subaccount to an-other. A transfer involves the surrender of accumulation units in one subaccount and the purchase of accumulation units in the other subaccount. A transfer will be done using the respective accumulation unit values determined at the end of the valuation date on which the transfer request is received. There is no charge for a transfer.

Transfers (within and/or between the variable and fixed subaccounts) are lim-ited to twelve (12) per contract year unless otherwise authorized by Lincoln Life. This limit does not apply to transfers made under the automatic transfer programs of dollar cost averaging, cross re-investment or portfolio rebalancing programs elected on forms available from us. (See Additional services and the SAI for more information on these programs.)


The minimum amount which may be transferred between subaccounts is $300 (or the entire amount in the subaccount, if less than $300). If the transfer from a subaccount would leave you with less than $300 in the subaccount, we may trans-fer the total balance of the subaccount.

A transfer request may be made to our home office using written, telephone or electronic instructions, if the appropriate authorization is on file with us. In order to prevent unauthorized or fraudulent transfers, we may require cer-tain identifying information before we will act upon instructions. We may also assign the contractowner a Personal Identification Number (PIN) to serve as identification. We will not be liable for following instructions we reasonably believe are genuine. Telephone requests will be recorded and written confirma-tion of all transfer requests will be mailed to the contractowner on the next valuation date.

Please note that the telephone and/or electronic devices may not always be available. Any telephone or electronic device, whether it is yours, your serv-ice pro- vider's, or your agent's, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to limit these problems at Lincoln Life, we cannot promise complete reliability under all cir-cumstances. If you are experiencing problems, you should make your transfer re-quest by writing to our home office.

Requests for transfers will be processed on the valuation date that they are received when they are received in our customer service center before the end of the valuation date (normally 4:00 p.m. New York time).

When thinking about a transfer of contract value, you should consider the in-herent risk involved. Frequent transfers based on short-term expectations may increase the risk that a transfer will be made at an inopportune time. This contract is not designed for professional market timing organizations or other entities using programmed and frequent transfers.

Repeated patterns of frequent transfers are disruptive to the operation of the subaccounts, and should Lincoln Life become aware of such disruptive practices, Lincoln Life may refuse to permit such transfers.

Transfers may be delayed as permitted by the 1940 Act.

Transfers to and from a fixed account on or before the annuity commencement date
You may transfer all or any part of the contract value from the subaccount(s) to the fixed side of the contract. The minimum amount which can be transferred to a fixed subaccount is $2,000 or the total amount in the subaccount if less than $2,000. However, if a transfer from a subaccount would leave you with less than $300 in the subaccount, we may transfer the total amount to the fixed side of the contract.

You may also transfer part of the contract value from a fixed account to the various subaccount(s) subject to the following restrictions: (1) the sum of the percentages of fixed value transferred is limited to 25% of the value of that fixed subaccount in any twelve month period;

and (2) the minimum amount which can be transferred is $300 or the amount in the fixed subaccount.

There is no charge to you for a transfer. Transfers are limited to twelve (12) (within and/or between the variable and fixed subaccounts) per contract year unless otherwise authorized by Lincoln Life. Transfers made as a part of an automatic transfer program will not be counted against these twelve transfers. Transfers of all or a portion of a fixed account (other than automatic trans-fer programs) may be subject to an interest adjustment.

Transfers may be delayed as permitted by the 1940 Act.

Transfers after the annuity commencement date

If you select Income4LifeSM solution your transfer rights and restrictions for variable subaccounts are the same as they were on or before the annuity com-mencement date.


If you do not select Income4LifeSM solution, you may transfer all or a portion of your investment in one subaccount to another subaccount or to the fixed side of the contract. Those transfers will be limited to three times per con-tract year. You may change from a variable annuity payment to a fixed annuity payment. No transfers are allowed from the fixed side of the contract to the subaccounts.

Additional services
There are four additional services available to you under your contract: dol-lar-cost averaging (DCA), automatic withdrawal service (AWS), cross-reinvest-ment service and portfolio rebalancing. In order to take advantage of one of these services, you will need to complete the election form for the service that is available from us. For further detailed information on these services, please see Advertising and sales literature in the SAI.

Dollar-cost averaging allows you to transfer amounts from the DCA fixed ac-count or certain variable subaccounts into the variable subaccounts on a monthly basis.


The automatic withdrawal service (AWS) provides for an automatic periodic withdrawal of your contract value.

The cross-reinvestment service allows you to automatically transfer the ac-count value in a designated variable subaccount that exceeds a baseline amount to another specific variable subaccount at specific intervals.

Portfolio rebalancing is an option that restores to a pre-determined level the percentage of contract value allocated to each variable account subaccount. The rebalancing may take place monthly, quarterly, semi-annually or annually.

Death benefit
The following provisions apply prior to the annuity commencement date.

You may designate a beneficiary during your lifetime and change the benefi-ciary by filing a written request with our home office. Each change of benefi-ciary revokes any previous designation. We reserve the right to request that you send us the contract for endorsement of a change of beneficiary.

Upon the death of the contractowner, a death benefit will be paid to the bene-ficiary. Upon the death of a joint owner, the death benefit will be paid to the surviving joint owner. Upon the death of an annuitant who is not the contractowner or joint owner, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares). If the contractowner is a corporation or other non-individual (non-natural person), the death of the an-nuitant will be treated as death of the contractowner. Only the contract value as of the day Lincoln Life approves the payment of the claim is available on the death of the contractowner or joint owner, if the contractowner or joint owner was changed subsequent to the effective date of this contract unless the change occurred because of the death of the prior contractowner or joint own-er.

If an annuitant who is not the contractowner or joint owner dies, then the contingent annuitant, if named, becomes the annuitant and no death benefit is payable on the death of the annuitant. If no contingent annuitant is named, the contractowner (or younger of joint owners) becomes the annuitant. Alterna-tively, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares).

Notification of the election of this death benefit must be received by Lincoln Life within 75 days of the death of the annuitant. The contract terminates when any death benefit is paid due to the death of the annuitant. Only the contract value as of the day Lincoln Life approves the payment of the claim is available on the death of the annuitant if the annuitant has been changed sub-sequent to the effective date of this contract unless the change occurred be-cause of the death of a prior annuitant.

The value of the death benefit will be determined as of the date on which the death claim is approved for payment. This approval of the death benefit will occur upon receipt of: (1) proof (e.g. an original certified death certifi-cate), or any other proof of death satisfactory to us, of the death; (2) writ-ten authorization for payment; and (3) our receipt of all required claim forms, fully completed (including the election of a settlement option). If the beneficiary is a minor, court documents appointing the guardian/custodian must be submitted.


Notwithstanding any provision of this contract to the contrary, the payment of death benefits provided under this contract must be made in compliance with Code Section 72(s) or 401(a)(9) as applicable, as amended from time to time. Death benefits may be taxable. See Federal tax matters.

Enhanced Guaranteed Minimum Death Benefit (EGMDB). If the death occurs before the annuity commencement date and the enhanced guaranteed minimum death benefit (EGMDB) is in effect, the death benefit paid will be the greatest of: (1) the contract value as of the day on which Lincoln Life approves the payment of the claim; (2) the sum of all purchase payments less the sum of all withdrawals, including any applicable charges, and premium tax incurred; or (3) the highest contract value which the contract attains on any contract anniversary (including the inception date) (determined before the allocation of any purchase payments on that contract anniversary) prior to the 81st birthday of the deceased and prior to the death of the contractowner, joint owner (if applicable) or annuitant and prior to the death of the contractowner, joint owner or annuitant for whom the death claim is approved for payment. The highest contract value is increased by purchase payments and is decreased by partial withdrawals, including any applicable charges, and any premium taxes incurred on or subsequent to the anniversary date on which the highest contract value is obtained.


5% Step-up Death Benefit. If the 5% Step-Up death benefit is in effect, the death benefit paid will be the greater of the death benefit under the EGMDB or the accumulation of all purchase payments minus the accumulation of all withdrawals, including any applicable charges, and premium tax incurred. These purchase payments, withdrawals, including any applicable charges, and premium tax incurred are accumulated at an annual rate of 5% from the date of the transaction to the earlier of the date of death of the deceased person or the contract anniversary immediately preceding the deceased person's 81st birthday. Each transaction is accumulated separately to a maximum of 200% of the transaction.

When applying for a contract, an applicant can request a contract with the 5% Step-Up death benefit. The 5% Step-Up death benefit is not available under contracts issued to a contractowner, joint owner or annuitant who is age 80 or older at the time of issuance. If the 5% Step-Up death benefit is not elected at the time of issue, you cannot elect it at a later date.


After a contract is issued, the contractowner may discontinue the 5% Step-Up death benefit at any time by completing the Death Benefit Discontinuance form and sending it to Lincoln Life. The benefit will be discontinued as of the valuation date we receive the request and the death benefit will be the EGMDB. We will stop deducting the charge for the 5% Step-Up as of that date. See Charges and other deductions. If you discontinue the benefit, it cannot be re-instated.


Estate Enhancement Benefit Rider (EEB Rider)

The amount of death benefit payable under this Rider is the greatest of the following amounts:

(1) The contract value on the valuation date the death benefit is approved by Lincoln Life for payment.

(2) The sum of all purchase payments, minus all withdrawals, including any ap-plicable charges, and premium tax incurred, if any.

(3) The highest contract value on any contract anniversary (including the in-ception date) prior to the 81st birthday of the deceased contractowner, joint owner (if applicable), or annuitant and prior to the death of the contractowner, joint owner or annuitant for whom a death claim is approved for payment. The highest contract value is adjusted for certain transac-tions. It is increased by purchase payments made on or after that contract anniversary on which the highest contract value is obtained. It is de-creased by partial withdrawals including any applicable charges, and pre-mium taxes incurred, if any, on or after that contract anniversary on which the highest contract value is obtained.

(4) (Only if this Rider is elected in combination with the 5% Step Up death benefit): The accumulation of all purchase payments minus the accumulation of all withdrawals including any applicable charges, and premium tax in-curred. These purchase payments, withdrawals, including any applicable charges, and premium tax incurred are accumulated at an annual rate of 5% from the date of the transaction to the earlier of the date of death of the deceased person or the contract anniversary immediately preceding the deceased person's 81st birthday. Each transaction is accumulated sepa-rately to a maximum of 200% of the transaction.

(5) The contract value on the valuation date the death benefit is approved by Lincoln Life for payment plus an amount equal to the Enhancement Rate times the lesser of: (1) the contract earnings; or (2) the covered earn-ings limit.

The Enhancement Rate is based on the age of the oldest contractowner, joint owner (if applicable), or annuitant on the date when the Rider becomes effec-tive. If the oldest is under age 70, the rate is 40%. If the oldest is age 70 to 75, the rate is 25%. The EEB Rider is not available if the oldest contractowner, joint owner (if applicable), or annuitant is age 76 or older at the time the Rider would become effective.

Contract earnings equals:

(1) the contract value as of the date of death of the individual for whom a death claim is approved by Lincoln Life for payment; minus

(2) the contract value as of the effective date of this Rider (determined be-fore the allocation of any purchase payments on that date); minus

(3) each purchase payment that is made to the contract on or after the effec-tive date of the Rider, and prior to the date of death of the individual for whom a death claim is approved for payment; plus

(4) the amount by which each withdrawal made on or after the effective date of the Rider, and prior to the date of death of the individual for whom a death claim is approved for pay-ment, exceeded the contract earnings immediately prior to the withdrawal.

The covered earnings limit equals 200% of:

(1) the contract value as of the effective date of this Rider (determined be-fore the allocation of any purchase payments on that date); plus

(2) each purchase payment that is made to the contract on or after the effec-tive date of the Rider, and prior to the date of death of the individual for whom a death claim is approved for payment, and prior to the contract anniversary immediately preceding the 76th birthday of the oldest of the contractowner, joint owner (if applicable) or annuitant; minus

(3) the amount by which each withdrawal made on or after the effective date of the Rider, and prior to the date of death of the individual for whom a death claim is approved for payment, exceeded the contract earnings imme-diately prior to the withdrawal.

The Estate Enhancement Benefit will not be paid if the contractowner, joint owner or annuitant is changed after the effective date of the Rider unless the change is the result of the surviving spouse continuing the contract. A change in contractowner, joint owner (if applicable), or annuitant, unless the change occurred because of a death, will reduce the death benefit to the contract value for the new individual.

The EEB Rider may not be available in all states and is not currently avail-able for contracts sold as IRAs or Roth IRAs. Please check with your invest-ment representative regarding availability of this rider. Contracts purchased before the EEB Rider becomes available in your state may add the Rider if it becomes available, but the request to add the Rider must be received by Lin-coln Life prior to January 1, 2002 or six months after state approval, which-ever is later. Contracts purchased after the Rider becomes available in your state may only elect the Rider at the time of purchase.


If you elect the EEB Rider after purchase, the benefit will take effect as of the valuation date following our receipt of the election request, and we will begin deducting the charge for the Rider as of that date. Should you elect the EEB Rider at time of purchase the benefit will take effect on the valuation date at time of issue and we will begin deducting the charge on that date.

The EEB Rider may not be terminated unless you surrender the contract or the contract is in the annuity payout period. As this Rider may not be available to all classes of contractowners, please contact your investment representa-tive.

General death benefit information
The EEB Rider (in combination with, or without, the 5% Step-Up), EGMDB and the 5% Step-Up death benefits are separate death benefit elections. Only one of these four death benefit elections may be in effect at any one time and these elections terminate if you elect an Income4LifeSM solution.

If there are joint owners, upon the death of the first contractowner, Lincoln Life will pay a death benefit to the surviving joint owner. The surviving joint owner will be treated as the primary, designated beneficiary. Any other beneficiary designation on record at the time of death will be treated as a contingent beneficiary. If the surviving joint owner is the spouse of the de-ceased joint owner he/she may continue the contract as sole contractowner. Upon the death of the spouse who continues the contract, Lincoln Life will pay a death benefit to the designated beneficiary(s).

If the beneficiary is the spouse of the contractowner, then the spouse may elect to continue the contract as the new contractowner. Should the surviving spouse elect to continue the contract a portion of the death benefit may be credited to the contract. Any portion of the death benefit that would have been payable (if the contract had not been continued) that exceeds the current contract value will be credited to the contract. If the contract is continued in this way, and the EEB Rider is in effect, the Enhancement Rate for future benefits will be based on the age of the older of the surviving spouse or the annuitant at the time the Estate Enhancement Benefit is paid into the con-tract. The contract earnings and the covered earnings limit will be reset, treating the current contract value (after crediting any death benefit amount into the contract as described above) as the initial deposit for purposes of future benefit calculations. If either the surviving spouse or the surviving annuitant is 76 or older, the death benefit payable will become the greatest of the first four amounts listed above and the total annual charge will be re-duced to 1.70% for EGMDB and 1.85% for 5% Step-up.


Unless otherwise provided in the beneficiary designation, one of the following procedures will take place on the death of a beneficiary:

1. If any beneficiary dies before the contractowner, that beneficiary's inter-est will go to any other beneficiaries named, according to their respective interests; and/or

2. If no beneficiary survives the contractowner, the proceeds will be paid to the contractowner's estate.

Unless the contractowner has already selected a settlement option, the benefi-ciary may choose the method of payment of the death benefit. The death benefit payable to the beneficiary or joint owner must be distributed within five years of the contractowner's date of death unless the beneficiary begins re-ceiving within one year of the contractowner's death the distribution in the form of a life annuity or an annuity for a designated period not extending be-yond the beneficiary's life expectancy.

If the death benefit becomes payable, the recipient may elect to receive pay-ment either in the form of a lump sum settlement or an annuity payout. Upon the death of the annuitant, Federal tax law requires that an annuity election be made no later than 60 days after we have approved the death claim for payment.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by us of the claim subject to the laws, regulations and tax code governing payment of death benefits. This payment may be postponed as per-mitted by the Investment Company Act of 1940.

Ownership

The owner on the date of issue will be the person designated in the contract specifications. If no owner is designated, the annuitant(s) will be the owner. The owner may name a joint owner.


As contractowner, you have all rights under the contract. According to Indiana law, the assets of the VAA are held for the exclusive benefit of all contractowners and their designated beneficiaries; and the assets of the VAA are not chargeable with liabilities arising from any other business that we may conduct. Qualified contracts may not be assigned or transferred except as per-mitted by applicable law and upon written notification to us. Non-qualified contracts may not be collaterally assigned. We assume no responsibility for the validity or effect of any assignment. Consult your tax adviser about the tax consequences of an assignment.

Joint ownership
If a contract has joint owners, the joint owners shall be treated as having equal undivided interests in the contract. Either owner, independently of the other, may exercise any ownership rights in this contract. Not more than two owners (an owner and joint owner) may be named and contingent owners are not permitted.

Annuitant

The following rules apply prior to the annuity commencement date. You may name only one annuitant [unless you are a tax exempt entity, then you can name two joint annuitants]. You (if the contractowner is a natural person) have the right to change the annuitant at any time by notifying Lincoln Life of the change. The new annuitant must be under age 90 as of the effective date of the change. This change may cause a reduction in the death benefit on the death of the annuitant. See The contracts--Death benefit.


A contingent annuitant may be named or changed by notifying Lincoln Life in writing.

On or after the annuity commencement date, the annuitant or joint annuitants may not be changed. Contingent annuitant designations are no longer applicable.

Surrenders and withdrawals
Before the annuity commencement date, we will allow the surrender of the con-tract or a withdrawal of the contract value upon your written request, subject to the rules discussed below. Surrender or withdrawal rights after the annuity commencement date depend on the annuity payout option selected.

The amount available upon surrender/withdrawal is the contract value less any applicable charges, fees, and taxes at the end of the valuation period during which the written request for surrender/withdrawal is received at the home of-fice. The minimum amount which can be withdrawn is $300. Unless a request for withdrawal specifies otherwise, withdrawals will be made from all subaccounts within the VAA and from the fixed account in the same proportion that the amount of withdrawal bears to the total contract value. Surrenders and with-drawals from the fixed account may be subject to an interest adjustment. See Fixed side of the contract. Unless prohibited, surrender/withdrawal payments will be mailed within seven days after we receive a valid written request at the home office. The payment may be postponed as permitted by the 1940 Act.

There are charges associated with surrender of a contract or withdrawal of con-tract value. You may specify whether these charges are deducted from the amount you request to be withdrawn or from the remaining contract value. See Charges and other deductions.

The tax consequences of a surrender/withdrawal are discussed later in this booklet. See Federal tax matters.

Lincoln Life reserves the right to surrender this contract if any withdrawal reduces the total contract value to a level at which this contract may be sur-rendered in accordance with applicable law for individual deferred annuities.

Income4LifeSM solution for IRA contracts

The Income4LifeSM solution for IRA contracts provides you variable, periodic regular income payments. This option, when available in your state, is subject to a charge, computed daily equal to an annual rate of 1.95% of the net asset value of the VAA. This charge consists of an administrative charge of 0.15% and a mortality and expense risk charge of 1.80%. This charge will begin on the ef-fective date of a new contract issued with the Income4LifeSM solution. The charge will begin fourteen days prior to the date the initial regular income payment is due based on the contractowner's election for existing contracts.

The Income4LifeSM solution is only available for IRA contracts (excluding SEP and SARSEP markets) with a contract value of $50,000 or more and only if the annuitant is age 59 1/2 or older at the time the option is elected. You may elect the Income4LifeSM solution at the time of application or at any time be-fore the annuity commencement date by sending a written request to our home of-fice. If you make additional purchase payments, an option to start a new pro-gram under the Income4LifeSM solution may be provided. There is no guarantee that Income4LifeSM will be available in the future as we reserve the right to discontinue this option at any time.

Any prior death benefit election (i.e. EGMDB or 5% Step-Up) will terminate once you elect the Income4LifeSM solution.


Please refer to Federal tax matters for a discussion of the tax consequences of distributions from qualified retirement plans.

If the Income4LifeSM solution is selected, the applicable transfer provisions among subaccounts will continue to be those specified in your annuity contract for transfers on or before the annuity commencement date. See The contracts.

Assumed interest rates of 3%, 4%, 5% and 6% may be available. See Annuity payouts--Variable annuity payouts for a more detailed explanation.

Regular Income. The Income4LifeSM solution option provides for variable, peri-odic regular income payments during a defined period of time (the "Access Peri-od"), and after the Access Period for as long as an annuitant is living. We de-termine the initial regular income payment based in part on the assumed invest-ment rate you choose. Subsequent regular income payments will be adjusted annu-ally with the performance of the subaccounts selected. For example, if net in-vestment performance for the year is 3% higher (annualized) than the assumed rate, the regular income payment for the next year will increase by approxi-mately 3%. Conversely, if actual net investment performance is 3% lower than the assumed rate, the regular income payment will decrease by approximately 3%. Regular income payments are not subject to any surrender charges or interest adjustments. See Charges and other deductions.


Access Period. During the Access Period you select, you will be able to access your Account Value through withdrawals. We will establish the minimum (cur-rently 5 years) and maximum Access Periods at the time you elect the Income4LifeSM solution. Generally, shorter Access Periods will produce a higher initial regular income payment than longer Access Periods. At any time during the Access Period, and subject to rules in effect at that time, you may extend or shorten the Access Period by sending us notice. If you do, subsequent regu-lar income payments will be adjusted accordingly, and the Account Value remain-ing at the end of the new Access Period will be applied to continue regular in-come payments for your life.

Account Value. The initial Account Value is the contract value at the time you elect the Income4LifeSM solution. During the Access Period, the Account Value will be increased/decreased by any investment gains/losses, and will be reduced by regular income payments made and any withdrawals taken.

After the Access Period ends, the remaining Account Value will be applied to continue regular income payments for your life and the Account Value will be reduced to zero. Regular income payments will continue for as long as any annu-itant is living, and will continue to be adjusted for investment performance of the subaccounts your annuity units are invested in.

Withdrawals. You may request a withdrawal at any time during the Access Period. We reduce the Account Value by the amount of the withdrawal, and all subsequent regular income payments will be reduced proportionately. See Federal tax mat-ters--Tax treatment of qualified contracts. Withdrawals are subject to any ap-plicable interest adjustment and surrender charges, except when amounts may be withdrawn free of surrender charges. See Charges and other deductions.


Surrender. At any time during the Access Period, you may surrender the contract by withdrawing the surrender value. If the contract is surrendered, the con-tract terminates and no further regular income payments will be made.

Survivor Benefit. During the Access Period the survivor benefit is the Account Value. If you die during the Access Period, the Income4LifeSM solution will terminate. Your beneficiary may start a new Income4LifeSM solution program. If the spouse was a measuring life and the spouse dies, the regular income pay-ments may be recalculated. Following the Access Period, the survivor benefit will be the remaining guaranteed regular income payments, if any; otherwise, there is no survivor benefit.


Delay of payments
Contract proceeds from the VAA will be paid within seven days, except (i) when the NYSE is closed (other than weekends and holidays); (ii) times when market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or (iii) when the SEC so orders to protect contractowners.

Reinvestment privilege
You may elect to make a reinvestment purchase with any part of the proceeds of a surrender/withdrawal, and we will recredit that portion of the surrender/withdrawal charges attributable to the amount returned. This election must be made within 30 days of the date of the surrender/withdrawal, and the repurchase must be of a contract covered by this Prospectus. A representation must be made that the proceeds being used to make the purchase have retained their tax-favored status under an arrangement for which the contracts offered by this Prospectus are designed. The number of accumulation units which will be credited when the proceeds are reinvested will be based on the value of the ac-cumulation unit(s) on the next valuation date. This computation will occur fol-lowing receipt of the proceeds and request for reinvestment at the home office. You may utilize the reinvestment privilege only once. For tax reporting purpos-es, we will treat a surrender/withdrawal and a subsequent reinvestment purchase as separate transactions. You should consult a tax adviser before you request a surrender/withdrawal or sub-sequent reinvestment purchase.

Amendment of contract
We reserve the right to amend the contract to meet the requirements of the 1940 Act or other applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers.

Commissions

Commissions are paid to dealers under different commission options. The maxi-mum commission paid as a percentage of each purchase payment is 5.00% plus on-going compensation of up to 1.00%. Alternate commission schedules are avail-able with lower initial commission amounts based on purchase payments plus on-going annual compensation. Upon annuitization, the commissions paid to dealers are a maximum of 4.00% of account annuitized and/or an annual continuing com-mission of up to 1.00% of statutory reserves. These commissions are not de-ducted from purchase payments or contract value; they are paid by us.


Contractowner questions
The obligations to purchasers under the contracts are those of Lincoln Life. Questions about your contract should be directed to us at 1-888-868-2583.

Annuity payouts

When you apply for a contract, you may select any annuity commencement date permitted by law.

The contract provides optional forms of payouts of annuities (annuity op-tions), each of which is payable on a variable basis, a fixed basis or a com-bination of both as you specify. The contract provides that all or part of the contract value may be used to purchase an annuity.

You may elect annuity payouts in monthly, quarterly, semiannual or annual in-stallments. If the payouts from any subaccount would be or become less than $50, we have the right to reduce their frequency until the payouts are at least $50 each. Following are explanations of the variable annuity options available.

Annuity options
Life Annuity. This option offers a periodic payout during the lifetime of the annuitant and ends with the last payout before the death of the annuitant. This option offers the highest periodic payout since there is no guarantee of a minimum number of payouts or provision for a death benefit for beneficia-ries. However, there is the risk under this option that the recipient would receive no payouts if the annuitant dies before the date set for the first payout; only one payout if death occurs before the second scheduled payout, and so on.

Life Annuity with Payouts Guaranteed for Designated Period. This option guar-antees periodic payouts during a designated period, usually 10 or 20 years, and then continues throughout the lifetime of the annuitant. The designated period is selected by the contractowner.

Joint Life Annuity. This option offers a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. The payouts con-tinue during the lifetime of the survivor.

Joint Life Annuity with Guaranteed Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and continues dur-ing the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor. The designated period is selected by the contractowner.

Joint Life and Two Thirds to Survivor Annuity. This option provides a periodic payout during the joint lifetime of the annuitant and a designated joint annu-itant. When one of the joint annuitants dies, the survivor receives two thirds of the periodic payout made when both were alive.

Joint Life and Two-Thirds Survivor Annuity with Guaranteed Period. This option provides a periodic payout during the joint lifetime of the annuitant and a joint annuitant. When one of the joint annuitants dies, the survivor receives two-thirds of the periodic payout made when both were alive. This option fur-ther provides that should one or both of the annuitants dies during the elected guaranteed period, usually 10 or 20 years, full benefit payment will continue for the rest of the guaranteed period.

Unit Refund Life Annuity. This option offers a periodic payout during the lifetime of the annuitant with the guarantee that upon death a payout will be made of the value of the number of annuity units (see Variable annuity payouts) equal to the excess, if any, of: (a) the total amount applied under this option divided by the annuity unit value for the date payouts begin, mi-nus (b) the annuity units represented by each payout to the annuitant multi-plied by the number of payouts paid before death. The value of the number of annuity units is computed on the date the death claim is approved for payment by the home office.

Under the annuity options listed above, you may not make withdrawals. Other options, with or without withdrawal features, may be made available by us. You may pre-select an annuity payout option as a method of paying the death bene-fit to a beneficiary. If you do, the beneficiary cannot change this payout op-tion. At death, options are only available to the extent they are consistent with the requirements of the contract as well as Sections 72(s) and 401(a)(9) of the tax code, if applicable. The mortality and expense risk charge of 1.25% and the charge for administrative services of .15% will be assessed on all variable annuity payouts (except for the Income4LifeSM solution), including options that may be offered that do not have a life contingency and therefore no mortality risk.

Variable annuity payouts
Variable annuity payouts will be determined using:

1. The contract value on the annuity commencement date, less any applicable premium taxes;

2. The annuity tables contained in the contract;

3. The annuity option selected; and

4. The investment performance of the fund(s) selected.

To determine the amount of payouts, we make this calculation:

1. Determine the dollar amount of the first periodic payout; then

2. Credit the contract with a fixed number of annuity units equal to the first periodic payout divided by the annuity unit value; and

3. Calculate the value of the annuity units each period thereafter.

Annuity payouts assume an investment return of 3%, 4%, 5% or 6% per year, as applied to the applicable mortality table. Some of these assumed interest rates may not be available in your state, please check with your investment representative. You may choose your assumed interest rate at the time you elect a variable annuity payout on the administrative form provided by Lincoln Life. The higher the assumed interest rate you choose, the higher your initial annuity payment will be. The amount of each payout after the initial payout will depend upon how the underlying fund(s) perform, relative to the assumed rate. If the actual net investment rate (annualized) exceeds the assumed rate, the payment will increase at a rate proportional to the amount of such excess. Conversely, if the actual rate is less than the assumed rate, annuity payments will decrease. The higher the assumed interest rate, the less likely future annuity payments are to increase, or the payments will increase more slowly than if a lower assumed rate was used. There is a more complete explanation of this calculation in the SAI.

General information
The EGMDB, 5% Step-Up and the Estate Enhanced Benefit Rider are not available after the annuity commencement date. The annuity commencement date is usually on or before the contractowner's 90th birthday. You may change the annuity commencement date, change the annuity option or change the allocation of the investment among subaccounts up to 30 days before the scheduled annuity com-mencement date, upon written notice to the home office. You must give us at least 30 days notice before the date on which you want payouts to begin. If proceeds become available to a beneficiary in a lump sum, the beneficiary may choose any annuity payout option.

Unless you select another option, the contract automatically provides for a life annuity with annuity payouts guaranteed for 10 years (on a fixed, vari-able or combination fixed and variable basis, in proportion to the account al-locations at the time of annuitization) except when a joint life payout is re-quired by law. Under any option providing for guaranteed period payouts, the number of payouts which remain unpaid at the date of the annuitant's death (or surviving annuitant's death in case of joint life annuity) will be paid to you or your beneficiary as payouts become due.

Income4LifeSM solution
(Non-qualified annuity contracts ONLY)

We also offer a variable annuity payout option for non-qualified contracts. The Income4LifeSM solution, when available in your state, is subject to a charge, computed daily of an annual rate of 1.95% of the net asset value of the VAA. This charge consists of an administrative charge of 0.15% and a mor-tality and expense risk charge of 1.80%. This charge will begin on the effec-tive date of a new contract issued with the Income4LifeSM solution. The charge will begin fourteen days prior to the date the initial regular income payment is due based on the contractowner's election for existing contracts.


If your contract value is at least $50,000, you may elect the Income4LifeSM solution at the time of application or at any time before the annuity com-mencement date by sending a written request to our home office. The fixed ac-count is not available with the Income4LifeSM solution. Additional purchase payments will not be accepted after Income4LifeSM is elected. There is no guarantee that Income4LifeSM will be available in the future as we reserve the right to discontinue this option at any time.


Assumed interest rates of 3%, 4%, 5% and 6% may be available. See Annuity payouts--Variable annuity payouts above for a more detailed explanation.


Regular Income. The Income4LifeSM solution provides for variable, periodic regular income payments during a defined period of time (Access Period) and after the Access Period for as long as an annuitant is living. We determine the initial regular income payment based in part on the assumed investment rate you choose. Each subsequent regular income payment will be adjusted up or down with the performance of the subaccounts selected. For example, if net in-vestment performance for the year is 3% higher (annualized) than the assumed rate, the regular income payment will increase by approximately 3%. Converse-ly, if actual net investment performance is 3% lower than the assumed rate, the regular income payment will decrease by approximately 3%. Regular income payments are not subject to any surrender charges. See Federal tax matters-- Taxation of annuity payouts.


Access Period. During the Access Period you select, you will be able to access your Account Value (as defined below) through withdrawals. We will establish the minimum (currently 5 years) and maximum Access Periods at the time you elect the Income4LifeSM solution. Generally, shorter Access Periods will pro-duce a higher initial regular income payment than longer Access Periods.

Account Value. The initial Account Value is the contract value on the Valua-tion Date the Income4LifeSM solution is effective, less any applicable premium taxes. During the Access Period, the Account Value will be increased/decreased by any investment gains/losses, and will be reduced by regular income payments made and any withdrawals taken.

After the Access Period ends, the remaining Account Value will be applied to continue regular income payments for your life and the Account Value will be reduced to zero. Regular income payments will continue for as long as any an-nuitant is living, and will continue to be adjusted for investment performance of the subaccounts your annuity units are invested in.

Withdrawals. You may request a withdrawal at any time during the Access Peri-od. We reduce the Account Value by the amount of the withdrawal, and all sub-sequent regular income payments will be reduced proportionately. See Federal tax matters--Taxation of withdrawals and surrenders. Withdrawals are subject to any applicable surrender charges, except when amounts may be withdrawn free of surrender charges. See Charges and other deductions.


Surrender. At any time during the Access Period, you may surrender the con-tract by withdrawing the surrender value. If the contract is surrendered, the contract terminates and no further regular income payments will be made.

Survivor Benefit. During the Access Period the survivor benefit is the Account Value. Following the Access Period, the survivor benefit will be the remaining guaranteed regular income payments, if any; otherwise there is no survivor benefit.

Fixed side of the contract

Purchase payments allocated to the fixed side of the contract become part of Lincoln Life's general account, and do not participate in the investment expe-rience of the VAA. The general account is subject to regulation and supervi-sion by the Indiana Insurance Department as well as the insurance laws and regulations of the jurisdictions in which the contracts are distributed.

In reliance on certain exemptions, exclusions and rules, Lincoln Life has not registered interests in the general account as a security under the Securities Act of 1933 and has not registered the general account as an investment com-pany under the 1940 Act. Accordingly, neither the general account nor any in-terests in it are regulated under the 1933 Act or the 1940 Act. Lincoln Life has been advised that the staff of the SEC has not made a review of the dis-closures which are included in this Prospectus which relate to our general ac-count and to the fixed account under the contract. These disclosures, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. This Pro-spectus is generally intended to serve as a disclosure document only for as-pects of the contract involving the VAA, and therefore contains only selected information regarding the fixed side of the contract. Complete details regard-ing the fixed side of the contract are in the contract.

We guarantee an interest rate of not less than 3.0% per year on amounts held in a fixed account. Any amount withdrawn from or transferred out of a fixed account prior to the expiration of the guaranteed period is subject to an in-terest adjustment (see Interest adjustment below) and other charges (see Charges and other deductions). The interest adjustment will NOT reduce the amount available for a surrender, withdrawal or transfer below the value it would have had if 3% interest had been credited to the fixed subaccount.


ANY INTEREST IN EXCESS OF 3.0% WILL BE DECLARED IN ADVANCE AT LINCOLN LIFE'S SOLE DISCRETION. CONTRACTOWNERS BEAR THE RISK THAT NO INTEREST IN EXCESS OF 3.0% WILL BE DECLARED.


Guaranteed periods

The portion of the fixed account which accepts allocations for a guaranteed period at a guaranteed interest rate is called a fixed subaccount. There is a fixed subaccount for each particular guaranteed period.


The contractowner may allocate purchase payments to one or more fixed subaccounts with guaranteed periods of 1, 3, 5, 7, or 10 years. The minimum amount of any purchase payment that can be allocated to a fixed subaccount is $2,000. Lincoln Life may offer a fixed subaccount for a period of less than one year for the purpose of dollar cost averaging. Each purchase payment allo-cated to a fixed subaccount will start its own guaranteed period and will earn a guaranteed interest rate. The duration of the guaranteed period affects the guaranteed interest rate of the fixed subaccount. A fixed subaccount guarantee period ends on the date after the number of calendar years in the fixed subaccount's guaranteed period. Interest will be credited daily at a guaran-teed rate that is equal to the effective annual rate determined on the first day of the fixed subaccount guaranteed period. Amounts surrendered, trans-ferred or withdrawn from a fixed subaccount prior to the end of the guaranteed period will be subject to the interest adjustment. Each guaranteed period pur-chase payment will be treated separately for purposes of determining any ap-plicable interest adjustment. Any amount withdrawn from a fixed subaccount may be subject to any applicable surrender charges, account fees and premium tax-es.

Lincoln Life will notify the contractowner in writing at least 30 days prior to the expiration date for any guaranteed period amount. A new fixed subaccount guaranteed period of the same duration as the previous fixed subaccount guaranteed period will begin automatically at the end of the previ-ous guaranteed period, unless Lincoln Life receives, prior to the end of a guaranteed period, a written election by the contractowner. The written elec-tion may request the transfer of the guaranteed period amount to a different fixed subaccount or to a variable subaccount from among those being offered by Lincoln Life. Transfers of any guaranteed period amount which become effective upon the date of expiration of the applicable guaranteed period are not sub-ject to the limitation of twelve transfers per contract year or the additional fixed account transfer restrictions.


Interest adjustment
Any surrender, withdrawal or transfer of a fixed subaccount guaranteed period amount before the end of the guaranteed period (other than dollar cost averag-ing cross-reinvestment, portfolio rebalancing or regular income under Income4LifeSM solution transfers) will be subject to an interest adjustment. A surrender, withdrawal or transfer effective upon the expiration date of the guaranteed period will not be subject to an interest adjustment. The interest adjustment will be applied to the amount being surrendered, withdrawn or transferred. The interest adjustment will be applied after the deduction of any applicable account fees and before any applicable transfer charges. In general, the interest adjustment reflects the relationship between the yield rate in effect at the time a purchase payment is allocated to a fixed subaccount's guaranteed period under the contract and the yield rate in effect at the time of the purchase payment's surrender, withdrawal or transfer. It also reflects the time remaining in the fixed subaccount's guaranteed period. If the yield rate at the time of the surrender, withdrawal or transfer is lower than the yield rate at the time the purchase payment was allocated, then the application of the interest adjustment will generally result in a higher payment at the time of the surrender, withdrawal or transfer. Similarly, if the yield rate at the time of surrender, withdrawal or transfer is higher than the yield rate at the time of the allocation of the purchase payment, then the application of the interest adjustment will generally result in a lower pay-ment at the time of the surrender, withdrawal or transfer. The yield rate is published by the Federal Reserve Board.

The interest adjustment is calculated by multiplying the transaction amount by:

                                   (1+A)n-1
                                   --------
                                   (1+B+K)n

where:
A = yield rate for a U.S. Treasury security with time to maturity equal to the subaccount's guaranteed period, determined at the beginning of the guaranteed period.

B = yield rate for a U.S. Treasury security with time to maturity equal to the time remaining in the subaccount's guaranteed period if greater than one year, determined at the time of surrender, withdrawal or transfer. For remaining pe-riods of one year or less, the yield rate for a one year U.S. Treasury secu-rity is used.

K = a .25% adjustment (unless otherwise limited by applicable state law). This adjustment builds into the formula a factor representing direct and indirect costs to Lincoln Life associated with liquidating general account assets in order to satisfy surrender requests. This adjustment of 0.25% has been added to the denominator of the formula because it is anticipated that a substantial portion of applicable general account portfolio assets will be in relatively illiquid securities. Thus, in addition to direct transaction costs, if such securities must be sold (e.g., because of surrenders), the market price may be lower. Accordingly, even if interest rates decline, there will not be a posi-tive adjustment until this factor is overcome, and then any adjustment will be lower than otherwise, to compensate for this factor. Similarly, if interest rates rise, any negative adjustment will be greater than otherwise, to compen-sate for this factor. If interest rates stay the same, there will be no inter-est adjustment.


N = The number of years remaining in the guaranteed period (e.g., 1 year and 73 days = 1 + (73 divided by 365) = 1.2 years)

Straight-Line interpolation is used for periods to maturity not quoted.

See the SAI for examples of the application of the interest adjustment.

Federal tax matters

Introduction
The Federal income tax treatment of the contract is complex and sometimes un-certain. The Federal income tax rules may vary with your particular circum-stances. This discussion does not include all the Federal income tax rules that may affect you and your contract. This discussion also does not address other Federal tax consequences, or state or local tax consequences, associated with the contract. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.

Taxation of nonqualified annuities
This part of the discussion describes some of the Federal income tax rules ap-plicable to nonqualified annuities. A nonqualified annuity is a contract not issued in connection with a qualified retirement plan receiving special tax treatment under the tax code, such as an IRA or a section 403(b) plan.

Tax deferral on earnings
The Federal income tax law generally does not tax any increase in your con-tract value until you receive a contract distribution. However, for this gen-eral rule to apply, certain requirements must be satisfied:

 . An individual must own the contract (or the tax law must treat the contract as owned by the individual).

 . The investments of the VAA must be "adequately diversified" in accordance with IRS regulations.

 . Your right to choose particular investments for a contract must be limited.

 . The annuity commencement date must not occur near the end of the annuitant's life expectancy.

Contracts not owned by the individual

If a contract is owned by an entity (rather than an individual) the tax code generally does not treat it as an annuity contract for Federal income tax pur-poses. This means that the entity owning the contract pays tax currently on the excess of the contract value over the purchase payments for the contract. Examples of contracts where the owner pays current tax on the contract's earn-ings and persistency credits are contracts issued to a corporation or a trust. Exceptions to this rule exist. For example, the tax code treats a contract as owned by an individual if the named owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees.


Investments in the VAA must be diversified
For a contract to be treated as an annuity for Federal income tax purposes, the investments of the VAA must be "adequately diversified." IRS regulations define standards for determining whether the investments of the VAA are ade-quately diversified. If the VAA fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the contract value over the contract purchase payments. Although we do not control the investments of the underlying investment options, we expect that the un-derlying investment options will comply with the IRS regulations so that the VAA will be considered "adequately diversified."

Restrictions
Federal income tax law limits your right to choose particular investments for the contract. Because the IRS has not issued guidance specifying those limits, the limits are uncertain and your right to allocate contract value among subaccounts may exceed those limits. If so, you would be treated as the owner of the assets of the VAA and thus subject to current taxation on the income and gains from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing contracts. We reserve the right to modify the contract without your consent to try to prevent the tax law from considering you as the owner of the assets of the VAA.

Age at which annuity payouts begin
Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments and earnings. If annuity payouts under the contract begin or are scheduled to begin on a date past the annuitant's 85th birthday, it is possible that the tax law will not treat the contract as an annuity for Fed-eral income tax purposes. In that event, you would be currently taxed on the excess of the contract value over the purchase payments of the contract.

Tax treatment of payments
We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the rest of this discussion assumes that your contract will be treated as an annuity for Federal income tax pur-poses and that the tax law will not tax any increase in your contract value until there is a distribution from your contract.

Taxation of withdrawals and surrenders
You will pay tax on withdrawals to the extent your contract value exceeds your purchase payments in the contract. This income (and all other income from your contract) is considered ordinary income. A higher rate of tax is paid on ordi-nary income than on capital gains. You will pay tax on a surrender to the ex-tent the amount you receive exceeds your purchase payments. In certain circum-stances, your purchase payments are reduced by amounts received from your con-tract that were not included in income.

Taxation of annuity payouts
The tax code imposes tax on a portion of each annuity payout (at ordinary in-come tax rates) and treats a portion as a nontaxable return of your purchase payments in the contract. We will notify you annually of the taxable amount of your annuity payout. Once you have recovered the total amount of the purchase payment in the contract, you will pay tax on the full amount of your annuity payouts. If annuity payouts end because of the annuitant's death and before the total amount of the purchase payments in the contract has been received, the amount not received generally will be deductible.

Taxation of death benefits
We may distribute amounts from your contract because of the death of a contractowner or an annuitant. The tax treatment of these amounts depends on whether you or the annuitant dies before or after the annuity commencement date.

 . Death prior to the annuity commencement date--

 . If the beneficiary receives death benefits under an annuity payout option, they are taxed in the same manner as annuity payouts.

 . If the beneficiary does not receive death benefits under an annuity payout option, they are taxed in the same manner as withdrawal.

 . Death after the annuity commencement date--

 . If death benefits are received in accordance with the existing annuity payout option, they are excludible from income if they do not exceed the purchase payments not yet distributed from the contract. All annuity payouts in excess of the purchase payments not previously received are includible in income.

 . If death benefits are received in a lump sum, the tax law imposes tax on the amount of death benefits which exceeds the amount of purchase payments not previously received.

Penalty taxes payable on withdrawals, surrenders, or annuity payouts
The tax code may impose a 10% penalty tax on any distribution from your con-tract which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include with-drawals, surrenders or annuity payouts that:

 . you receive on or after you reach age 59 1/2,

 . you receive because you became disabled (as defined in the tax law),

 . a beneficiary receives on or after your death, or

 . you receive as a series of substantially equal periodic payments for your life (or life expectancy).

Special rules if you own more than one annuity contract
In certain circumstances, you must combine some or all of the nonqualified an-nuity contracts you own in order to determine the amount of an annuity payout, a surrender or a withdrawal that you must include in income. For example, if you purchase two or more deferred annuity contracts from the same life insur-ance company (or its affiliates) during any calendar year, the tax code treats all such contracts as one contract. Treating two or more contracts as one con-tract could affect the amount of a surrender, withdrawal or an annuity payout that you must include in income and the amount that might be subject to the penalty tax described above.

Loans and assignments
Except for certain qualified contracts, the tax code treats any amount re-ceived as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) any portion of your contract value, as a withdrawal of such amount or portion.

Gifting a contract
If you transfer ownership of your contract to a person other than your spouse (or to your former spouse incident to divorce), and receive a payment less than your contract's value, you will pay tax on your contract value to the ex-tent it exceeds your purchase payments not previously received. The new own-er's purchase payments in the contract would then be increased to reflect the amount included in income.

Charges for a contract's death benefit
Your contract may provide an additional death benefit for which you pay a charge. It is possible that the tax law may treat all or a portion of the ad-ditional charge as a contract withdrawal.

Loss of interest deduction
After June 8, 1997, if a contract is issued to a taxpayer that is not an indi-vidual, or if a contract is held for the benefit of an entity, the entity will lose a portion of its deduction for otherwise deductible interest expenses. This disallowance does not apply if you pay tax on the annual increase in the contract value. Entities that are considering purchasing a contract, or enti-ties that will benefit from someone else's ownership of a contract, should consult a tax adviser.

Qualified retirement plans
We also designed the contracts for use in connection with certain types of re-tirement plans that receive favorable treatment under the tax code. Contracts issued to or in connection with a qualified retirement plan are called "quali-fied contracts." We issue contracts for use with different types of qualified plans. The Federal income tax rules applicable to those plans are complex and varied. As a result, this Prospectus does not attempt to provide more than general information about use of the contract with various types of qualified plans. Persons planning to use the contract in connection with a qualified plan should obtain advice from a competent tax adviser.

Effective January 1, 2002, the Economic Growth and Tax Relief Reconciliation Act of 2001 raises limits on the amount of purchase payments that can be made to most qualified plans and qualified contracts. The new law also increases the transferability of assets between these various plans and contracts. Your tax advisor should be contacted concerning the ramifications of this new law upon you.


Types of qualified contracts and terms of contracts
Currently, we may issue contracts in connection with the following types of qualified plans:

 . Individual Retirement Accounts and Annuities ("Traditional IRAs")

 . Roth IRAs

 . Simplified Employee Pensions ("SEPs")

 . Savings Incentive Matched Plan for Employees ("SIMPLE 401(k) plans")

 . Public school system and tax-exempt organization annuity plans ("403(b) plans")

 . Qualified corporate employee pension and profit sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

 . Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

 . Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans").

We will amend contracts to be used with a qualified plan as generally neces-sary to conform to tax law requirements for the type of plan. However, the rights of a person to any qualified plan benefits may be subject to the plan's terms and conditions, regardless of the contract's terms and conditions. In addition, we are not bound by the terms and conditions of qualified plans to the extent such terms and conditions contradict the contract, unless we con-sent.

Tax treatment of qualified contracts
The Federal income tax rules applicable to qualified plans and qualified con-tracts vary with the type of plan and contract. For example,

 . Federal tax rules limit the amount of purchase payments that can be made, and the tax deduction or exclusion that may be allowed for the purchase pay-ments. These limits vary depending on the type of qualified plan and the plan participant's specific circumstances, e.g., the participant's compensa-tion.
 . Under Traditional IRAs, the annuitant must begin receiving payments from the contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.

Tax treatment of payments
Federal income tax rules generally include distributions from a qualified con-tract in the recipient's income as ordinary income. These taxable distribu-tions will include purchase payments that were deductible or excludible from income. Thus, under many qualified contracts the total amount received is in-cluded in income since a deduction or exclusion from income was taken for pur-chase payments. There are exceptions. For example, you do not include amounts received from a Roth IRA in income if certain conditions are satisfied.

The IRS has issued new proposed regulations effective January 1, 2002 concern-ing required minimum distributions. The proposed regulations may impact the distribution method you have chosen and the amount of your distribution. Please contact your tax adviser regarding the tax ramification.


Failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a min-imum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions
The tax code may impose a 10% penalty tax on the amount received from the qualified contract that must be included in income. The tax code does not im-pose the penalty tax if one of several exceptions applies. The exceptions vary depending on the type of qualified contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender or annuity payout:

 . received on or after the annuitant reaches age 59 1/2, . received on or after the annuitant's death or because of the annuitant's disability (as defined in the tax law),
 . received as a series of substantially equal periodic payments for the annuitant's life (or life expectancy), or . received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally ap-ply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

Transfers and direct rollovers
In many circumstances, money may be moved between qualified contracts and qualified plans by means of a rollover or transfer. Special rules apply to such rollovers and transfers. If the applicable rules are not followed, you may suffer adverse Federal income tax consequences, including paying taxes which might not otherwise have had to be paid. A qualified adviser should al-ways be consulted before you move or attempt to move funds between any quali-fied plan or contract and another qualified plan or contract.

The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or (b) plans, H.R. 10 plans and contracts used in connection with these types of plans. (The di-rect rollover rules do not apply to distributions from IRAs or section 457 plans.) The direct rollover rules require that we withhold Federal income tax equal to 20% of the eligible rollover distribution from the distribution amount, unless you elect to have the amount directly transferred to certain qualified plans or contracts. Before we send a rollover distribution, we will provide the recipient with a notice explaining these requirements and how the 20% withholding can be avoided by electing a direct rollover.

Death benefit and IRAs

Pursuant to IRS regulations, IRAs may not invest in life insurance contracts. We do not believe that these regulations prohibit the EGMDB or 5% Step-Up death benefit from being provided under the contracts when we issue the con-tract as Traditional IRAs or Roth IRAs. However, the law is unclear and it is possible that the presence of these death benefits under a contract issued as a Traditional IRA or Roth IRA could result in increased taxes to you. Further guidance from the IRS may cause us to limit the availability of one or more of these death benefit options.


Federal income tax withholding
We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that tax is not to be withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time a withdrawal, surrender or annuity payout is requested, we will give the recipient an explanation of the withholding requirements.

Tax status of Lincoln Life
Under existing Federal income tax laws, Lincoln Life does not pay tax on in-vestment income and realized capital gains of the VAA. Lincoln Life does not expect that it will incur any Federal income tax liability on the income and gains earned by the VAA. We, therefore, do not impose a charge for Federal in-come taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the VAA, we may impose a charge against the VAA to pay the taxes.

Changes in law
The above discussion is based on the tax code, IRS regulations and interpreta-tions existing on the date of this Prospectus. However, Congress, The IRS and the courts may modify these authorities, sometimes retroactively.

Voting rights

As required by law, we will vote the fund shares held in the VAA at meetings of the shareholders of the funds. The voting will be done according to the in-structions of contractowners who have interests in any subaccounts which in-vest in classes of the funds. If the 1940 Act or any regulation under it should be amended or if present interpretations should change, and if as a re-sult we determine that we are permitted to vote the fund shares in our own right, we may elect to do so.

The number of votes which you have the right to cast will be determined by ap-plying your percentage interest in a subaccount to the total number of votes attributable to the subaccount. In determining the number of votes, fractional shares will be recognized.

Fund shares of a class held in a subaccount for which no timely instructions are received will be voted by us in proportion to the voting instructions which are received for all contracts participating in that subaccount. Voting instructions to abstain on any item to be voted on will be applied on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a shareholders meeting is called, each person having a voting inter-est in a subaccount will receive proxy voting material, reports and other ma-terials relating to the funds. Since the funds engage in shared funding, other persons or entities besides Lincoln Life may vote fund shares. See Investments of the variable annuity account--Fund shares.

Distribution of the
contracts

Lincoln Life is the distributor and principal underwriter of the contracts. Under an agreement with Lincoln Life, Lincoln Financial Distributors, Inc. ("LFD") will act as wholesaler and will assist Lincoln Life in forming the selling group. LFD will also perform certain enumerated marketing and ancil-lary functions in support of the selling group. The contracts will be sold by our properly licensed registered representatives of independent broker-dealers which in turn have selling agreements with Lincoln Life and have been licensed by state insurance departments to represent us. Included among these broker-dealers is Lincoln Financial Advisors (LFA). LFA is affiliated with us and in addition to selling our contracts, may also act as a principal underwriter for certain other contracts issued by us. Lincoln Life will offer the contracts in all states it is licensed to do business.

Return privilege

Within the free-look period after you receive the contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to the home office at P.O. Box 7866, 1300 South Clinton Street, Fort Wayne, Indiana, 46801. A contract canceled under this provision will be void. Except as explained in the following paragraph, we will return the contract value as of the valuation date on which we receive the cancellation request, plus any premium taxes. No surrender charges or interest adjustment will apply. A purchaser who partici-pates in the VAA is subject to the risk of a market loss during the free-look period.


For contracts written in those states whose laws require that we assume this market risk during the free-look period, a contract may be canceled, subject to the conditions explained before, except that we will return only the pur-chase payment(s).

State regulation

As a life insurance company organized and operated under Indiana law, we are subject to provisions governing life insurers and to regulation by the Indiana Commissioner of Insurance.

Our books and accounts are subject to review and examination by the Indiana Insurance Department at all times. A full examination of our operations is conducted by that Department at least every five years.

Records and reports

As presently required by the 1940 Act and applicable regulations, we are re-sponsible for maintaining all records and accounts relating to the VAA. We have entered into an agreement with the Delaware Management Company, 2005 Mar-ket Street, Philadelphia, PA 19203, to provide accounting services to the VAA. We will mail to you, at your last known address of record at the home office, at least semiannually after the first contract year, reports containing infor-mation required by that Act or any other applicable law or regulation.

Other information

A Registration Statement has been filed with the SEC, under the Securities Act of 1933 as amended, for the contracts being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further informa-tion about the VAA, Lincoln Life and the contracts offered. Statements in this Prospectus about the content of contracts and other legal instruments are sum-maries. For the complete text of those contracts and instruments, please refer to those documents as filed with the SEC.

We are a member of the Insurance Marketplace Standards Association ("IMSA") and may include the IMSA logo and information about IMSA membership in our ad-vertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and services for individually sold life insurance and annuities.

Legal proceedings

Lincoln Life is involved in various pending or threatened legal proceedings arising from the conduct of its business. Most of these proceedings are rou-tine and in the ordinary course of business. In some instances they include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for equitable relief.



Lincoln Life reached an agreement to resolve its potential liability from the sale of interest sensitive universal and participating whole life insurance policies alleged in class action lawsuits against it. The agreement received court approval and has become final. The owners of approximately 4,300 poli-cies (approximately 1% of the class) excluded themselves (opted-out) from the settlement and will not be bound by the settlement.


After consultation with legal counsel and a review of available facts, it is management's opinion that the ultimate liability, if any, under the suits and settlement described above will not have a material adverse effect on the fi-nancial position of Lincoln Life.

Statement of additional information table of contents for Separate Account N

Item
----------------------------------------------------
General information and history of Lincoln Life  B-2
----------------------------------------------------
Special terms                                    B-2
----------------------------------------------------
Services                                         B-2
----------------------------------------------------
Principal underwriter                            B-2
----------------------------------------------------
Purchase of securities being offered             B-2

--------------------------------------------------------------------------------

For a free copy of the SAI please see page one of this booklet.



Item
---------------------------------------
Calculation of investment results  B-2
---------------------------------------
Annuity payouts                    B-9
---------------------------------------
Advertising and sales literature   B-11
---------------------------------------
Additional services                B-13
---------------------------------------
Other information                  B-14
---------------------------------------
Financial statements               B-14

--------------------------------------------------------------------------------
 ................................................................................
Please send me a free copy of the current Statement of Additional Information for Lincoln Life Variable Annuity Account N (ChoicePlus II Advance).

                                 (Please Print)

Name: __________________________________________________________________________

Address: _______________________________________________________________________

City  State  Zip

Mail to Lincoln National Life Insurance Company, P.O. Box 7866, Fort Wayne, In-diana 46801.

Lincoln ChoicePlus II Advance

Lincoln Life Variable Annuity Account N (Registrant)

The Lincoln National Life Insurance Company (Depositor)

Statement of Additional Information (SAI)

This Statement of Additional Information should be read in conjunction with the Lincoln ChoicePlus II Advance Prospectus of Lincoln Life Variable Annuity
Account N dated       , 2001. You may obtain a copy of the Lincoln ChoicePlus II
Advance Prospectus on re-quest and without charge.
Please write Lincoln ChoicePlus Customer Service, The Lincoln National Life In-surance Company, P.O. Box 7866, Fort Wayne, Indiana 46801 or call
1-888-868-2583.

Table of Contents

Item                                  Page
------------------------------------------
General information and history
of Lincoln Life                       B-2
------------------------------------------
Special terms                         B-2
------------------------------------------
Services                              B-2
------------------------------------------
Principal underwriter                 B-2
------------------------------------------
Purchase of securities being offered  B-2
------------------------------------------

Item                               Page

Calculation of investment results   B-2

Annuity payouts                     B-9

Advertising and sales literature   B-11

Additional services                B-13

Other information                  B-14

Financial statements               B-14





This SAI is not a Prospectus.

The date of this SAI is        , 2001.

General information and
history of The
Lincoln National Life
Insurance Company (Lincoln Life)

The Lincoln National Life Insurance Company (Lincoln Life), organized in 1905, is an Indiana stock insurance corporation, engaged primarily in the direct is-suance of life and health insurance contracts and annuities, and is also a professional reinsurer. Lincoln Life is wholly owned by Lincoln National Cor-poration (LNC), a publicly held insurance and financial services holding com-pany domiciled in Indiana.

Special terms

The special terms used in this SAI are the ones defined in the Prospectus. In connection with the term, valuation date, the New York Stock Exchange is cur-rently closed on weekends and on these holidays: New Year's Day, Martin Luther King's Birthday, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If any of these holidays oc-curs on a weekend day, the Exchange may also be closed on the business day oc-curring just before or just after the holiday.

Services

Independent auditors

The financial statements of the VAA and the statutory-basis financial state-ments of Lincoln Life appearing in this SAI and Registration Statement have been audited by Ernst & Young LLP, independent auditors, 2300 National City Center, 110 West Berry Street, Fort Wayne, Indiana, 46802, as set forth in their reports also appearing elsewhere in this document and in the Registra-tion Statement. The financial statements audited by Ernst & Young LLP have been included in this document in reliance on their reports given on their au-thority as experts in accounting and auditing.


Keeper of records
All accounts, books, records and other documents which are required to be maintained for the VAA are maintained by Lincoln Life or by third parties re-sponsible to Lincoln Life. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA 19203, to provide ac-counting services to the VAA. No separate charge against the assets of the VAA is made by Lincoln Life for this service.

Principal underwriter

Lincoln Life is the principal underwriter for the contracts, which are offered continuously. Lincoln Financial Distributors, Inc. will perform certain mar-keting and other ancillary functions as described in the Prospectus.

Purchase of securities being offered

The variable annuity contracts are offered to the public through licensed in-surance agents who specialize in selling Lincoln Life products; through inde-pendent insurance brokers; and through certain securities brokers/dealers se-lected by Lincoln Life whose personnel are legally authorized to sell annuity products. There are no special purchase plans for any class of prospective buyers. However, under certain limited circumstances described in the Prospec-tus under the section Charges and other deductions, the account fee and/or the surrender charge may be reduced or waived.

Both before and after the annuity commencement date, there are exchange privi-leges between subaccounts, and from the VAA to the general account subject to restrictions set out in the Prospectus. See The contracts, in the Prospectus. No exchanges are permitted between the VAA and other separate accounts.

The offering of the contracts is continuous.

Calculation of investment results

The paragraphs set forth below represent performance information for the VAA and the subaccounts calculated in several different ways.

Money Market Fund Subaccount:

At times the VAA may advertise the Money Market subaccount's yield. The yield refers to the income generated by an investment in the subaccount over a sev-en-day period. This income is then annualized. The process of annualizing, re-sults when the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The yield figure is based on historical earnings and is not intended to indicate future performance.

The seven-day yield is determined by calculating the change in unit value for the base period (the 7-day period ended December 31, 2000); then dividing this figure by the account value at the beginning of the period; then annualizing this result by the factor of 365/7. This yield includes all deductions charged to the contractowner's account, and excludes any realized gains and losses from the sale of securities. The Lincoln National Money Market Subaccount yield was 4.49% at December 31, 2000.

Standard investment results:

Standard performance is based on a formula to calculate performance that is prescribed by the SEC. Under rules issued by the SEC, standard performance must be included in any marketing material that discusses the performance of the VAA and the subaccounts. This information represents past performance and does not indicate or represent future performance.

Average annual return for each period is determined by finding the average an-nual compounded rate of return over each period that would equate the initial amount invested to the ending redeemable value for that period, according to the following formula:

                                P(1 + T)n = ERV

Where: P= a hypothetical initial purchase payment of $1,000
    T= average annual total return for the period in question
    N=number of years
   ERV= ending redeemable value (as of the end of the period in question) of a hypothetical $1,000 purchase payment made at the beginning of the 1-year, 5-year, or 10-year period in question (or fractional period thereof)

The formula assumes that: (1) all recurring fees have been charged to the contractowner accounts; and (2) there will be a complete redemption upon the anniversary of the 1-year, 5-year, or 10-year period in question.

In accordance with SEC guidelines, we will report standard performance back to the first date that the fund became available in the VAA. Because standard performance reporting periods of less than one year could be misleading, we may report "N/A's" for standard performance until one year after a fund became available in the separate account.

A. Standard Performance Data:

  Period Ending December 31, 2000


                                                                                Since
                                                          1-Year     5-Years    Inception
                                               Subaccount With       With       With
                                               Commenced  5% Step Up 5% Step Up 5% Step Up
------------------------------------------------------------------------------------------
AFIS Global Small Cap                            2/22/00      N/A       N/A       (32.9)
AFIS Growth                                      2/22/00      N/A       N/A        (9.7)
AFIS Growth-Income                               2/22/00      N/A       N/A         5.8
AFIS International                               2/22/00      N/A       N/A       (36.8)
AIM V.I. Growth Fund                            11/20/98    (27.2)      N/A         5.8
AIM V.I. International Equity Fund              11/20/98    (33.0)      N/A         4.4
AIM V.I. Value Fund                             11/20/98    (21.5)      N/A         6.5
Alliance Growth & Income                         2/22/00      N/A       N/A        17.0
Alliance Premier Growth                          2/22/00      N/A       N/A       (17.6)
AllianceBernstein Small Cap Value                             N/A       N/A         N/A
Alliance Technology                              2/22/00      N/A       N/A       (37.5)
Delaware Growth and Income Series               11/20/98      4.2       N/A         0.4
Delaware High Yield Series                      11/20/98    (22.9)      N/A       (13.2)
Delaware REIT Series                            11/20/98     23.8       N/A         9.3
Delaware Small Cap Value Series                 11/20/98     10.9       N/A         4.4
Delaware Trend Series                           11/20/98    (13.8)      N/A        26.8
Delaware U.S. Growth Series                                   N/A       N/A         N/A
Deutsche VIT EAFE Equity Index                                N/A       N/A         N/A
Deutsche VIT Equity 500 Index                   11/20/98    (15.9)      N/A         3.4
Deutsche VIT Small Cap Index                                  N/A       N/A         N/A
Fidelity(R) VIP Contrafund Portfolio            11/20/98      N/A       N/A         N/A
Fidelity(R) VIP Equity-Income Portfolio         11/20/98      1.1       N/A         4.3
Fidelity(R) VIP Growth Portfolio                11/20/98    (17.9)      N/A         9.1
Fidelity(R) VIP Overseas Portfolio              11/20/98    (25.8)      N/A         3.5
Franklin Small Cap                               2/22/00      N/A       N/A       (31.2)
Janus Aggressive Growth                                       N/A       N/A         N/A
Janus Balanced                                                N/A       N/A         N/A
Janus Worldwide Growth                                        N/A       N/A         N/A
Lincoln National Aggressive Growth Fund                       N/A       N/A         N/A
Lincoln National Bond Fund                      11/20/98      3.8       N/A         0.1
Lincoln National Capital Appreciation Fund                    N/A       N/A         N/A
Lincoln National Global Asset Allocation Fund                 N/A       N/A         N/A
Lincoln National International Fund                           N/A       N/A         N/A
Lincoln National Money Market Fund              11/20/98     (0.9)      N/A         1.6
Lincoln National Social Awareness Fund                        N/A       N/A         N/A
MFS(R) Capital Opportunities Series                           N/A       N/A         N/A
MFS(R) Emerging Growth Series                   11/20/98    (26.2)      N/A        20.8
MFS(R) Total Return Series                      11/20/98      8.6       N/A         5.6
MFS(R) Utilities Series                         11/20/98     (0.1)      N/A        14.7
Neuberger Berman Mid-Cap Growth                               N/A       N/A         N/A
Neuberger Berman Regency                                      N/A       N/A         N/A
Putnam Growth & Income                                        N/A       N/A         N/A
Putnam Health Sciencies                                       N/A       N/A         N/A
Templeton Growth                                 2/22/00      N/A       N/A         3.7


The performance figures shown reflect the cost of the 5% Step-Up death benefit. If contractowners had chosen to eliminate the 5% Step-Up death benefit, their returns would have been higher. The performance figures above do not reflect the cost of the EEB Rider. If contractowners had elected the EEB Rider, the return would have been lower.

B. Standard Performance Data:

  Period Ending December 31, 2000


                                               Subaccount                 10 Year/
                                               Commenced  1 Year   5 Year Since Inception
-----------------------------------------------------------------------------------------
AFIS Global Small Cap                            2/22/00    N/A     N/A        (33.0)%
AFIS Growth                                      2/22/00    N/A     N/A         (9.8)
AFIS Growth-Income                               2/22/00    N/A     N/A          5.7
AFIS International                               2/22/00    N/A     N/A        (36.8)
AIM V.I. Growth Fund                            11/20/98  (27.2)%   N/A          5.6
AIM V.I. International Equity Fund              11/20/98  (33.0)    N/A          4.3
AIM V.I. Value Fund                             11/20/98  (21.5)    N/A          6.4
Alliance Growth & Income                         2/22/00    N/A     N/A         16.9
Alliance Premier Growth                          2/22/00    N/A     N/A        (17.6)
AllianceBernstein Small Cap Value                           N/A     N/A          N/A
Alliance Technology                              2/22/00    N/A     N/A        (37.6)
Delaware Growth & Income Series                 11/20/98    4.1     N/A          0.3
Delaware High Yield Series                      11/20/98  (23.0)    N/A        (13.3)
Delaware REIT Series                            11/20/98   23.6     N/A          9.1
Delaware SmallCap Value Series                  11/20/98   10.8     N/A          4.3
Delaware Trend Series                           11/20/98  (13.9)    N/A         26.6
Delaware U.S. Growth Series                                 N/A     N/A          N/A
Deutsche VIT EAFE Equity Index                              N/A     N/A          N/A
Deutsche VIT Equity 500 Index                   11/20/98  (16.0)    N/A          3.3
Deutsche VIT Small Cap Index                                N/A     N/A          N/A
Fidelity VIP Contrafund Portfolio                           N/A     N/A          N/A
Fidelity VIP Equity-Income Portfolio            11/20/98    1.0     N/A          4.1
Fidelity VIP Growth Portfolio                   11/20/98  (18.0)    N/A          9.0
Fidelity VIP Overseas Portfolio                 11/20/98  (25.9)    N/A          3.4
Franklin Small Cap                               2/22/00    N/A     N/A        (31.2)
Janus Aggressive Growth                                     N/A     N/A          N/A
Janus Balanced                                              N/A     N/A          N/A
Janus Worldwide Growth                                      N/A     N/A          N/A
Lincoln National Aggressive Growth Fund                     N/A     N/A          N/A
Lincoln National Bond Fund                      11/20/98    3.7     N/A          N/A
Lincoln National Capital Appreciation Fund                  N/A     N/A          N/A
Lincoln National Global Asset Allocation Fund               N/A     N/A          N/A
Lincoln National International Fund                         N/A     N/A          N/A
Lincoln National Money Market Fund              11/20/98   (1.0)    N/A          1.5
Lincoln National Social Awareness Fund                      N/A     N/A          N/A
MFS(R) Capital Opportunities Series             11/20/98    N/A     N/A          N/A
MFS(R) Emerging Growth Series                   11/20/98  (26.3)    N/A         20.7
MFS(R) Total Return Series                      11/20/98    8.5     N/A          5.5
MFS(R) Utilities Series                         11/20/98   (0.3)    N/A         14.6
Neuberger Berman Mid-Cap Growth                             N/A     N/A          N/A
Neuberger Berman Regency                                    N/A     N/A          N/A
Putnam Growth & Income                                      N/A     N/A          N/A
Putnam Health Sciences                                      N/A     N/A          N/A
Templeton Growth                                 2/22/00    N/A     N/A        (31.2)


The performance figures shown reflect the cost of the Income4LifeSM solution.

Non-standard investment results:

The VAA may report its results over various periods -- daily, monthly, three-month, six-month, year-to-date, yearly (fiscal year), three, five, ten years or more and lifetime -- and compare its results to indices and other variable annuities in sales materials including advertisements, brochures and reports. Performance information for the periods prior to the date that a fund became available in the VAA will be calculated based on (1) the performance of the fund adjusted for contract charges (ie: mortality and expense risk fees, any applicable administrative charges, excluding surrender charges and the account fee) and the management and other expenses of the fund and (2) the assumption that the subaccounts were in existence for the same periods as indicated for the fund. It may or may not reflect charges for any options (i.e.: EGMDB) that were in effect during the time periods shown. This performance is referred to as non-standardized performance data. Such results may be computed on a cumu-lative and/or annualized basis. We may provide illustrations of income pay-ments and values during the annuity payout period, based on historical or hy-pothetical rates of return that are not guaranteed. We may also report non-standard performance assuming that you deposited $10,000 into a subaccount at inception of the underlying fund or 10 years ago (whichever is less). This non-standard performance may be shown as a graph illustrating how that deposit would have increased or decreased in value over time based on the performance of the underlying fund adjusted for contract charges. This information repre-sents past performance and does not indicate or represent future performance. The investment return and value of a contract will fluctuate so that contractowner's investment may be worth more or less than the original invest-ment. Cumulative quotations are arrived at by calculating the change in accu-mulation unit value between the first and last day of the base period being measured, and expressing the difference as a percentage of the unit value at the beginning of the base period. Annualized quotations are arrived at by ap-plying a formula which reflects the level rate of return, which if earned over the entire base period, would produce the cumulative return.


A. Non-Standard Performance Data (adjusted for contract expense charges):
  Period Ending December 31, 2000


                                    YTD        1-year     3-year     5-year     10-year
                                    With       With       With       With       With                As if
                                    5% Step-Up 5% Step-Up 5% Step-Up 5% Step-Up 5% Step-Up Lifetime Commenced
-------------------------------------------------------------------------------------------------------------
AFIS Global Small Cap                 (20.4)     (20.4)      18.8        N/A        N/A      17.3    4/30/98
AFIS Growth                             2.6        2.6       28.1       24.4       20.0      16.5     2/8/84
AFIS Growth-Income                      6.0        6.0       10.3       14.0       13.5      13.0     2/8/84
AFIS International                    (23.5)     (23.5)      16.2       14.0       11.5      10.1     5/1/90
AIM V.I. Growth Fund                  (22.1)     (22.1)      10.6       14.2        N/A      13.7     5/5/93
AIM V.I. International Equity Fund    (27.9)     (27.9)       7.3        8.8        N/A       9.3     5/5/93
AIM V.I. Value Fund                   (16.4)     (16.4)      11.3       13.4        N/A      14.9     5/5/93
Alliance Growth & Income               11.5       11.5       12.9       17.1        N/A      12.9    1/14/91
Alliance Premier Growth               (18.3)     (18.3)      15.3       19.3        N/A      17.8    6/26/92
AllianceBernstein Small Cap Value       N/A        N/A        N/A        N/A        N/A       N/A
Alliance Technology                   (23.1)     (23.1)      28.5        N/A        N/A      19.2    1/11/96
Delaware Growth and Income Series       9.2        9.2        4.2       11.5       12.6       9.5    7/28/88
Delaware High Yield Series            (17.9)     (17.9)      (9.0)      (1.5)       5.5       4.0    7/28/88
Delaware REIT Series                   28.8       28.8        N/A        N/A        N/A       3.8     5/1/98
Delaware SmallCap Value Series         15.9       15.9        0.3        9.6        N/A       9.6   12/27/93
Delaware Trend Series                  (8.7)      (8.7)      20.1       17.6        N/A      17.3   12/27/93
Delaware U.S. Growth Series            (6.1)      (6.1)       N/A        N/A        N/A      (0.7)  11/15/99
Deutsche VIT EAFE Equity Index        (18.2)     (18.2)       7.0        N/A        N/A       3.9    8/22/97
Deutsche VIT Equity 500 Index         (10.9)     (10.9)      10.0        N/A        N/A       9.7    10/1/97
Deutsche VIT Small Cap Index           (5.6)      (5.6)       2.2        N/A        N/A       3.2    8/25/97
Fidelity VIP Contrafund  Portfolio     (8.6)      (8.6)      11.9       15.1        N/A      18.5     1/3/95
Fidelity VIP Equity-Income
 Portfolio                              6.1        6.1        6.5       11.1       14.9      11.0    10/9/86
Fidelity VIP Growth Portfolio         (12.8)     (12.8)      17.0       16.8       17.5      14.0    10/9/86
Fidelity VIP Overseas Portfolio       (20.8)     (20.8)       6.9        8.1        7.0       6.2    1/28/87
Franklin Small Cap                    (16.3)     (16.3)      16.0       16.9        N/A      16.8   10/31/95
Janus Aggressive Growth               (33.2)     (33.2)      24.6       17.7        N/A      19.9    9/13/93
Janus Balanced                         (4.3)      (4.3)      16.0       16.2        N/A      14.7    9/13/93
Janus Worldwide Growth                (17.4)     (17.4)      18.8       20.5        N/A      19.7    9/13/93
Lincoln National Aggressive Growth
 Fund                                  (4.5)      (4.5)       7.1       11.3        N/A      10.2     2/3/94
Lincoln National Bond Fund              8.9        8.9        3.6        3.7        5.9       8.2   12/28/81
Lincoln National Capital
 Appreciation Fund                    (17.4)     (17.4)      16.9       18.0        N/A      16.4     2/3/94
Lincoln National Global Asset
 Allocation Fund                       (7.2)      (7.2)       4.2        8.5        9.5       8.0     8/3/87

               YTD        1-year     3-year     5-year     10-year
               With       With       With       With       With                As if
               5% Step-Up 5% Step-Up 5% Step-Up 5% Step-Up 5% Step-Up Lifetime Commenced
----------------------------------------------------------------------------------------
Lincoln
 National
 International
 Fund             (1.7)      (1.7)       8.4        7.4        N/A       6.7     5/1/91
Lincoln
 National
 Money Market
 Fund              4.1        4.1        3.4        3.3        2.8       4.6     1/7/82
Lincoln
 National
 Social
 Awareness
 Fund            (10.0)     (10.0)       6.3       15.5       15.9      14.4     5/2/88
MFS(R)
 Capital
 Opportunities
 Series           (5.6)      (5.6)      19.2        N/A        N/A      20.5    8/14/96
MFS(R)
 Emerging
 Growth
 Series          (21.2)     (21.2)      21.4       19.7        N/A      21.3    7/24/95
MFS(R) Total
 Return
 Series           13.6       13.6        8.1       11.0        N/A      13.2     1/3/95
MFS(R)
 Utilities
 Series            4.9        4.9       15.8       18.4        N/A      20.5     7/3/95
Neuberger
 Berman Mid-
 Cap Growth       (9.2)      (9.2)      23.3        N/A        N/A      28.2    11/3/97
Neuberger
 Berman
 Regency           N/A        N/A        N/A        N/A        N/A       N/A        N/A
Putnam Growth
 & Income          6.0        6.0        N/A        N/A        N/A       3.0    4/30/98
Putnam Health
 Sciences         36.3       36.3        N/A        N/A        N/A      13.1    4/30/98
Templeton
 Growth           (0.4)      (0.4)       8.0       10.8        N/A       9.7    3/15/94


The performance figures shown above reflect the cost of the 5% Step-Up death benefit. If contractowners had chosen to eliminate the 5% Step-Up death benefit, their returns would have been higher. The performance figures do not reflect the cost of the EEB Rider. If these costs had been reflected, returns would have been lower.

B. Non-Standard Performance Data (adjusted for contract expense charges):
  Period Ending December 31, 2000


                                                                                               As if
                                               YTD     1 Year   3 Year 5 Year 10 Year Lifetime Commenced
--------------------------------------------------------------------------------------------------------
AFIS Global Small Cap                          (20.4)% (20.4)%   18.7%   N/A    N/A     17.2%   4/30/97
AFIS Growth                                      2.5     2.5     28.0   24.2%  19.8%    16.4     2/8/84
AFIS Growth-Income                               5.9     5.9     10.2   13.8   13.4     12.9     2/8/84
AFIS International                             (23.6)  (23.6)    16.1   13.9   11.4     10.0     5/1/90
AIM V.I. Growth Fund                           (22.2)  (22.2)    10.5   14.1    N/A     13.6     5/5/93
AIM V.I. International Equity Fund             (28.0)  (28.0)     7.2    8.7    N/A      9.2     5/5/93
AIM V.I. Value Fund                            (16.5)  (16.5)    11.2   13.3    N/A     14.8     5/5/93
Alliance Growth & Income                        11.4    11.4     12.8   17.0    N/A     12.8    1/14/91
Alliance Premier Growth                        (18.4)  (18.4)    15.2   19.2    N/A     17.7    6/26/92
AllianceBernstein Small Cap Value                N/A     N/A      N/A    N/A    N/A      N/A     5/1/01
Alliance Technology                            (23.2)  (23.2)    28.4    N/A    N/A     19.1    1/11/96
Delaware Growth and Income Series                9.1     9.1      4.1   11.4   12.4      9.4    7/28/88
Delaware High Yield Series                     (18.0)  (18.0)    (9.1)  (1.6)   5.4      3.9    7/28/88
Delaware REIT Series                            28.7     N/A      N/A    N/A    N/A      3.7     5/1/98
Delaware SmallCap Value Series                  15.8    15.8      0.2    9.5    N/A      9.7   12/27/93
Delaware Trend Series                           (8.8)   (8.8)    20.0   17.5    N/A     17.1   12/27/93
Delaware U.S. Growth Series                     (6.1)   (6.1)     N/A    N/A    N/A     (0.8)  11/15/99
Deutsche VIT EAFE Equity Index                 (18.3)  (18.3)     6.8    N/A    N/A      3.8    8/22/97
Deutsche VIT Equity 500 Index                  (11.0)  (11.0)     9.9    N/A    N/A      9.6    10/1/97
Deutsche VIT Small Cap Index                    (5.7)   (5.7)     2.1    N/A    N/A      3.1    8/25/97
Fidelity VIP Contrafund Portfolio               (8.6)   (8.6)    11.3   15.1    N/A     18.5     1/3/95
Fidelity VIP Equity-Income Portfolio             6.0     6.0      6.4   11.0   14.8     10.9    10/9/96
Fidelity VIP Growth Portfolio                  (12.9)  (12.9)    16.9   16.7   17.4     13.8    10/9/96
Fidelity VIP Overseas Portfolio                (20.9)  (20.9)     6.8    8.0    6.9      6.1    1/28/87
Franklin Small Cap                             (16.4)  (16.4)    15.9   16.8    N/A     16.6   10/31/95
Janus Aggressive Growth                        (33.3)  (33.3)    24.5   17.6    N/A     19.8    9/13/93
Janus Balanced                                  (4.4)   (4.4)    15.9   16.1    N/A     14.6    9/13/93
Janus Worldwide Growth                         (17.5)  (17.5)    18.7   20.3    N/A     19.6    9/13/93
Lincoln National Aggressive Growth Fund         (4.6)   (4.6)     7.0   11.2    N/A     10.1     2/3/94
Lincoln National Bond Fund                       8.8     8.8      3.5    3.6    5.8      8.1   12/28/81
Lincoln National Capital Appreciation Fund     (17.5)  (17.5)    16.8   17.9    N/A     16.3     2/3/94
Lincoln National Global Asset Allocation Fund   (7.3)   (7.3)     4.1    8.4    9.4      7.9     8/3/87
Lincoln National International Fund             (1.8)   (1.8)     8.3    7.3    N/A      6.6     5/1/91
Lincoln National Money Market Fund               4.0     4.0      3.3    3.2    2.7      4.5     1/7/82
Lincoln National Social Awareness Fund         (10.1)  (10.1)     6.2   15.4   15.7     14.2     5/2/88
MFS(R) Capital Opportunities Series             (5.7)   (5.7)    19.1    N/A    N/A     20.4    8/14/96
MFS(R) Emerging Growth Series                  (21.3)  (21.3)    21.3   19.5    N/A     21.2    7/24/95
MFS(R) Total Return Series                      13.5    13.5      8.0   10.9    N/A     13.1     1/3/95
MFS(R) Utilities Series                          4.8     4.8     15.7    8.3    N/A     20.4     1/3/95
Neuberger Berman Mid-Cap Growth                 (9.3)   (9.3)    23.2    N/A    N/A     28.1    11/3/97
Neuberger Berman Regency                         N/A     N/A      N/A    N/A    N/A      N/A
Putnam Growth & Income                           5.8     5.8      N/A    N/A    N/A      2.9    4/30/98
Putnam Health Sciences                          36.2    36.2      N/A    N/A    N/A     13.0    4/30/98
Templeton Growth                                (0.5)   (0.5)     7.9   10.7    N/A      9.6    3/15/94


The performance figures above reflects the cost of the Income4LifeSM solution.

Interest Adjustment

The following example illustrates the
detailed calculations for a $25,000
deposit into the fixed account with a
guaranteed rate of 4.5% for a dura-
tion of five years. The intent of the
example is to show the effect of the
interest adjustment and the 3% mini-
mum guarantee under various interest
rates on the calculation of the cash
surrender (withdrawal) values. Any
charges for optional death benefit
risks are not taken into account in
the example. The effect of the inter-
est adjustment is reflected in the
yield rate factor in column (2) and
the minimum 3% guarantee is shown un-
der column (4) under the "Surrender
Value Calculation". The "Interest Ad-
justment Tables" and "Minimum Value
Calculation" contain the explicit
calculation of the yield factors and
the 3% minimum guarantee respective-
ly. The "Annuity Value Calculation"
and "Minimum Value" calculations as-
sume the imposition of the annual $35
account fee, but that fee is waived
if the annuity account value at the
end of a contract year is $100,000 or
more. The results would be slightly
different in the states where the an-
nual fee is less than $35.
                     SAMPLE CALCULATIONS FOR MALE 35 ISSUE

      Single Premium............................... $25,000
      Premium Taxes................................ None
      Withdrawals.................................. None
      Guaranteed Period............................ 5 years
      Guaranteed Interest Rate..................... 4.50%
      Annuity Date................................. Age 70
      Yield Rate A................................. 5.00%
      Yield Rate B................................. 6.00% End of contract year 1
                                                    5.50% End of contract year 2
                                                    5.00% End of contract year 3
                                                    4.00% End of contract year 4
      Percentage Adjustment to Index Rate B (K).... 0.25%

                          SURRENDER VALUE CALCULATION

                                                                 (5)
                                       (2)      (3)              Greater
                               (1)     Yield    Adjusted (4)     of      (6)       (7)
                               Annuity Rate     Annuity  Minimum (3) &   Surrender Surrender
      Contract Year            Value   Factor   Value    Value   (4)     Charge    Value
      -------------            ------- -------- -------- ------- ------- --------- ---------
      1....................... $26,095 0.953765 $24,889  $25,715 $25,715  $1,500    $24,215
      2....................... $27,239 0.978874 $26,664  $26,451 $26,664  $1,250    $25,414
      3....................... $28,435 0.995255 $28,300  $27,210 $28,300  $1,000    $27,300
      4....................... $29,685 1.007194 $29,898  $27,991 $29,898  $  750    $29,148
      5....................... $30,990    NA    $30,990  $28,796 $30,990  $    0    $30,990

                           ANNUITY VALUE CALCULATION

      Contract Year
      -------------
      1......................................... $25,000 X 1.045 - $35 = $26,095
      2......................................... $26,095 X 1.045 - $35 = $27,239
      3......................................... $27,239 X 1.045 - $35 = $28,435
      4......................................... $28,435 X 1.045 - $35 = $29,685
      5......................................... $29,685 X 1.045 - $35 = $30,990

                         SURRENDER CHARGE CALCULATION

      Contract Year                          SC factor Deposit     Surrender Chg
      -------------
      1.....................................    6.0% X $25,000   =    $1,500
      2.....................................    5.0% X $25,000   =    $1,250
      3.....................................    4.0% X $25,000   =    $1,000
      4.....................................    3.0% X $25,000   =    $  750
      5.....................................      0% X $25,000   =    $    0

                         YIELD RATE FACTOR CALCULATION

                                                              Adj-
                                                  Yield Yield Yield
      Contract Year                               A     B     B     N   Result
      -------------                               ----- ----- ----- --- --------
      1.......................................... 5.00% 6.00% 6.25%  4  0.953765
      2.......................................... 5.00% 5.50% 5.75%  3  0.978874
      3.......................................... 5.00% 5.00% 5.25%  2  0.995255
      4.......................................... 5.00% 4.00% 4.25%  1  1.007194
      5.......................................... 5.00%  N/A   N/A  N/A   N/A

                           MINIMUM VALUE CALCULATION

      Contract Year
      -------------
      1.......................................... $25,000 X 1.03 - $35 = $25,715
      2.......................................... $25,715 X 1.03 - $35 = $26,451
      3.......................................... $26,451 X 1.03 - $35 = $27,210
      4.......................................... $27,210 X 1.03 - $35 = $27,991
      5.......................................... $27,991 X 1.03 - $35 = $28,796

Annuity payouts

Variable annuity payouts
Variable annuity payouts will be determined on the basis of: (1) the dollar value of the contract on the annuity commencement date less any applicable premium tax; (2) the annuity tables contained in the contract; (3) the type of annuity option selected; and (4) the investment results of the fund(s) select-ed. In order to determine the amount of variable annuity payouts, Lincoln Life makes the following calculation: first, it determines the dollar amount of the first payout; second, it credits the contract with a fixed number of annuity units based on the amount of the first payout; and third, it calculates the value of the annuity units each period thereafter. These steps are explained below.

The dollar amount of the first periodic variable annuity payout is determined by applying the total value of the accumulation units credited under the con-tract valued as of the annuity commencement date (less any premium taxes) to the annuity tables contained in the contract. The first variable annuity pay-out will be paid 14 days after the annuity commencement date. This day of the month will become the day on which all future annuity payouts will be paid. Amounts shown in the tables are based on the 1983 Table "a" Individual Annuity Mortality Tables, modified, with an assumed investment return at the rate of 3%, 4%, 5% or 6% per annum. The first annuity payout is determined by multi-plying the benefit per $1,000 of value shown in the contract tables by the number of thousands of dollars of value accumulated under the contract. These annuity tables vary according to the form of annuity selected and the age of the annuitant at the annuity commencement date. The assumed interest rate is the measuring point for subsequent annuity payouts. If the actual net invest-ment rate (annualized) exceeds the assumed interest rate, the payout will in-crease at a rate equal to the amount of such excess. Conversely, if the actual rate is less than the assumed interest rate, annuity payouts will decrease. If the assumed rate of interest were to be increased, annuity payouts would start at a higher level but would decrease more rapidly or increase more slowly.

Lincoln Life may use sex distinct annuity tables in contracts that are not as-sociated with employer sponsored plans and where not prohibited by law.

At an annuity commencement date, the contract is credited with annuity units for each subaccount on which variable annuity payouts are based. The number of annuity units to be credited is determined by dividing the amount of the first periodic payout by the value of an annuity unit in each subaccount selected. Although the number of annuity units is fixed by this process, the value of such units will vary with the value of the underlying fund.

The amount of the second and subsequent periodic payouts is determined by mul-tiplying the contractowner's fixed number of annuity units in each subaccount by the appropriate annuity unit value for the valuation date ending 14 days prior to the date that payout is due.

The value of each subaccount's annuity unit will be set initially at $1.00. The annuity unit value for each subaccount at the end of any valuation date is determined by multiplying the subaccount annuity unit value for the immedi-ately preceding valuation date by the product of:

(a) The net investment factor of the subaccount for the valuation period for which the annuity unit value is being determined, and

(b) A factor to neutralize the assumed investment return in the annuity table.

The value of the annuity units is determined as of a valuation date 14 days prior to the payment date in order to permit calculation of amounts of annuity payouts and mailing of checks in advance of their due dates. Such checks will normally be issued and mailed at least three days before the due date.

Proof of age, sex and survival
Lincoln Life may require proof of age, sex, or survival of any payee upon whose age, sex, or survival payments depend.

Income4LifeSM solution options for Non-qualified contracts

Regular income payments will be determined on the basis of: (1) the dollar value of the contract on the valuation date 14 days prior to the initial regu-lar income date, less any applicable premium taxes, and each regular income payment date thereafter; (2) the annuity factor for the Income4LifeSM solution option selected; and (3) the investment results of the variable subaccounts selected.


Income4LifeSM solution annuity factors are based, when applicable, on the 1983 Table "A" Individual Annuity Mortality Table, modified, with an assumed in-vestment return of at the rate of either 3%, 4%, 5% or 6% per annum.

The initial regular income payment is determined by dividing the contract value as of the valuation date 14 days prior to the initial regular income payment date, less any premium taxes, by 1000 and multiplying this result by the Income4LifeSM solution annuity factor for the option selected.

The annuity factors vary according to the Income4LifeSM solution option se-lected, the length of the liquidity period and the age and gender of the annu-itant as of the date the initial regular income payment is calculated. The as-sumed interest rate is the measuring point for subsequent regular income pay-ment. Each subsequent regular income payment will fluctuate.


If the actual net investment rate (annualized) for the contract exceeds the assumed rate, the regular income payment will increase at a rate approximately equal to the amount of such excess. Conversely, if the actual net investment rate for the contract is less than the assumed rate, the regular income pay-ment will decrease. If a higher assumed rate of interest is selected, regular income payments will start at a higher level but will decrease more rapidly or increase more slowly.


Lincoln Life may use sex-distinct annuity factors for contracts that are not associated with employer sponsored plans and where not prohibited by law.

During the liquidity period each subsequent regular income payment is deter-mined by dividing the account value as of the valuation date 14 days prior to the regular income payment due date by 1000 and multiplying this result by the annuity factor adjusted for the remaining annuity period. At the end of the liquidity period, the periodic regular income payment will purchase annuity units at the then current annuity unit value.

Subsequent regular income payments made after the liquidity period will be calculated using annuity units as described in the Variable annuity payouts section above.

Income4LifeSM solution options for IRA contracts
Regular income payments will be determined on the basis of: (1) the dollar value of the contract on December 31 of the year prior to the initial regular income payment and each subsequent regular income payment; (2) the annuity factor for the Income4LifeSM solution option selected; and (3) the investment results of the fixed and/or variable subaccounts selected.

Income4LifeSM solution annuity factors are based, when applicable, on the 1983 Table "A" Individual Annuity Mortality Table, modified, with an assumed in-vestment return of at the rate of either 3%, 4%, 5% or 6% per annum.

The initial regular income payment is determined by dividing the contract value as of December 31 of the year prior to the initial regular income pay-ment date by 1000 and multiplying this result by the Income4LifeSM solution annuity factor for the option selected.

The annuity factor will vary according to the Income4LifeSM solution option selected, the length of the liquidity period and the age and gender of the an-nuitant as of the date the initial regular income payment is calculated. The assumed interest rate is the measuring point for subsequent regular income payment. Regular income payments will be adjusted at the beginning of each calendar year during the liquidity period, regardless of whether the account value is invested in fixed or variable subaccounts. After the liquidity period each subsequent reg-ular income payment will be adjusted.

If the actual net investment rate (annualized) for the contract, whether based upon a fixed and/or variable subaccounts, exceeds the assumed rate, the regu-lar income payment will increase at a rate approximately equal to the amount of such excess. Conversely, if the actual net investment rate for the contract is less than the assumed rate, the regular income payment will decrease. If a higher assumed rate of interest is selected, regular income payments will start at a higher level but will decrease more rapidly or increase more slow-ly.

Lincoln Life may use sex-distinct annuity factors for contracts that are not associated with employer sponsored plans and where not prohibited by law.

During the liquidity period, the first regular income payment made in the cal-endar year will be determined by dividing the account value as of December 31 of the year prior to the regular income payment by 1000 and multiplying this result by the annuity factor adjusted for the remaining annuity period. Any regular income payments due in the same calendar year will be equal to the first regular income payment of the calendar year. This results in the regular income payment remaining level for a full calendar year and then adjusting at the beginning of the next calendar year.

At the end of the liquidity period, the periodic regular income payment will purchase annuity units at the then current annuity unit value.

Subsequent regular income payments made after the liquidity period will be calculated using annuity units as described in the Variable annuity payouts section above. This will result in the regular income payment then fluctuating with each subsequent regular income payment.


Advertising and sales
literature

As set forth in the Prospectus, Lincoln Life may refer to the following orga-nizations (and others) in its marketing materials:

A.M. Best's Rating System is designed to evaluate the various factors affect-ing the overall performance of an insurance company in order to provide an opinion as to an insurance company's relative financial strength and ability to meet its contractual obligations. The procedure includes both a quantita-tive and qualitative review of each company. A.M. Best also provides certain rankings, to which Lincoln Life intends to refer.

EAFE Index is prepared by Morgan Stanley Capital International (MSCI). It mea-sures performance of equity securities in Europe, Australia and the Far East. The index reflects the movements of world stock markets by representing the evolution of an unmanaged portfolio. The EAFE Index offers international di-versification representing over 1,000 companies across 20 different countries.

FITCH provides ratings on over 800 insurance entities in close to 30 coun-tries. The Insurance Group maintains three significant analytical staffing centers in Chicago, London and New York, and also coordinates local analytical resources in other parts of the world on behalf of Fitch's global office net-work.

Lipper Variable Insurance Products Performance Analysis Service is a publisher of statistical data covering the investment company industry in the United States and overseas. Lipper is recognized as the leading source of data on open-end and closed-end funds. Lipper currently tracks the performance of over 5,000 investment companies and publishes numerous specialized reports, includ-ing reports on performance and portfolio analysis, fee and expense analysis.

Moody's insurance financial strength rating is an opinion of an insurance company's financial strength and ability to meet financial obligations. The purpose of Moody's ratings is to provide investors with a simple system of gradation by which the relative quality of insurance companies may be noted.

Morningstar is an independent financial publisher offering comprehensive sta-tistical and analytical coverage of open-end and closed-end funds and variable annuities.

Standard & Poor's insurance claims-paying ability rating is an opinion of an operating insurance company's financial capacity to meet obligations under an insurance policy in accordance with the terms. The likelihood of a timely flow of funds from the insurer to the trustee for the bondholders is a key element in the rating determination for such debt issues.

VARDS (Variable Annuity Research and Data Service) provides a comprehensive guide to variable annuity contract features and historical fund performance. The service also provides a readily understandable analysis of the comparative characteristics and market performance of funds inclusive in variable con-tracts.

Standard & Poor's 500 Index -- A broad-based measurement of U.S. stock-market performance based on the weighted average performance of 500 common stocks of leading company's and leading industries; commonly known as the Standard & Poor's 500 (S&P 500). The selection of stocks, their relative weightings to reflect differences in the number of outstanding shares, and publication of the index itself are services of Standard & Poor's Corporation, a financial advisory, securities rating, and publishing firm.

NASDAQ-OTC Price Index -- this index is based on the National Association of Securities Dealers Automated Quotations (NASDAQ) and represents all domestic over-the-counter stocks except those traded on exchanges and those having only one market maker, a total of some 3,500 stocks. It is market value- weighted and was introduced with a base of 100.00 on February 5, 1971.

Dow Jones Industrial Average (DJIA) -- price-weighted average of 30 actively traded blue chip stocks, primarily industrials but currently including American Express Company and American Telephone and Telegraph Company. Prepared and pub-lished by Dow Jones & Company, it is the oldest and most widely quoted of all the market indicators. The average is quoted in points, not dollars.

Russell 1000 Index--Measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 90% of the total market capitalization of the Russell 3000 that measures 3,000 of the largest U.S. com-panies.

Russell 2000 Index--Measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 10% of the total market capitalization of the Russell 3000 that measures 3,000 of the largest U.S. com-panies.

Lehman Brothers Aggregate Bond Index--Composed of securities from Lehman Broth-ers Government/Corpo-rate Bond Index, Mortgage-Backed Securities Index, and the Asset-Backed Securities Index. Indexes are rebalanced monthly by market capi-talization.

Lehman Brothers Government/Corporate Bond Index--This is a measurement of the movement of approximately 4,200 corporate, publicly traded, fixed-rate, noncon-vertible, domestic debt securities, as well as the domestic debt securities is-sued by the U.S. government or its agencies.

Lehman Brothers Government Intermediate Bond Index--Composed of all bonds cov-ered by the Lehman Brothers Government Bond Index (all publicly issued, noncon-vertible, domestic debt of the U.S. government or any agency thereof, quasi-federal corporations, or corporate debt guaranteed by the U.S. government) with maturities between one and 9.99 years.

Merrill Lynch High Yield Master Index--This is an index of high yield debt se-curities. High yield securities are those below the top four quality rating categories and are considered more risky than investment grade. Issues must be rated by Standard & Poor's or by Moody's Investors Service as less than invest-ment grade (i.e., BBB or Baa) but not in default (i.e. DDD1 or less). Issues must be in the form of publicly placed nonconvertible, coupon-bearing U.S. do-mestic debt and must carry a term to maturity of at least one year.

Morgan Stanley Emerging Markets Free Index--A market capitalization weighted index composed of companies representative of the market structure of 22 Emerg-ing Market countries in Europe, Latin America, and the Pacific Basin. This in-dex excludes closed markets and those shares in otherwise free markets, which are not purchasable by foreigners.

Morgan Stanley World Capital International World Index--A market capitalization weighted index composed of companies representative of the market structure of 22 Developed Market countries in North America, Europe and the Asia/Pacific Re-gion.

Morgan Stanley Pacific Basin (Ex-Japan) Index--An arithmetic, market value-weighted average of the performance of securities listed on the stock exchanges of the following Pacific Basin Countries: Australia, Hong Kong, Malaysia, New Zealand and Singapore.

Nareit Equity Reit Index--All of the data is based on the last closing price of the month for all tax-qualified REITs listed on the New York Stock Exchange, American Stock Exchange, and the NASDAQ National Market System. The data is market weighted.

Salomon Brothers World Government Bond (Non US) Index--A market capitalization weighted index consisting of government bond markets of the following 13 coun-tries: Australia, Austria, Belgium, Canada, Denmark, France, Germany, Italy, Japan, The Netherlands, Spain, Sweden, and The United Kingdom.

Salomon Brothers 90 Day Treasury-Bill Index--Equal dollar amounts of three-month Treasury bills are purchased at the beginning of each of three consecu-tive months. As each bill matures, all proceeds are rolled over or reinvested in a new three-month bill.

Standard and Poor's Index (S&P 400)--Consists of 400 domestic stocks chosen for market size, liquidity, and industry representations.

Standard and Poor's Utilities Index--The utility index is one of several indus-try groups within the broader S&P 500. Utility stocks include electric, natural gas, and telephone companies included in the S&P 500.

In its advertisements and other sales literature for the VAA and the funds, Lincoln Life intends to illustrate the advantages of the contracts in a number of ways:

Compound Interest Illustrations. These will emphasize several advantages of the variable annuity contract. For example, but not by way of illustration, the literature may emphasize the potential tax savings through tax deferral; the potential advantage of the variable annuity account over the fixed account; and the compounding effect when a client makes regular deposits to his or her con-tract.

Internet. An electronic communications network which may be used to provide in-formation regarding

Lincoln Life, performance of the subaccounts and advertisement literature.

Additional services

Dollar Cost Averaging (DCA) -- You may systematically transfer, on a monthly basis, amounts from certain subaccounts, or the fixed side of the contract into the subaccounts. You may elect to participate in the DCA program at the time of application or at anytime before the annuity commencement date by com-pleting an election form available from us. The minimum amount to be dollar cost averaged is $2,000 over any period between 6 and 60 months. Once elected, the program will remain in effect until the earlier of: (1) the annuity com-mencement date; (2) the value of the amount being DCA'd is depleted; or (3) you cancel the program by written request or by telephone if we have your tel-ephone authorization on file. A transfer made as part of this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges or interest adjustment which may apply to transfers. We reserve the right to discontinue this program at any time. DCA does not assure a profit or protect against loss.

Automatic Withdrawal Service (AWS) -- AWS provides an automatic, periodic withdrawal of contract value to you. AWS may take place on either a monthly, quarterly, semi-annual or annual basis, as selected by the contractowner. You may elect to participate in AWS at the time of application or at any time be-fore the annuity commencement date by sending a written request to our home office. The minimum contract value required to establish AWS is $10,000. You may cancel or make changes to your AWS program at any time by sending written request to our home office. If telephone authorization has been elected, cer-tain changes may be made by telephone. Notwithstanding the requirements of the program, any withdrawal must be permitted under Section 401(a)(9) of the IRC for qualified plans or permitted under Section 72 of the IRC for non-qualified contracts. To the extent that withdrawals under AWS do not qualify for an ex-emption from the contingent deferred sales charge, we will assess applicable surrender charges on those withdrawals. See Charges and other deductions--Sur-render charge.

Portfolio Rebalancing -- Portfolio rebalancing is an option, which, if elected by the contractowner, restores to a pre-determined level the percentage of the contract value, allocated to each variable subaccount. This pre-determined level will be the allocation initially selected when the contract was pur-chased, unless subsequently changed. The portfolio rebalancing allocation may be changed at any time by submitting a written request to Lincoln Life. If portfolio rebalancing is elected, all purchase payments allocated to the vari-able subaccounts must be subject to portfolio rebalancing. Portfolio rebalancing may take place on either a monthly, quarterly, semi-annual or an-nual basis, as selected by the contractowner. Once the portfolio rebalancing option is activated, any variable account subaccount transfers executed out-side of the portfolio rebalancing program will terminate the portfolio rebalancing program. Any subsequent purchase payment or withdrawal that modi-fies the account balance within each variable subaccount may also cause termi-nation of the portfolio rebalancing program. Any such termination will be con-firmed to the contractowner. The contractowner may terminate the portfolio rebalancing program or re-enroll at any time by writing Lincoln Life. If tele-phone authorization has been elected, the contractowner may make these elec-tions by phone. The portfolio rebalancing program is not available following the annuity commencement date.

Cross Reinvestment Program -- Under this option, account value in a designated variable subaccount of the contract that exceeds a certain baseline amount is automatically transferred to another specific variable subaccount(s) of the contract at specific intervals. You may elect to participate in the cross re-investment program at the time of application or at any time before the annu-ity commencement date by sending a written request to Lincoln Life or by tele-phone if we have your telephone authorization on file. You designate the hold-ing account, the receiving account(s), and the baseline amount. Cross rein-vestment will continue until we receive authorization to terminate the pro-gram.

The minimum holding account value required to establish cross-reinvestment is $10,000. A transfer under this program is not considered a transfer for pur-poses of limiting the number of transfers that may be made. We reserve the right to discontinue this service at any time.

Lincoln Financial Group. Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of over $95 billion and annual consolidated revenues of $6.8 billion. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) plans, life-health reinsurance, mutual funds, institutional investment management and financial planning and advisory services.


Lincoln Life's customers. Sales literature for the VAA and the funds may refer to the number of employers and the number of individual annuity clients which Lincoln Life serves. As of the date of this SAI, Lincoln Life was serving over 15,000 employers and more than 1.5 million individuals.

Lincoln Life's assets, size. Lincoln Life may discuss its general financial condition (see, for example, the reference to A.M. Best Company above); it may refer to its assets; it may also discuss its relative size and/or ranking among companies in the industry or among any sub-classification of those companies, based upon recognized evaluation criteria (see reference to A.M. Best Company above). For example, at year-end 2000 Lincoln Life had statutory admitted assets of over $76 billion.

Other information

Due to differences in redemption rates, tax treatment or other considerations, the interests of contractowners under the variable life accounts could conflict with those of contractowners under the VAA. In those cases, where assets from variable life and variable annuity separate accounts are invested in the same fund(s) (i.e., where mixed funding occurs), the Boards of Directors of the fund involved will monitor for any material conflicts and determine what action, if any, should be taken. If it becomes necessary for any separate account to re-place shares of any fund with another investment, that fund may have to liqui-date securities on a disadvantageous basis. Refer to the Prospectus for each fund for more information about mixed funding.

Financial statements



Financial statements of the VAA and the statutory-basis financial statements of Lincoln Life appear on the following pages.

Lincoln Life Variable Annuity Account N
Statement of assets and liability
December 31, 2000

                                                                                              AVPSF
                                         AIM V.I.                 AIM V.I.                    Growth
                                         Capital      AIM V.I.    International AIM V.I.      & Income
                                         Appreciation Growth      Equity        Value         Class B
                            Combined     Subaccount   Subaccount  Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------------------------------
 Assets
 Investments at Market--
  Affiliated (Cost
  $205,763,627)             $192,997,801 $        --  $        --  $        --   $        --  $        --
 Investments at Market--
  Unaffiliated (Cost
  $745,719,313)              681,830,476  11,954,973   37,651,692   19,174,547    76,502,149   12,827,275
 ------------------------   ------------ -----------  -----------  -----------   -----------  -----------
 Total Investments           874,828,277  11,954,973   37,651,692   19,174,547    76,502,149   12,827,275
 Liability--Payable to
  The Lincoln National
  Life Insurance Company         103,554       1,450        4,485        2,209         8,962        1,548
 ------------------------   ------------ -----------  -----------  -----------   -----------  -----------
 NET ASSETS                 $874,724,723 $11,953,523  $37,647,207  $19,172,338   $76,493,187  $12,825,727
 ------------------------   ============ ===========  ===========  ===========   ===========  ===========
 Percent of net assets           100.00%       1.37%        4.30%        2.19%         8.75%        1.47%
 ------------------------   ============ ===========  ===========  ===========   ===========  ===========
 Net assets are
  represented by:
 Lincoln Choice Plus
  (1.40% M&E)
  . Units in accumulation
    period                                 1,155,021    3,053,656    1,579,283     5,995,050      763,172
  . Annuity reserve units                         --        2,388           --         3,258           --
  . Unit value                           $     8.346  $    11.616  $    11.401   $    11.786  $    12.485
                                         -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                                 9,640,287   35,471,620   18,005,499    70,656,254    9,528,342
  . Annuity reserves                              --       27,744           --        38,401           --
 Lincoln Choice Plus
  Access (1.40% M&E)
  . Annuity reserve units                        100          100          100           100          100
  . Unit value                           $     7.929  $     7.370  $     8.016   $     8.495  $    10.484
                                         -----------  -----------  -----------   -----------  -----------
  . Annuity reserves                             793          737          802           850        1,048
 Lincoln Choice Plus
  Access (1.65% M&E)
  . Units in accumulation
    period                                    38,511       34,895       13,536        98,667       70,655
  . Unit value                           $     7.921  $     7.362  $     8.044   $     8.487  $    10.473
                                         -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                                   305,041      256,899      108,874       837,364      739,977
 Lincoln Choice Plus
  Access (1.80% M&E)
  . Units in accumulation
    period                                    23,805        9,421        9,683        25,163       14,587
  . Unit value                           $     7.916  $     7.357  $     8.037   $     8.481  $    10.467
                                         -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                                   188,439       69,316       77,820       213,397      152,688
 Lincoln Choice Plus
  Bonus (1.40% M&E)
  . Annuity reserve units                        100          100          100           100          100
  . Unit value                           $     7.929  $     7.370  $     8.052   $     8.495  $    10.484
                                         -----------  -----------  -----------   -----------  -----------
  . Annuity reserves                             793          737          805           850        1,048
 Lincoln Choice Plus
  Bonus (1.60% M&E)
  . Units in accumulation
    period                                   197,607      217,485      117,814       484,358      202,418
  . Unit value                           $     7.860  $     7.293  $     8.088   $     8.394  $    10.457
                                         -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                                 1,553,185    1,586,023      952,857     4,065,660    2,116,614
 Lincoln Choice Plus
  Bonus (1.75% M&E)
  . Units in accumulation
    period                                    33,467       31,816        3,195        80,213       27,318
  . Unit value                           $     7.918  $     7.359  $     8.039   $     8.483  $    10.469
                                         -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                                   264,985      234,131       25,681       680,411      286,010
                                         -----------  -----------  -----------   -----------  -----------
 NET ASSETS                              $11,953,523  $37,647,207  $19,172,338   $76,493,187  $12,825,727
 ------------------------                ===========  ===========  ===========   ===========  ===========
                            DGPF                                                DGPF
                            Growth and   DGPF High                DGPF Emerging International
                            Income       Yield        DGPF Devon  Markets       Equity        DGPF REIT
                            Subaccount   Subaccount   Subaccount  Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------------------------------
 Assets
 Investments at Market--
  Affiliated (Cost
  $205,763,627)             $ 12,074,993 $ 7,595,510  $ 5,488,940  $ 1,795,349   $ 2,385,771  $ 3,721,297
 Investments at Market--
  Unaffiliated (Cost
  $745,719,313)                       --          --           --           --            --           --
 ------------------------   ------------ -----------  -----------  -----------   -----------  -----------
 Total Investments            12,074,993   7,595,510    5,488,940    1,795,349     2,385,771    3,721,297
 Liability--Payable to
  The Lincoln National
  Life Insurance Company           1,396         871          639          205           274          432
 ------------------------   ------------ -----------  -----------  -----------   -----------  -----------
 NET ASSETS                 $ 12,073,597 $ 7,594,639  $ 5,488,301  $ 1,795,144   $ 2,385,497  $ 3,720,865
 ------------------------   ============ ===========  ===========  ===========   ===========  ===========
 Percent of net assets             1.38%       0.87%        0.63%        0.21%         0.27%        0.43%
 ------------------------   ============ ===========  ===========  ===========   ===========  ===========
 Net assets are
  represented by:
 Lincoln Choice Plus
  (1.40% M&E)
  . Units in accumulation
    period                     1,143,055     960,234      686,920      175,850       207,903      286,080
  . Annuity reserve units          4,936         907        3,299           --            --        9,576
  . Unit value              $     10.517 $     7.902  $     7.952  $    10.208   $    11.474  $    12.585
                            ------------ -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                    12,021,682   7,587,472    5,462,072    1,795,144     2,385,497    3,600,356
  . Annuity reserves              51,915       7,167       26,229           --            --      120,509
 Lincoln Choice Plus
  Access (1.40% M&E)
  . Annuity reserve units             --          --           --           --            --           --
  . Unit value              $         -- $        --  $        --  $        --   $        --  $        --
                            ------------ -----------  -----------  -----------   -----------  -----------
  . Annuity reserves                  --          --           --           --            --           --
 Lincoln Choice Plus
  Access (1.65% M&E)
  . Units in accumulation
    period                            --          --           --           --            --           --
  . Unit value              $         -- $        --  $        --  $        --   $        --  $        --
                            ------------ -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                            --          --           --           --            --           --
 Lincoln Choice Plus
  Access (1.80% M&E)
  . Units in accumulation
    period                            --          --           --           --            --           --
  . Unit value              $         -- $        --  $        --  $        --   $        --  $        --
                            ------------ -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                            --          --           --           --            --           --
 Lincoln Choice Plus
  Bonus (1.40% M&E)
  . Annuity reserve units             --          --           --           --            --           --
  . Unit value              $         -- $        --  $        --  $        --   $        --  $        --
                            ------------ -----------  -----------  -----------   -----------  -----------
  . Annuity reserves                  --          --           --           --            --           --
 Lincoln Choice Plus
  Bonus (1.60% M&E)
  . Units in accumulation
    period                            --          --           --           --            --           --
  . Unit value              $         -- $        --  $        --  $        --   $        --  $        --
                            ------------ -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                            --          --           --           --            --           --
 Lincoln Choice Plus
  Bonus (1.75% M&E)
  . Units in accumulation
    period                            --          --           --           --            --           --
  . Unit value              $         -- $        --  $        --  $        --   $        --  $        --
                            ------------ -----------  -----------  -----------   -----------  -----------
  . Value in accumulation
    period                            --          --           --           --            --           --
                            ------------ -----------  -----------  -----------   -----------  -----------
 NET ASSETS                 $ 12,073,597 $ 7,594,639  $ 5,488,301  $ 1,795,144   $ 2,385,497  $ 3,720,865
 ------------------------   ============ ===========  ===========  ===========   ===========  ===========

See accompanying notes.

             AVPSF                                           AFIS                                             Liberty
AVPSF        Premier     AVPSF       AFIS Global             Growth-     AFIS          Deutsche    Liberty    Colonial
Growth       Growth      Technology  Small Cap   AFIS Growth Income      International VIT Equity  Colonial   Newport
Class B      Class B     Class B     Class 2     Class 2     Class 2     Class 2       500 Index   US Stock   Tiger
Subaccount   Subaccount  Subaccount  Subaccount  Subaccount  Subaccount  Subaccount    Subaccount  Subaccount Subaccount
------------------------------------------------------------------------------------------------------------------------
$        --  $        -- $        -- $        -- $        -- $        --  $        --  $        -- $       -- $       --
  3,364,678   12,661,538  16,379,063   7,935,858  40,360,442  18,858,415   18,814,102   66,072,105  5,994,722  6,923,882
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
  3,364,678   12,661,538  16,379,063   7,935,858  40,360,442  18,858,415   18,814,102   66,072,105  5,994,722  6,923,882
        400        1,541       2,013         970       4,918       2,261        2,260        7,697        690        792
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
$ 3,364,278  $12,659,997 $16,377,050 $ 7,934,888 $40,355,524 $18,856,154  $18,811,842  $66,064,408 $5,994,032 $6,923,090
===========  =========== =========== =========== =========== ===========  ===========  =========== ========== ==========
      0.38%        1.45%       1.87%       0.91%       4.61%       2.16%        2.15%        7.56%      0.69%      0.79%
===========  =========== =========== =========== =========== ===========  ===========  =========== ========== ==========
    307,674      898,230   1,898,487     686,704   2,845,067   1,269,318    1,907,056    5,905,099    512,944    472,064
         --        5,132       5,411          --      16,291          --        6,763        5,273         --      6,671
$     8.652  $     8.941 $     6.961 $     6.920 $     9.691 $    11.279  $     6.845  $    11.008 $   11.686 $   13.678
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
  2,662,154    8,031,171  13,216,180   4,751,730  27,571,047  14,317,063   13,053,565   65,005,247  5,994,032  6,456,882
         --       45,890      37,666          --     157,874          --       46,293       58,046         --     91,242
        100          100         100         100         100         100          100          100         --        100
$     8.049  $     7.741 $     6.650 $     8.252 $     8.983 $    10.446  $     7.838  $     8.996 $       -- $    8.261
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
        805          774         665         825         898       1,045          784          900         --        826
     25,668       41,647      56,716      57,209     385,519     199,875      141,236       21,273         --        261
$     8.040  $     7.732 $     6.644 $     8.244 $     8.973 $    10.436  $     7.829  $     8.987 $       -- $    8.251
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
    206,386      322,018     376,809     471,625   3,459,329   2,085,961    1,105,801      191,186         --      2,157
        741       19,713      13,531       2,121      25,395       8,650       15,121        2,495         --        100
$     8.034  $     7.726 $     6.639 $     8.238 $     8.968 $    10.430  $     7.824  $     8.982 $       -- $    8.246
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
      5,953      152,306      89,838      17,472     227,733      90,222      118,301       22,412         --        825
        100          100         100         100         100         100          100          100         --        100
$     8.049  $     7.741 $     6.650 $     8.252 $     8.983 $    10.446  $     7.838  $     8.996 $       -- $    8.261
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
        805          774         665         825         898       1,045          784          900         --        826
     57,672      523,396     381,426     308,098     933,891     180,781      492,615       80,610         --     44,733
$     7.996  $     7.682 $     6.554 $     8.295 $     8.887 $    10.429  $     7.865  $     8.931 $       -- $    8.252
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
    461,141    4,020,674   2,499,799   2,555,570   8,299,561   1,885,415    3,874,265      719,935         --    369,157
      3,364       11,179      23,406      16,607      71,148      45,570       78,213        7,323         --        143
$     8.036  $     7.728 $     6.641 $     8.240 $     8.970 $    10.432  $     7.825  $     8.983 $       -- $    8.248
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
     27,034       86,390     155,428     136,841     638,184     475,403      612,049       65,782         --      1,175
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
$ 3,364,278  $12,659,997 $16,377,050 $ 7,934,888 $40,355,524 $18,856,154  $18,811,842  $66,064,408 $5,994,032 $6,923,090
===========  =========== =========== =========== =========== ===========  ===========  =========== ========== ==========
                                                 DGPF                                              DGPF
                                                 Emerging    DGPF Growth                           Select     DGPF Small
                                                 Markets     and Income  DGPF High     DGPF REIT   Growth     Cap
DGPF Select  DGPF Small  DGPF Social             Service     Service     Yield Service Service     Service    Service
Growth       Cap Value   Awareness   DGPF Trend  Class       Class       Class         Class       Class      Class
Subaccount   Subaccount  Subaccount  Subaccount  Subaccount  Subaccount  Subaccount    Subaccount  Subaccount Subaccount
------------------------------------------------------------------------------------------------------------------------
$10,465,727  $ 7,169,355 $ 7,582,312 $53,717,250 $    37,882 $   410,169  $   841,336  $ 1,539,942 $1,977,834 $1,243,654
         --           --          --          --          --          --           --           --         --         --
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
 10,465,727    7,169,355   7,582,312  53,717,250      37,882     410,169      841,336    1,539,942  1,977,834  1,243,654
      1,238          842         883       6,388           5          66          113          208        273        166
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
$10,464,489  $ 7,168,513 $ 7,581,429 $53,710,862 $    37,877 $   410,103  $   841,223  $ 1,539,734 $1,977,561 $1,243,488
===========  =========== =========== =========== =========== ===========  ===========  =========== ========== ==========
      1.20%        0.82%       0.87%       6.14%       0.01%       0.05%        0.10%        0.18%      0.23%      0.14%
===========  =========== =========== =========== =========== ===========  ===========  =========== ========== ==========
  1,444,437      625,080     714,731   3,195,638          --          --           --           --         --         --
      4,787           --          --      10,799          --          --           --           --         --         --
$     7.221  $    11.468 $    10.607 $    16.751 $        -- $        --  $        --  $        -- $       -- $       --
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
 10,429,922    7,168,513   7,581,429  53,529,963          --          --           --           --         --         --
     34,567           --          --     180,899          --          --           --           --         --         --
         --           --          --          --         100         100          100          100        100        100
$        --  $        -- $        -- $        -- $     8.271 $    11.570  $     8.967  $    10.715 $    7.520 $   11.855
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
         --           --          --          --         827       1,157          897        1,072        752      1,186
         --           --          --          --         100       5,309       37,984       19,141     73,329      6,744
$        --  $        -- $        -- $        -- $     8.261 $    11.556  $     8.959  $    10.704 $    7.512 $   11.840
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
         --           --          --          --         826      61,349      340,280      204,888    550,855     79,847
         --           --          --          --         100         100        2,600        3,521     11,566      4,101
$        --  $        -- $        -- $        -- $     8.256 $    11.551  $     8.951  $    10.698 $    7.507 $   11.835
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
         --           --          --          --         826       1,155       23,269       37,668     86,823     48,533
         --           --          --          --         100         100          100          100        100        100
$        --  $        -- $        -- $        -- $     8.271 $    11.570  $     8.967  $    10.715 $    7.520 $   11.855
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
         --           --          --          --         827       1,157          897        1,072        752      1,186
         --           --          --          --       4,082      26,913       45,878      118,815    166,814     89,395
$        --  $        -- $        -- $        -- $     8.252 $    11.519  $     8.961  $    10.676 $    7.514 $   11.772
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
         --           --          --          --      33,720     310,034      411,108    1,268,553  1,253,418  1,052,405
         --           --          --          --         103       3,051        7,234        2,475     11,315      5,097
$        --  $        -- $        -- $        -- $     8.259 $    11.553  $     8.953  $    10.700 $    7.509 $   11.836
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
         --           --          --          --         851      35,251       64,772       26,481     84,961     60,331
-----------  ----------- ----------- ----------- ----------- -----------  -----------  ----------- ---------- ----------
$10,464,489  $ 7,168,513 $ 7,581,429 $53,710,862 $    37,877 $   410,103  $   841,223  $ 1,539,734 $1,977,561 $1,243,488
===========  =========== =========== =========== =========== ===========  ===========  =========== ========== ==========

Lincoln Life Variable Annuity Account N
Statement of assets and liability (continued)
December 31, 2000

                            DGPF Social
                            Awareness   DGPF Trend              Fidelity                Fidelity
                            Service     Service     Dreyfus     VIP Equity  Fidelity    VIP
                            Class       Class       Small Cap   Income      VIP Growth  Overseas
                            Subaccount  Subaccount  Subaccount  Subaccount  Subaccount  Subaccount
---------------------------------------------------------------------------------------------------
 Assets
 Investments at Market--
  Affiliated (Cost
  $205,763,627)             $   285,743 $ 7,925,742 $        -- $        -- $        -- $        --
 Investments at Market--
  Unaffiliated (Cost
  $745,719,313)                      --          --   6,071,480  29,181,974  59,354,331  12,039,249
 ------------------------   ----------- ----------- ----------- ----------- ----------- -----------
 Total Investments              285,743   7,925,742   6,071,480  29,181,974  59,354,331  12,039,249
 Liability--Payable to
  The Lincoln National
  Life Insurance Company             60       1,090         711       3,379       6,932       1,380
 ------------------------   ----------- ----------- ----------- ----------- ----------- -----------
 NET ASSETS                 $   285,683 $ 7,924,652 $ 6,070,769 $29,178,595 $59,347,399 $12,037,869
 ------------------------   =========== =========== =========== =========== =========== ===========
 Percent of net assets            0.03%       0.91%       0.69%       3.33%       6.78%       1.38%
 ------------------------   =========== =========== =========== =========== =========== ===========
 Net assets are
  represented by:
 Lincoln Choice Plus
  (1.40% M&E)
  . Units in accumulation
    period                           --          --     417,561   2,574,138   4,685,296   1,036,624
  . Annuity reserve units            --          --          --       3,556      22,952      25,408
  . Unit value              $        -- $        -- $    14.539 $    11.320 $    12.605 $    11.335
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                           --          --   6,070,769  29,138,345  59,058,095  11,749,877
  . Annuity reserves                 --          --          --      40,250     289,304     287,992
 Lincoln Choice Plus
  Access (1.40% M&E)
  . Annuity reserve units           100         100          --          --          --          --
  . Unit value              $     8.801 $     7.769 $        -- $        -- $        -- $        --
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Annuity reserves                880         777          --          --          --          --
 Lincoln Choice Plus
  Access (1.65% M&E)
  . Units in accumulation
    period                       10,131     116,148          --          --          --          --
  . Unit value              $     8.792 $     7.762 $        -- $        --          --          --
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                       89,076     901,488          --          --          --          --
 Lincoln Choice Plus
  Access (1.80% M&E)
  . Units in accumulation
    period                          393      19,730          --          --          --          --
  . Unit value              $     8.787 $     7.756 $        -- $        -- $        -- $        --
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                        3,454     153,026          --          --          --          --
 Lincoln Choice Plus
  Bonus (1.40% M&E)
  . Annuity reserve units           100         100          --          --          --          --
  . Unit value              $     8.801 $     7.769 $        -- $        -- $        -- $        --
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Annuity reserves                880         777          --          --          --          --
 Lincoln Choice Plus
  Bonus (1.60% M&E)
  . Units in accumulation
    period                       20,794     820,426          --          --          --          --
  . Unit value              $     8.794 $     7.763 $        -- $        -- $        -- $        --
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                      182,896   6,369,211          --          --          --          --
 Lincoln Choice Plus
  Bonus (1.75% M&E)
  . Units in accumulation
    period                          967      64,370          --          --          --          --
  . Unit value              $     8.788 $     7.758 $        -- $        -- $        -- $        --
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                        8,497     499,373          --          --          --          --
                            ----------- ----------- ----------- ----------- ----------- -----------
 NET ASSETS                 $   285,683 $ 7,924,652 $ 6,070,769 $29,178,595 $59,347,399 $12,037,869
 ------------------------   =========== =========== =========== =========== =========== ===========

                                                                MFS
                                                                Emerging    MFS Total   MFS
                                                                Growth      Return      Utilities
                            MFS Total   MFS         MFS         Service     Service     Service
                            Return      Utilities   Research    Class       Class       Class
                            Subaccount  Subaccount  Subaccount  Subaccount  Subaccount  Subaccount
---------------------------------------------------------------------------------------------------
 Assets
 Investments at Market--
  Affiliated (Cost
  $205,763,627)             $        -- $        -- $        -- $        -- $        -- $        --
 Investments at Market--
  Unaffiliated (Cost
  $745,719,313)              26,009,799  45,740,094  14,790,937   4,381,950   2,560,000   3,096,318
 ------------------------   ----------- ----------- ----------- ----------- ----------- -----------
 Total Investments           26,009,799  45,740,094  14,790,937   4,381,950   2,560,000   3,096,318
 Liability--Payable to
  The Lincoln National
  Life Insurance Company          2,991       5,246       1,720         589         339         410
 ------------------------   ----------- ----------- ----------- ----------- ----------- -----------
 NET ASSETS                 $26,006,808 $45,734,848 $14,789,217 $ 4,381,361 $ 2,559,661 $ 3,095,908
 ------------------------   =========== =========== =========== =========== =========== ===========
 Percent of net assets            2.97%       5.23%       1.69%       0.50%       0.29%       0.35%
 ------------------------   =========== =========== =========== =========== =========== ===========
 Net assets are
  represented by:
 Lincoln Choice Plus
  (1.40% M&E)
  . Units in accumulation
    period                    2,204,103   3,274,863   1,215,879          --          --          --
  . Annuity reserve units         2,261       3,572       3,385          --          --          --
  . Unit value              $    11.787 $    13.950 $    12.130 $        -- $        -- $        --
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                   25,980,162  45,685,014  14,748,162          --          --          --
  . Annuity reserves             26,646      49,834      41,055          --          --          --
 Lincoln Choice Plus
  Access (1.40% M&E)
  . Annuity reserve units            --          --          --         100         100         100
  . Unit value              $        -- $        -- $        -- $     8.179 $    11.142 $     9.908
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Annuity reserves                 --          --          --         818       1,114         991
 Lincoln Choice Plus
  Access (1.65% M&E)
  . Units in accumulation
    period                           --          --          --      27,417      28,922      59,067
  . Unit value              $        -- $        -- $        -- $     8.170 $    11.128 $     9.898
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                           --          --          --     224,004     321,844     584,647
 Lincoln Choice Plus
  Access (1.80% M&E)
  . Units in accumulation
    period                           --          --          --      12,101         630       6,833
  . Unit value              $        -- $        -- $        -- $     8.165 $    11.123 $     9.892
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                           --          --          --      98,809       7,005      67,585
 Lincoln Choice Plus
  Bonus (1.40% M&E)
  . Annuity reserve units            --          --          --         100         100         100
  . Unit value              $        -- $        -- $        -- $     8.179 $    11.142 $     9.908
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Annuity reserves                 --          --          --         818       1,114         991
 Lincoln Choice Plus
  Bonus (1.60% M&E)
  . Units in accumulation
    period                           --          --          --     487,520     181,726     218,208
  . Unit value              $        -- $        -- $        -- $     8.172 $    11.130 $     9.901
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                           --          --          --   3,983,954   2,022,794   2,160,414
 Lincoln Choice Plus
  Bonus (1.75% M&E)
  . Units in accumulation
    period                           --          --          --       8,934      18,499      28,430
  . Unit value              $        -- $        -- $        -- $     8.166 $    11.124 $     9.894
                            ----------- ----------- ----------- ----------- ----------- -----------
  . Value in accumulation
    period                           --          --          --      72,958     205,790     281,280
                            ----------- ----------- ----------- ----------- ----------- -----------
 NET ASSETS                 $26,006,808 $45,734,848 $14,789,217 $ 4,381,361 $ 2,559,661 $ 3,095,908
 ------------------------   =========== =========== =========== =========== =========== ===========

See accompanying notes.

 Fidelity
 VIP Equity Fidelity VIP Fidelity VIP               Fidelity VIP
 Income     Growth       Overseas     Fidelity VIP  III Growth    Kemper      Kemper                                MFS
 Service    Service      Service      III Growth    Opportunities Small Cap   Government    LN Money                Emerging
 Class 2    Class 2      Class 2      Opportunities Service Class Growth      Securities    Market      LN Bond     Growth
 Subaccount Subaccount   Subaccount   Subaccount    2 Subaccount  Subaccount  Subaccount    Subaccount  Subaccount  Subaccount
------------------------------------------------------------------------------------------------------------------
 $       -- $        --  $        --   $        --   $        --  $        --  $        --  $38,968,892 $27,770,103 $        --
    899,211   4,940,378    2,843,405    21,550,425       425,372    6,593,418   16,132,782           --          --  37,156,813
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
    899,211   4,940,378    2,843,405    21,550,425       425,372    6,593,418   16,132,782   38,968,892  27,770,103  37,156,813
        121         679          373         2,509            57          783        1,853        4,631       3,239       4,339
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
 $  899,090 $ 4,939,699  $ 2,843,032   $21,547,916   $   425,315  $ 6,592,635  $16,130,929  $38,964,261 $27,766,864 $37,152,474
 ========== ===========  ===========   ===========   ===========  ===========  ===========  =========== =========== ===========
      0.10%       0.56%        0.32%         2.46%         0.05%        0.75%        1.84%        4.45%       3.17%       4.25%
 ========== ===========  ===========   ===========   ===========  ===========  ===========  =========== =========== ===========
         --          --           --     2,414,912            --      512,786    1,480,376    2,789,958   2,347,632   2,387,335
         --          --           --        52,848            --           --           --           --          --       8,984
 $       -- $        --  $        --   $     8.732   $        --  $    12.857  $    10.897  $    10.840 $    10.530 $    15.504
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
         --          --           --    21,086,458            --    6,592,635   16,130,929   30,244,485  24,721,407  37,013,191
         --          --           --       461,458            --           --           --           --          --     139,283
        100         100          100            --           100           --           --          100         100          --
 $   10.872 $     8.369  $     8.611   $        --   $     8.492  $        --  $        --  $    10.222 $    10.618 $        --
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
      1,087         837          861            --           849           --           --        1,022       1,062          --
     27,319      40,746        6,029            --         9,828           --           --      171,119      46,291          --
 $   10.860 $     8.360  $     8.601   $        --   $     8.483  $        --  $        --  $    10.212 $    10.606 $        --
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
    296,686     340,621       51,860            --        83,376           --           --    1,747,447     490,954          --
        381       7,494        1,161            --           172           --           --       14,372       2,446          --
 $   10.854 $     8.354  $     8.595   $        --   $     8.477  $        --  $        --  $    10.206 $    10.600 $        --
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
      4,137      62,605        9,980            --         1,461           --           --      146,687      25,924          --
        100         100          100            --           100           --           --          100         100          --
 $   10.872 $     8.369  $     8.611   $        --   $     8.492  $        --  $        --  $    10.222 $    10.618 $        --
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
      1,087         837          861            --           849           --           --        1,022       1,062          --
     49,040     473,390      320,273            --        37,586           --           --      578,700     222,966          --
 $   10.862 $     8.362  $     8.603   $        --   $     8.485  $        --  $        --  $    10.213 $    10.609 $        --
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
    532,719   3,958,362    2,755,388            --       318,955           --           --    5,910,509   2,365,467          --
      5,837      68,987        2,801            --         2,338           --           --       89,457      15,183          --
 $   10.857 $     8.356  $     8.597   $        --   $     8.479  $        --  $        --  $    10.207 $    10.603 $        --
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
     63,374     576,437       24,082            --        19,825           --           --      913,089     160,988          --
 ---------- -----------  -----------   -----------   -----------  -----------  -----------  ----------- ----------- -----------
 $  899,090 $ 4,939,699  $ 2,843,032   $21,547,916   $   425,315  $ 6,592,635  $16,130,929  $38,964,261 $27,766,864 $37,152,474
 ========== ===========  ===========   ===========   ===========  ===========  ===========  =========== =========== ===========
------------------------------------------------------------------------------------------------------------------
 ----------
 ----------
 ==========
 ==========
 ----------
 ----------
 ----------
 ----------
 ----------
 ----------
 ----------
 ----------
 ==========

 MFS        OCC                       Templeton                   Templeton   Templeton
 Research   Accumulation OCC          Mutual Shares Templeton     Growth      International
 Service    Global       Accumulation Securities    Small Cap     Securities  Securities
 Class      Equity       Managed      Class 2       Class 2       Class 2     Class 2
 Subaccount Subaccount   Subaccount   Subaccount    Subaccount    Subaccount  Subaccount
-------------------------------------------------------------------------------
 $       -- $        --  $        --   $        --   $        --  $        --  $        --
  3,105,174   5,220,823    6,879,863     2,200,105    10,890,908    1,858,788    2,431,438
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
  3,105,174   5,220,823    6,879,863     2,200,105    10,890,908    1,858,788    2,431,438
        415         601          796           256         1,361          217          282
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
 $3,104,759 $ 5,220,222  $ 6,879,067   $ 2,199,849   $10,889,547  $ 1,858,571  $ 2,431,156
 ========== ===========  ===========   ===========   ===========  ===========  ===========
      0.35%       0.60%        0.79%         0.25%         1.24%        0.21%        0.28%
 ========== ===========  ===========   ===========   ===========  ===========  ===========
         --     402,756      621,764       153,196       833,708      154,572      217,181
         --          --        3,772            --            --           --           --
 $       -- $    12.961  $    10.997   $    12.112   $     7.540  $    11.029  $    10.016
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
         --   5,220,222    6,837,582     1,855,541     6,285,909    1,704,804    2,175,239
         --          --       41,485            --            --           --           --
        100          --           --           100           100          100          100
 $    8.834 $        --  $        --   $    10.863   $     8.050  $    10.214  $     9.683
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
        883          --           --         1,086           805        1,021          968
     50,803          --           --        17,528        27,053        2,518       15,439
 $    8.825 $        --  $        --   $    10.851   $     8.042  $    10.204  $     9.675
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
    448,313          --           --       190,194       217,550       25,690      149,367
      5,197          --           --         1,258         3,415        3,643        1,232
 $    8.819 $        --  $        --   $    10.845   $     8.035  $    10.197  $     9.667
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
     45,834          --           --        13,644        27,444       37,145       11,908
        100          --           --           100           100          100          100
 $    8.834 $        --  $        --   $    10.863   $     8.050  $    10.214  $     9.683
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
        883          --           --         1,086           805        1,021          968
    283,426          --           --        10,085       537,712        7,239        3,987
 $    8.826 $        --  $        --   $    10.853   $     8.043  $    10.206  $     9.677
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
  2,501,623          --           --       109,457     4,325,026       73,884       38,579
     12,155          --           --         2,659         3,982        1,471        5,597
 $    8.821 $        --  $        --   $    10.847   $     8.038  $    10.200  $     9.670
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
    107,223          --           --        28,841        32,008       15,006       54,127
 ---------- -----------  -----------   -----------   -----------  -----------  -----------
 $3,104,759 $ 5,220,222  $ 6,879,067   $ 2,199,849   $10,889,547  $ 1,858,571  $ 2,431,156
 ========== ===========  ===========   ===========   ===========  ===========  ===========
-------------------------------------------------------------------------------
 ----------
 ----------
 ==========
 ==========
 ----------
 ----------
 ----------
 ----------
 ----------
 ----------
 ----------
 ----------
 ==========

Lincoln Life Variable Annuity Account N

Statement of operations

Year Ended December 31, 2000

                                                                                                   AVPSF
                                          AIM V.I.                    AIM V.I.                     Growth &
                                          Capital       AIM V.I.      International AIM V.I.       Income
                                          Appreciation  Growth        Equity        Value          Class B
                           Combined       Subaccount    Subaccount    Subaccount    Subaccount     Subaccount
-------------------------------------------------------------------------------------------------------------
 Net Investment Income
  (Loss):
 . Dividends from
   investment income       $   6,958,667  $        --   $      3,618  $    48,293   $     95,480    $ 10,853
 . Dividends from net
   realized gains on
   investments                27,392,027      314,874      1,253,750    1,236,214      3,326,281     118,338
 . Mortality and expense
   guarantees (M&E)
   Lincoln Choice Plus
    (1.40% M&E)               (8,678,468)     (49,496)      (486,354)    (231,795)      (923,331)    (42,601)
   Lincoln Choice Plus
    Access (1.40% M&E)              (981)        (778)            (5)          (5)            (6)         (6)
   Lincoln Choice Plus
    Access (1.65% M&E)           (41,907)        (842)          (696)        (177)        (1,569)     (1,811)
   Lincoln Choice Plus
    Access (1.80% M&E)            (6,208)          (6)          (250)        (223)          (481)       (492)
   Lincoln Choice Plus
    Bonus (1.40% M&E)             (4,935)      (4,732)            (5)          (5)            (6)         (6)
   Lincoln Choice Plus
    Bonus (1.60% M&E)           (222,200)        (358)        (3,703)      (2,173)       (11,636)     (5,314)
   Lincoln Choice Plus
    Bonus (1.75% M&E)            (11,984)          (6)          (654)         (54)        (1,435)       (367)
 ------------------------  -------------  -----------   ------------  -----------   ------------    --------
 NET INVESTMENT INCOME
  (LOSS)                      25,384,011      258,656        765,701    1,050,075      2,483,297      78,594
 ------------------------
 Net Realized and
  Unrealized Gain (Loss)
  on Investments:
 . Net realized gain
   (loss) on investments       1,307,629      (26,739)       538,893    1,109,745        (20,590)     (1,176)
 . Net change in
   unrealized
   appreciation or
   depreciation on
   investments              (113,706,297)  (2,206,507)   (11,353,850)  (7,544,060)   (15,384,110)    437,807
 ------------------------  -------------  -----------   ------------  -----------   ------------    --------
 NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS            (112,398,668)  (2,233,246)   (10,814,957)  (6,434,315)   (15,404,700)    436,631
 ------------------------  -------------  -----------   ------------  -----------   ------------    --------
 NET INCREASE (DECREASE)
  IN NET ASSETS RESULTING
  FROM OPERATIONS          $ (87,014,657) $(1,974,590)  $(10,049,256) $(5,384,240)  $(12,921,403)   $515,225
 ------------------------  =============  ===========   ============  ===========   ============    ========

                           DGPF           DGPF                        DGPF          DGPF
                           Growth and     High          DGPF          Emerging      International  DGPF
                           Income         Yield         Devon         Markets       Equity         REIT
                           Subaccount     Subaccount    Subaccount    Subaccount    Subaccount     Subaccount
-------------------------------------------------------------------------------------------------------------
 Net Investment Income
  (Loss):
 . Dividends from
   investment income       $     926,156  $   225,938   $     93,829   $    32,055  $     51,576    $ 34,000
 . Dividends from net
   realized gains on
   investments                        --           --             --            --        42,280          --
 . Mortality and expense
   guarantees (M&E)
   Lincoln Choice Plus
    (1.40% M&E)                 (134,860)     (99,457)       (98,698)      (25,716)      (33,986)    (27,145)
   Lincoln Choice Plus
    Access (1.40% M&E)                --           --             --            --            --          --
   Lincoln Choice Plus
    Access (1.65% M&E)                --           --             --            --            --          --
   Lincoln Choice Plus
    Access (1.80% M&E)                --           --             --            --            --          --
   Lincoln Choice Plus
    Bonus (1.40% M&E)                 --           --             --            --            --          --
   Lincoln Choice Plus
    Bonus (1.60% M&E)                 --           --             --            --            --          --
   Lincoln Choice Plus
    Bonus (1.75% M&E)                 --           --             --            --            --          --
 ------------------------  -------------  -----------   ------------   -----------  ------------    --------
 NET INVESTMENT INCOME
  (LOSS)                         791,296      126,481         (4,869)        6,339        59,870       6,855
 ------------------------
 Net Realized and
  Unrealized Gain (Loss)
  on Investments:
 . Net realized gain
   (loss) on investments        (738,231)    (174,299)      (445,291)       (5,939)      (11,996)     56,408
 . Net change in
   unrealized
   appreciation or
   depreciation on
   investments                 1,306,925   (1,328,338)      (511,825)     (551,753)      (59,586)    436,900
 ------------------------  -------------  -----------   ------------   -----------  ------------    --------
 NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS                 568,694   (1,502,637)      (957,116)     (557,692)      (71,582)    493,308
 ------------------------  -------------  -----------   ------------   -----------  ------------    --------
 NET INCREASE (DECREASE)
  IN NET ASSETS RESULTING
  FROM OPERATIONS          $   1,359,990  $(1,376,156)  $   (961,985)  $  (551,353) $    (11,712)   $500,163
 ------------------------  =============  ===========   ============   ===========  ============    ========


See accompanying notes.

              AVPSF                     AFIS
AVPSF         Premier      AVPSF        Global Small  AFIS          AFIS          AFIS          Deutsche VIT  Liberty
Growth        Growth       Technology   Cap           Growth Class  Growth-Income International Equity 500    Colonial
Class B       Class B      Class B      Class 2       2             Class 2       Class 2       Index         US Stock
Subaccount    Subaccount   Subaccount   Subaccount    Subaccount    Subaccount    Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------------------------------------------
$       602   $        --  $        --  $      3,675   $        --    $  1,883     $     3,054   $    38,365    $  52,238
    147,741       135,865      340,422        26,729        10,750      16,474          36,228            --      624,093
    (19,680)      (49,717)    (103,252)      (38,483)     (153,631)    (81,343)        (92,122)     (859,240)     (74,794)
         (6)           (5)          (5)           (6)           (6)         (6)             (5)           (6)          --
       (733)         (982)      (1,091)       (1,913)       (8,230)     (3,679)         (2,879)         (428)          --
        (18)         (332)        (408)          (41)         (771)       (244)           (333)          (86)          --
         (6)           (5)          (5)           (6)           (6)         (6)             (5)           (6)          --
     (1,248)      (12,011)      (8,119)       (8,602)      (22,078)     (5,576)        (12,034)       (1,508)          --
        (30)         (258)        (247)         (151)       (1,227)       (635)         (1,118)         (151)          --
-----------   -----------  -----------  ------------   -----------    --------     -----------   -----------    ---------
    126,622        72,555      227,295       (18,798)     (175,199)    (73,132)        (69,214)     (823,060)     601,537
    (75,157)      (12,096)     (61,498)      (34,472)       26,439      (2,898)         (6,145)      388,007       (7,822)
   (580,582)   (1,913,730)  (6,343,503)   (1,515,058)   (2,890,611)    734,239      (3,614,136)   (6,495,211)    (435,244)
-----------   -----------  -----------  ------------   -----------    --------     -----------   -----------    ---------
   (655,739)   (1,925,826)  (6,405,001)   (1,549,530)   (2,864,172)    731,341      (3,620,281)   (6,107,204)    (443,066)
-----------   -----------  -----------  ------------   -----------    --------     -----------   -----------    ---------
$  (529,117)  $(1,853,271) $(6,177,706) $ (1,568,328)  $(3,039,371)   $658,209     $(3,689,495)  $(6,930,264)   $ 158,471
===========   ===========  ===========  ============   ===========    ========     ===========   ===========    =========
                                                      DGPF          DGPF                                      DGPF
DGPF          DGPF         DGPF                       Emerging      Growth and    DGPF          DGPF          Select
Select        Small Cap    Social       DGPF          Markets       Income        High Yield    REIT          Growth
Growth        Value        Awareness    Trend         Service Class Service Class Service Class Service Class Service Class
Subaccount    Subaccount   Subaccount   Subaccount    Subaccount    Subaccount    Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------------------------------------------
$        --   $    47,981  $    20,439  $         --   $        --    $    970     $        --   $        --    $      --
    130,961        59,911           --     1,668,984            --          --              --            --           --
    (91,807)      (69,460)    (109,797)     (576,615)           --          --              --            --           --
         --            --           --            --            (5)         (6)             (6)           (6)          (6)
         --            --           --            --            (7)       (183)           (559)         (300)      (1,704)
         --            --           --            --            (7)         (8)            (97)         (144)        (381)
         --            --           --            --            (5)         (6)             (6)           (6)          (6)
         --            --           --            --          (100)       (317)         (1,220)       (4,187)      (4,610)
         --            --           --            --            (7)        (52)            (60)          (55)        (199)
-----------   -----------  -----------  ------------   -----------    --------     -----------   -----------    ---------
     39,154        38,432      (89,358)    1,092,369          (131)        398          (1,948)       (4,698)      (6,906)
   (434,013)      (13,319)     162,209       496,871           (56)      6,788             (76)           36         (437)
 (3,059,315)      963,405     (914,798)  (10,699,659)       (1,672)      9,815         (20,262)       98,414     (446,786)
-----------   -----------  -----------  ------------   -----------    --------     -----------   -----------    ---------
 (3,493,328)      950,086     (752,589)  (10,202,788)       (1,728)     16,603         (20,338)       98,450     (447,223)
-----------   -----------  -----------  ------------   -----------    --------     -----------   -----------    ---------
$(3,454,174)  $   988,518  $  (841,947) $ (9,110,419)  $    (1,859)   $ 17,001     $   (22,286)  $    93,752    $(454,129)
===========   ===========  ===========  ============   ===========    ========     ===========   ===========    =========

 Liberty
 Colonial
 Newport
 Tiger
 Subaccount
--------------------------------------------------------------------------------------------------------
$    62,615
         --
    (81,858)
         (5)
        (10)
         (7)
         (5)
     (1,701)
         (7)
-----------
    (20,978)
     25,828
 (1,192,538)
-----------
 (1,166,710)
-----------
$(1,187,688)
===========

DGPF
Small Cap
Service Class
Subaccount
-------------------------------------------------------------------------------------------------------
$        --
         --
         --
         (6)
       (112)
        (76)
         (6)
     (3,734)
       (122)
-----------
     (4,056)
        (11)
     89,216
-----------
     89,205
-----------
$    85,149
===========

Lincoln Life Variable Annuity Account N

Year Ended December 31, 2000


                           DGPF
                           Social                                 Fidelity
                           Awareness   DGPF                       VIP         Fidelity      Fidelity
                           Service     Trend         Dreyfus      Equity      VIP           VIP
                           Class       Service Class Small Cap    Income      Growth        Overseas
                           Subaccount  Subaccount    Subaccount   Subaccount  Subaccount    Subaccount
--------------------------------------------------------------------------------------------------------
 Net Investment Income
  (Loss):
 . Dividends from
   investment income       $       --   $        --  $    21,312  $  280,137  $     47,253  $   145,900
 . Dividends from net
   realized gains on
   investments                     --            --    2,695,454   1,055,401     4,701,669      918,776
 . Mortality and expense
   guarantees (M&E)
   Lincoln Choice Plus
    (1.40% M&E)                    --            --      (79,915)   (314,561)     (797,840)    (159,807)
   Lincoln Choice Plus
    Access (1.40% M&E)             (6)           (6)          --          --            --           --
   Lincoln Choice Plus
    Access (1.65% M&E)           (392)       (2,786)          --          --            --           --
   Lincoln Choice Plus
    Access (1.80% M&E)            (18)         (537)          --          --            --           --
   Lincoln Choice Plus
    Bonus (1.40% M&E)              (6)           (6)          --          --            --           --
   Lincoln Choice Plus
    Bonus (1.60% M&E)            (757)      (20,192)          --          --            --           --
   Lincoln Choice Plus
    Bonus (1.75% M&E)             (15)         (834)          --          --            --           --
 ------------------------  ----------   -----------  -----------  ----------  ------------  -----------
 NET INVESTMENT INCOME
  (LOSS)                       (1,194)      (24,361)   2,636,851   1,020,977     3,951,082      904,869
 ------------------------
 Net Realized and
  Unrealized Gain (Loss)
  on Investments:
 . Net realized gain
   (loss) on investments      (11,537)       (2,902)     222,727    (221,564)      181,715      211,050
 . Net change in
   unrealized
   appreciation or
   depreciation on
   investments                 (9,026)   (1,298,729)  (2,308,162)  1,383,358   (12,544,449)  (3,596,159)
 ------------------------  ----------   -----------  -----------  ----------  ------------  -----------
 NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS              (20,563)   (1,301,631)  (2,085,435)  1,161,794   (12,362,734)  (3,385,109)
 ------------------------  ----------   -----------  -----------  ----------  ------------  -----------
 NET INCREASE (DECREASE)
  IN NET ASSETS RESULTING
  FROM OPERATIONS          $  (21,757)  $(1,325,992) $   551,416  $2,182,771  $ (8,411,652) $(2,480,240)
 ------------------------  ==========   ===========  ===========  ==========  ============  ===========
                                                                  MFS         MFS
                                                                  Emerging    Total         MFS
                           MFS                                    Growth      Return        Utilities
                           Total       MFS           MFS          Service     Service       Service
                           Return      Utilities     Research     Class       Class         Class
                           Subaccount  Subaccount    Subaccount   Subaccount  Subaccount    Subaccount
--------------------------------------------------------------------------------------------------------
 Net Investment Income
  (Loss):
 . Dividends from
   investment income       $  414,465   $   269,794  $     4,030  $       --  $         --  $        --
 . Dividends from net
   realized gains on
   investments                399,093     2,033,891      691,776          --            --           --
 . Mortality and expense
   guarantees (M&E)
   Lincoln Choice Plus
    (1.40% M&E)              (262,124)     (443,368)    (169,621)         --            --           --
   Lincoln Choice Plus
    Access (1.40% M&E)             --            --           --          (6)           (6)          (6)
   Lincoln Choice Plus
    Access (1.65% M&E)             --            --           --        (667)         (498)      (1,148)
   Lincoln Choice Plus
    Access (1.80% M&E)             --            --           --        (276)          (22)        (194)
   Lincoln Choice Plus
    Bonus (1.40% M&E)              --            --           --          (6)           (6)          (6)
   Lincoln Choice Plus
    Bonus (1.60% M&E)              --            --           --     (13,546)       (5,740)      (7,479)
   Lincoln Choice Plus
    Bonus (1.75% M&E)              --            --           --        (207)         (519)        (663)
 ------------------------  ----------   -----------  -----------  ----------  ------------  -----------
 NET INVESTMENT INCOME
  (LOSS)                      551,434     1,860,317      526,185     (14,708)       (6,791)      (9,496)
 ------------------------
 Net Realized and
  Unrealized Gain (Loss)
  on Investments:
 . Net realized gain
   (loss) on investments      (32,095)       77,434       44,061      (2,448)           15         (882)
 . Net change in
   unrealized
   appreciation or
   depreciation on
   investments              2,440,547      (908,387)  (1,738,971)   (612,899)      112,412        3,076
 ------------------------  ----------   -----------  -----------  ----------  ------------  -----------
 NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS            2,408,452      (830,953)  (1,694,910)   (615,347)      112,427        2,194
 ------------------------  ----------   -----------  -----------  ----------  ------------  -----------
 NET INCREASE (DECREASE)
  IN NET ASSETS RESULTING
  FROM OPERATIONS          $2,959,886   $ 1,029,364  $(1,168,725) $ (630,055) $    105,636  $    (7,302)
 ------------------------  ==========   ===========  ===========  ==========  ============  ===========


See accompanying notes.

                                                               Fidelity
 Fidelity                                                      VIP III
 VIP             Fidelity        Fidelity        Fidelity      Growth
 Equity          VIP             VIP             VIP III       Opportunities Kemper       Kemper        LN
 Income          Growth          Overseas        Growth        Service Class Small Cap    Government    Money       LN
 Service Class 2 Service Class 2 Service Class 2 Opportunities 2             Growth       Securities    Market      Bond
 Subaccount      Subaccount      Subaccount      Subaccount    Subaccount    Subaccount   Subaccount    Subaccount  Subaccount
------------------------------------------------------------------------------------------------------------------------------
    $      --       $      --       $      --     $   251,130   $        --  $        --   $  928,274   $1,241,751  $1,422,850
           --              --              --       1,273,589            --      797,760           --           --          --
           --              --              --        (304,567)           --     (118,576)    (203,359)    (271,123)   (251,812)
           (6)             (6)             (6)             --            (6)          --           --           (6)         (6)
         (632)           (910)           (172)             --          (251)          --           --       (3,634)       (570)
          (17)           (152)            (21)             --           (10)          --           --         (212)       (104)
           (6)             (6)             (6)             --            (6)          --           --           (6)         (6)
         (670)        (11,735)         (9,003)             --          (878)          --           --      (15,734)     (4,950)
          (57)           (643)            (64)             --           (19)          --           --       (1,426)       (330)
    ---------       ---------       ---------     -----------   -----------  -----------   ----------   ----------  ----------
       (1,388)        (13,452)         (9,272)      1,220,152        (1,170)     679,184      724,915      949,610   1,165,072
            2         (10,751)            (73)       (448,044)          (26)   1,071,817      (27,835)          --     (80,389)
       24,410        (359,206)        (97,738)     (4,982,381)      (29,057)  (2,939,399)     663,256           --     808,073
    ---------       ---------       ---------     -----------   -----------  -----------   ----------   ----------  ----------
       24,412        (369,957)        (97,811)     (5,430,425)      (29,083)  (1,867,582)     635,421           --     727,684
    ---------       ---------       ---------     -----------   -----------  -----------   ----------   ----------  ----------
    $  23,024       $(383,409)      $(107,083)    $(4,210,273)  $   (30,253) $(1,188,398)  $1,360,336   $  949,610  $1,892,756
    =========       =========       =========     ===========   ===========  ===========   ==========   ==========  ==========
                                                 Templeton
                                                 Mutual                      Templeton    Templeton
 MFS             OCC             OCC             Shares        Templeton     Growth       International
 Research        Accumulation    Accumulation    Securities    Small Cap     Securities   Securities
 Service Class   Global Equity   Managed         Class 2       Class 2       Class 2      Class 2
 Subaccount      Subaccount      Subaccount      Subaccount    Subaccount    Subaccount   Subaccount
----------------------------------------------------------------------------------------------------
    $      --       $  44,858       $  88,168     $     4,613   $        --  $    13,822  $   26,690
           --         511,092         492,323           4,041       195,790       93,556     155,151
           --         (65,371)        (87,199)        (12,163)      (51,912)     (12,063)    (15,070)
           (6)             --              --              (6)           (6)          (6)         (6)
       (1,163)             --              --            (277)         (522)         (81)       (299)
          (85)             --              --             (54)          (25)         (55)        (21)
           (6)             --              --              (6)           (6)          (6)         (6)
       (7,338)             --              --            (106)      (13,711)         (70)        (62)
         (167)             --              --             (42)          (47)         (70)        (46)
    ---------       ---------       ---------     -----------   -----------  -----------   ----------
       (8,765)        490,579         493,292          (4,000)      129,561       95,027     166,331
          (96)        (88,338)       (175,278)          9,321       (36,389)     (27,383)   (167,650)
     (238,404)       (188,342)        195,189         151,739    (2,113,661)      20,867      (1,455)
    ---------       ---------       ---------     -----------   -----------  -----------   ----------
     (238,500)       (276,680)         19,911         161,060    (2,150,050)      (6,516)   (169,105)
    ---------       ---------       ---------     -----------   -----------  -----------   ----------
    $(247,265)      $ 213,899       $ 513,203     $   157,060   $(2,020,489) $    88,511  $   (2,774)
    =========       =========       =========     ===========   ===========  ===========   ==========


 MFS
 Emerging
 Growth
 Subaccount
---------------------------------------------------------------------------------------------------------------
 $         --
    1,882,770
     (502,779)
           --
           --
           --
           --
           --
           --
 ---------------
    1,379,991
       84,204
  (10,556,386)
 ---------------
  (10,472,182)
 ---------------
 $ (9,092,191)
 ===============
-----------------------------------------------------------------------------
 ---------------
 ---------------
 ---------------
 ===============

Lincoln Life Variable Annuity Account N
Statements of changes in net assets
For the Years Ended December 31, 1999 and 2000

                                                                                                                  AVPSF
                                                        AIM V.I.                    AIM V.I.                      Growth &
                                                        Capital       AIM V.I.      International  AIM V.I.       Income
                                                        Appreciation  Growth        Equity         Value          Class B
                                         Combined       Subaccount    Subaccount    Subaccount     Subaccount     Subaccount
------------------------------------------------------------------------------------------------------------------------------
 NET ASSETS AT DECEMBER 31, 1998         $  11,858,878  $        --   $    278,170  $     76,760   $    404,751   $        --
 Changes From Operations:
 . Net investment income (loss)              3,553,015           --        724,577       307,426        474,627            --
 . Net realized gain (loss) on
   investments                               2,717,979           --         61,437       646,152         27,847            --
 . Net change in unrealized
   appreciation or depreciation on
   investments                              36,814,991           --      3,164,157     1,915,792      4,929,350            --
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS                 43,085,985           --      3,950,171     2,869,370      5,431,824            --
 Change From Unit Transactions:
 Accumulation Units:
  . Contract purchases                     670,494,798           --     21,455,422    16,257,693     41,495,564            --
  . Terminated contracts and transfers
    to annuity reserves                   (333,494,545)          --     (1,336,014)   (8,430,730)    (3,113,531)           --
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
                                           337,000,253           --     20,119,408     7,826,963     38,382,033            --
 Annuity Reserves:
  . Transfer from accumulation units
    and between subaccounts                    648,678           --         96,307            --         (7,138)           --
  . Annuity Payments                           (27,650)          --         (1,979)           --         (2,057)           --
  . Reimbursement of mortality
    guarantee adjustments                       (8,852)          --         (2,355)           --             --            --
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
                                               612,176           --         91,973            --         (9,195)           --
 NET INCREASE IN NET ASSETS
  RESULTING FROM UNIT TRANSACTIONS         337,612,429           --     20,211,381     7,826,963     38,372,838            --
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 TOTAL INCREASE IN NET ASSETS              380,698,414           --     24,161,552    10,696,333     43,804,662            --
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 NET ASSETS AT DECEMBER 31, 1999           392,557,292           --     24,439,722    10,773,093     44,209,413            --
 --------------------------------------
 Changes From Operations:
 . Net investment income (loss)             25,384,011      258,656        765,701     1,050,075      2,483,297        78,594
 . Net realized gain (loss) on
   investments                               1,307,629      (26,739)       538,893     1,109,745        (20,590)       (1,176)
 . Net change in unrealized
   appreciation or depreciation on
   investments                            (113,706,297)  (2,206,507)   (11,353,850)   (7,544,060)   (15,384,110)      437,807
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS                (87,014,657)  (1,974,590)   (10,049,256)   (5,384,240)   (12,921,403)      515,225
 Change From Unit Transactions:
 Accumulation Units:
  . Contract purchases                     869,456,415   14,220,529     31,861,582    29,135,396     57,227,923    12,938,731
  . Terminated contracts and transfers
    to annuity reserves                   (302,148,381)    (294,416)    (8,521,721)  (15,353,911)   (12,070,212)     (630,229)
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
                                           567,308,034   13,926,113     23,339,861    13,781,485     45,157,711    12,308,502
 Annuity Reserves:
  . Transfer from accumulation units
    and between subaccounts                  2,023,795        2,000        (78,408)        2,000         51,679         2,000
  . Annuity Payments                          (196,353)          --         (4,860)           --         (4,146)           --
  . Receipt (reimbursement) of
    mortality guarantee adjustments             46,612           --            148            --            (67)           --
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
                                             1,874,054        2,000        (83,120)        2,000         47,466         2,000
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM UNIT TRANSACTIONS         569,182,088   13,928,113     23,256,741    13,783,485     45,205,177    12,310,502
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 TOTAL INCREASE (DECREASE) IN NET
  ASSETS                                   482,167,431   11,953,523     13,207,485     8,399,245     32,283,774    12,825,727
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 NET ASSETS AT DECEMBER 31, 2000         $ 874,724,723  $11,953,523   $ 37,647,207  $ 19,172,338   $ 76,493,187   $12,825,727
 --------------------------------------  =============  ===========   ============  ============   ============   ===========
                                                                                                   DGPF
                                         DGPF Growth    DGPF High                   DGPF Emerging  International
                                         and Income     Yield         DGPF Devon    Markets        Equity         DGPF REIT
                                         Subaccount     Subaccount    Subaccount    Subaccount     Subaccount     Subaccount
------------------------------------------------------------------------------------------------------------------------------
 NET ASSETS AT DECEMBER 31, 1998         $     231,112  $   413,241   $    456,020  $     14,702   $     18,225   $    95,776
 Changes From Operations:
 . Net investment income (loss)                131,603      322,769        (40,041)       (4,949)       (10,260)       (1,864)
 . Net realized gain (loss) on
   investments                                 (41,512)     (91,607)       (87,211)       18,715        151,449       (14,359)
 . Net change in unrealized
   appreciation or depreciation on
   investments                                (486,668)    (446,001)      (473,024)      217,354        159,885        (5,062)
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS                   (396,577)    (214,839)      (600,276)      231,120        301,074       (21,285)
 Change From Unit Transactions:
 Accumulation Units:
  . Contract purchases                       8,948,171    7,883,137     10,892,783     1,328,042     22,564,199       935,293
  . Terminated contracts and transfers
    to annuity reserves                     (1,118,560)  (1,986,620)    (1,847,328)     (228,363)   (19,253,411)     (298,849)
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
                                             7,829,611    5,896,517      9,045,455     1,099,679      3,310,788       636,444
 Annuity Reserves:
  . Transfer from accumulation units
    and between subaccounts                     55,484           --          9,782            --             --            --
  . Annuity Payments                            (2,087)          --            (62)           --             --            --
  . Reimbursement of mortality
    guarantee adjustments                         (190)          --             --            --             --            --
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
                                                53,207           --          9,720            --             --            --
 NET INCREASE IN NET ASSETS
  RESULTING FROM UNIT TRANSACTIONS           7,882,818    5,896,517      9,055,175     1,099,679      3,310,788       636,444
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 TOTAL INCREASE IN NET ASSETS                7,486,241    5,681,678      8,454,899     1,330,799      3,611,862       615,159
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 NET ASSETS AT DECEMBER 31, 1999             7,717,353    6,094,919      8,910,919     1,345,501      3,630,087       710,935
 --------------------------------------
 Changes From Operations:
 . Net investment income (loss)                791,296      126,481         (4,869)        6,339         59,870         6,855
 . Net realized gain (loss) on
   investments                                (738,231)    (174,299)      (445,291)       (5,939)       (11,996)       56,408
 . Net change in unrealized
   appreciation or depreciation on
   investments                               1,306,925   (1,328,338)      (511,825)     (551,753)       (59,586)      436,900
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS                  1,359,990   (1,376,156)      (961,985)     (551,353)       (11,712)      500,163
 Change From Unit Transactions:
 Accumulation Units:
  . Contract purchases                      11,385,656    4,420,375      2,640,034     1,542,625     14,112,576     3,524,384
  . Terminated contracts and transfers
    to annuity reserves                     (8,387,390)  (1,552,726)    (5,120,579)     (541,629)   (15,345,454)   (1,125,437)
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
                                             2,998,266    2,867,649     (2,480,545)    1,000,996     (1,232,878)    2,398,947
 Annuity Reserves:
  . Transfer from accumulation units
    and between subaccounts                      2,842        7,673         22,425            --             --       110,561
  . Annuity Payments                            (4,968)        (634)        (2,408)           --             --        (2,210)
  . Receipt (reimbursement) of
    mortality guarantee adjustments                114        1,188           (105)           --             --         2,469
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
                                                (2,012)       8,227         19,912            --             --       110,820
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM UNIT TRANSACTIONS           2,996,254    2,875,876     (2,460,633)    1,000,996     (1,232,878)    2,509,767
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 TOTAL INCREASE (DECREASE) IN NET
  ASSETS                                     4,356,244    1,499,720     (3,422,618)      449,643     (1,244,590)    3,009,930
 --------------------------------------  -------------  -----------   ------------  ------------   ------------   -----------
 NET ASSETS AT DECEMBER 31, 2000         $  12,073,597  $ 7,594,639   $  5,488,301  $  1,795,144   $  2,385,497   $ 3,720,865
 --------------------------------------  =============  ===========   ============  ============   ============   ===========

See accompanying notes.

              AVPSF                     AFIS                          AFIS
 AVPSF        Premier      AVPSF        Global        AFIS            Growth-      AFIS          Deutsche VIT   Liberty
 Growth       Growth       Technology   Small Cap     Growth          Income       International Equity 500     Colonial US
 Class B      Class B      Class B      Class 2       Class 2         Class 2      Class 2       Index          Stock
 Subaccount   Subaccount   Subaccount   Subaccount    Subaccount      Subaccount   Subaccount    Subaccount     Subaccount
---------------------------------------------------------------------------------------------------------------
 $        --  $        --  $        --  $         --    $        --   $        --   $        --  $    945,537    $   19,119
          --           --           --            --             --            --            --       145,931       201,439
          --           --           --            --             --            --            --        27,121           (65)
          --           --           --            --             --            --            --     3,978,680        35,006
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --           --           --            --             --            --            --     4,151,732       236,380
          --           --           --            --             --            --            --    43,792,048     4,453,154
          --           --           --            --             --            --            --    (2,628,346)     (268,499)
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --           --           --            --             --            --            --    41,163,702     4,184,655
          --           --           --            --             --            --            --       137,629            --
          --           --           --            --             --            --            --          (542)           --
          --           --           --            --             --            --            --        (3,071)           --
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --           --           --            --             --            --            --       134,016            --
          --           --           --            --             --            --            --    41,297,718     4,184,655
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --           --           --            --             --            --            --    45,449,450     4,421,035
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --           --           --            --             --            --            --    46,394,987     4,440,154
     126,622       72,555      227,295       (18,798)      (175,199)      (73,132)      (69,214)     (823,060)      601,537
     (75,157)     (12,096)     (61,498)      (34,472)        26,439        (2,898)       (6,145)      388,007        (7,822)
    (580,582)  (1,913,730)  (6,343,503)   (1,515,058)    (2,890,611)      734,239    (3,614,136)   (6,495,211)     (435,244)
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
    (529,117)  (1,853,271)  (6,177,706)   (1,568,328)    (3,039,371)      658,209    (3,689,495)   (6,930,264)      158,471
   4,772,078   14,792,662   24,173,980    10,041,252     49,933,653    19,345,090    23,197,487    40,007,221     2,147,457
    (880,683)    (328,184)  (1,661,061)     (540,036)    (6,725,100)   (1,149,145)     (744,940)  (13,331,879)     (752,050)
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
   3,891,395   14,464,478   22,512,919     9,501,216     43,208,553    18,195,945    22,452,547    26,675,342     1,395,407
       2,000       49,136       42,382         2,000        186,269         2,000        49,136       (67,635)           --
          --         (346)        (541)           --         (3,378)           --          (346)       (7,952)           --
          --           --           (4)           --          3,451            --            --           (70)           --
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
       2,000       48,790       41,837         2,000        186,342         2,000        48,790       (75,657)           --
   3,893,395   14,513,268   22,554,756     9,503,216     43,394,895    18,197,945    22,501,337    26,599,685     1,395,407
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
   3,364,278   12,659,997   16,377,050     7,934,888     40,355,524    18,856,154    18,811,842    19,669,421     1,553,878
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
 $ 3,364,278  $12,659,997  $16,377,050  $  7,934,888    $40,355,524   $18,856,154   $18,811,842  $ 66,064,408    $5,994,032
 ===========  ===========  ===========  ============    ===========   ===========   ===========  ============    ==========
                                                                      DGPF Growth
                                                      DGPF Emerging   and Income   DGPF High                    DGPF Select
 DGPF Select  DGPF Small   DGPF Social                Markets Service Service      Yield         DGPF REIT      Growth
 Growth       Cap Value    Awareness    DGPF Trend    Class           Class        Service Class Service Class  Service Class
 Subaccount   Subaccount   Subaccount   Subaccount    Subaccount      Subaccount   Subaccount    Subaccount     Subaccount
---------------------------------------------------------------------------------------------------------------
 $        --  $   179,336  $   582,241  $     73,396    $        --   $        --   $        --  $         --    $       --
          --      (11,983)     (47,804)      (48,413)            --            --            --            --            --
          --       (4,116)      15,441        56,040             --            --            --            --            --
          --      (56,317)     697,762     3,490,733             --            --            --            --            --
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --      (72,416)     665,399     3,498,360             --            --            --            --            --
          --    3,343,131    6,648,953    13,315,433             --            --            --            --            --
          --     (312,993)    (642,296)     (872,945)            --            --            --            --            --
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --    3,030,138    6,006,657    12,442,488             --            --            --            --            --
          --           --           --            --             --            --            --            --            --
          --           --           --            --             --            --            --            --            --
          --           --           --            --             --            --            --            --            --
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --           --           --            --             --            --            --            --            --
          --    3,030,138    6,006,657    12,442,488             --            --            --            --            --
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --    2,957,722    6,672,056    15,940,848             --            --            --            --            --
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
          --    3,137,058    7,254,297    16,014,244             --            --            --            --            --
      39,154       38,432      (89,358)    1,092,369           (131)          398        (1,948)       (4,698)       (6,906)
    (434,013)     (13,319)     162,209       496,871            (56)        6,788           (76)           36          (437)
  (3,059,315)     963,405     (914,798)  (10,699,659)        (1,672)        9,815       (20,262)       98,414      (446,786)
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
  (3,454,174)     988,518    (841,947)    (9,110,419)        (1,859)       17,001       (22,286)       93,752      (454,129)
  20,485,577    4,511,618    3,575,119    57,710,938         38,871       476,995       887,712     1,446,196     2,441,864
  (6,602,007)  (1,468,681)  (2,406,040)  (11,109,544)        (1,135)      (85,893)      (26,203)       (2,214)      (12,174)
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
  13,883,570    3,042,937    1,169,079    46,601,394         37,736       391,102       861,509     1,443,982     2,429,690
      35,352           --           --       216,138          2,000         2,000         2,000         2,000         2,000
        (259)          --           --       (14,397)            --            --            --            --            --
          --           --           --         3,902             --            --            --            --            --
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
      35,093           --           --       205,643          2,000         2,000         2,000         2,000         2,000
  13,918,663    3,042,937    1,169,079    46,807,037         39,736       393,102       863,509     1,445,982     2,431,690
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
  10,464,489    4,031,455      327,132    37,696,618         37,877       410,103       841,223     1,539,734     1,977,561
 -----------  -----------  -----------  ------------    -----------   -----------   -----------  ------------    ----------
 $10,464,489  $ 7,168,513  $ 7,581,429  $ 53,710,862    $    37,877   $   410,103   $   841,223  $  1,539,734    $1,977,561
 ===========  ===========  ===========  ============    ===========   ===========   ===========  ============    ==========
 Liberty
 Colonial
 Newport Tiger
 Subaccount
---------------------------------------------------------------------------------------------------------------
  $    16,793
        4,443
       36,913
      557,362
 -------------

      598,718
    2,857,126
     (417,100)
 -------------
    2,440,026
           --
           --
           --
 -------------
           --

    2,440,026
 -------------
    3,038,744
 -------------
    3,055,537
      (20,978)
       25,828
   (1,192,538)
 -------------

   (1,187,688)
    6,145,491
   (1,189,793)
 -------------
    4,955,698
      106,646
       (9,530)
        2,427
 -------------
       99,543

    5,055,241
 -------------
    3,867,553
 -------------
  $ 6,923,090
 =============
 DGPF Small
 Cap
 Service Class
 Subaccount
---------------------------------------------------------------------------------------------------------------
  $        --
           --
           --
           --
 -------------

           --
           --
           --
 -------------
           --
           --
           --
           --
 -------------
           --

           --
 -------------
           --
 -------------
           --
       (4,056)
          (11)
       89,216
 -------------

       85,149
    1,159,216
       (2,877)
 -------------
    1,156,339
        2,000
           --
           --
 -------------
        2,000

    1,158,339
 -------------
    1,243,488
 -------------
  $ 1,243,488
 =============

Lincoln Life Variable Annuity Account N
Statements of changes in net assets (continued)
For the Years Ended December 31, 1999 and 2000


                                    DGPF Social
                                    Awareness    DGPF Trend                Fidelity VIP
                                    Service      Service      Dreyfus      Equity        Fidelity VIP  Fidelity VIP
                                    Class        Class        Small Cap    Income        Growth        Overseas
                                    Subaccount   Subaccount   Subaccount   Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------------------------------------------
 NET ASSETS AT DECEMBER 31, 1998    $        --  $        --  $   135,524  $   377,887   $    451,630  $     135,424
 Changes From Operations:
 . Net investment income (loss)              --           --      (20,790)     (43,240)       (93,866)       (35,662)
 . Net realized gain (loss) on
   investments                               --           --        9,870        2,348         29,798      1,798,129
 . Net change in unrealized
   appreciation or depreciation
   on investments                            --           --      501,638      (92,622)     5,913,522      1,027,670
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 NET INCREASE (DECREASE) IN NET
  ASSETS
  RESULTING FROM OPERATIONS                  --           --      490,718     (133,514)     5,849,454      2,790,137
 Change From Unit Transactions:
 Accumulation Units:
  . Contract purchases                       --           --    3,444,710   16,232,359     33,766,701    124,051,106
  . Terminated contracts and
    transfers to annuity
    reserves                                 --           --     (221,082)    (983,739)    (2,112,197)  (118,052,029)
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
                                             --           --    3,223,628   15,248,620     31,654,504      5,999,077
 Annuity Reserves:
  . Transfer from accumulation
    units & between subaccounts              --           --           --      107,541        160,535             --
  . Annuity Payments                         --           --           --       (9,039)        (2,668)            --
  . Reimbursement of mortality
    guarantee adjustments                    --           --           --         (200)        (2,589)            --
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
                                             --           --           --       98,302        155,278             --
 NET INCREASE IN NET ASSETS
  RESULTING FROM UNIT TRANSACTIONS           --           --    3,223,628   15,346,922     31,809,782      5,999,077
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 TOTAL INCREASE IN NET ASSETS                --           --    3,714,346   15,213,408     37,659,236      8,789,214
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 NET ASSETS AT DECEMBER 31, 1999             --           --    3,849,870   15,591,295     38,110,866      8,924,638
 Changes From Operations:
 . Net investment income (loss)          (1,194)     (24,361)   2,636,851    1,020,977      3,951,082        904,869
 . Net realized gain (loss) on
   investments                          (11,537)      (2,902)     222,727     (221,564)       181,715        211,050
 . Net change in unrealized
   appreciation or depreciation
   on investments                        (9,026)  (1,298,729)  (2,308,162)   1,383,358    (12,544,449)    (3,596,159)
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 NET INCREASE (DECREASE) IN NET
  ASSETS
  RESULTING FROM OPERATIONS             (21,757)  (1,325,992)     551,416    2,182,771     (8,411,652)    (2,480,240)
 Change From Unit Transactions:
 Accumulation Units:
  . Contract purchases                  464,335    9,360,112    3,796,482   19,544,037     41,537,117     17,511,978
  . Terminated contracts and
    transfers to annuity
    reserves                           (158,895)    (111,468)  (2,126,999)  (8,083,747)   (12,024,308)   (12,240,733)
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
                                        305,440    9,248,644    1,669,483   11,460,290     29,512,809      5,271,245
 Annuity Reserves:
  . Transfer from accumulation
    units & between subaccounts           2,000        2,000           --      (51,153)       163,004        342,940
  . Annuity Payments                         --           --           --       (4,823)       (34,350)       (30,027)
  . Receipt (reimbursement) of
    mortality guarantee
    adjustments                              --           --           --          215          6,722          9,313
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
                                          2,000        2,000           --      (55,761)       135,376        322,226
 NET INCREASE (DECREASE) IN NET
  ASSETS
  RESULTING FROM UNIT TRANSACTIONS      307,440    9,250,644    1,669,483   11,404,529     29,648,185      5,593,471
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 TOTAL INCREASE (DECREASE) IN NET
  ASSETS                                285,683    7,924,652    2,220,899   13,587,300     21,236,533      3,113,231
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 NET ASSETS AT DECEMBER 31, 2000    $   285,683  $ 7,924,652  $ 6,070,769  $29,178,595   $ 59,347,399  $  12,037,869
 --------------------------------   ===========  ===========  ===========  ===========   ============  =============

                                                                           MFS Emerging  MFS Total
                                                                           Growth        Return
                                    MFS Total    MFS          MFS          Service       Service       MFS Utilities
                                    Return       Utilities    Research     Class         Class         Service Class
                                    Subaccount   Subaccount   Subaccount   Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------------------------------------------
 NET ASSETS AT DECEMBER 31, 1998    $   515,906  $   687,815  $    87,425  $        --   $         --  $          --
 Changes From Operations:
 . Net investment income (loss)         115,263      206,950      (23,592)          --             --             --
 . Net realized gain (loss) on
   investments                           (5,716)      34,684       16,494           --             --             --
 . Net change in unrealized
   appreciation or depreciation
   on investments                      (104,598)   2,510,113    1,162,825           --             --             --
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 NET INCREASE (DECREASE) IN NET
  ASSETS
  RESULTING FROM OPERATIONS               4,949    2,751,747    1,155,727           --             --             --
 Change From Unit Transactions:
 Accumulation Units:
  . Contract purchases               13,987,800   14,460,042    7,300,548           --             --             --
  . Terminated contracts and
    transfers to annuity
    reserves                         (1,413,417)  (1,055,770)    (391,684)          --             --             --
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
                                     12,574,383   13,404,272    6,908,864           --             --             --
 Annuity Reserves:
  . Transfer from accumulation
    units & between subaccounts           4,656       37,836           --           --             --             --
  . Annuity Payments                     (2,434)      (4,716)          --           --             --             --
  . Reimbursement of mortality
    guarantee adjustments                    --         (241)          --           --             --             --
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
                                          2,222       32,879           --           --             --             --
 NET INCREASE IN NET ASSETS
  RESULTING FROM UNIT TRANSACTIONS   12,576,605   13,437,151    6,908,864           --             --             --
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 TOTAL INCREASE IN NET ASSETS        12,581,554   16,188,898    8,064,591           --             --             --
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 NET ASSETS AT DECEMBER 31, 1999     13,097,460   16,876,713    8,152,016           --             --             --
 Changes From Operations:
 . Net investment income (loss)         551,434    1,860,317      526,185      (14,708)        (6,791)        (9,496)
 . Net realized gain (loss) on
   investments                          (32,095)      77,434       44,061       (2,448)            15           (882)
 . Net change in unrealized
   appreciation or depreciation
   on investments                     2,440,547     (908,387)  (1,738,971)    (612,899)       112,412          3,076
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 NET INCREASE (DECREASE) IN NET
  ASSETS
  RESULTING FROM OPERATIONS           2,959,886    1,029,364   (1,168,725)    (630,055)       105,636         (7,302)
 Change From Unit Transactions:
 Accumulation Units:
  . Contract purchases               13,901,385   31,155,467    8,844,743    5,027,006      2,469,570      3,132,600
  . Terminated contracts and
    transfers to annuity
    reserves                         (3,974,780)  (3,321,755)  (1,081,995)     (17,590)       (17,545)       (31,390)
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
                                      9,926,605   27,833,712    7,762,748    5,009,416      2,452,025      3,101,210
 Annuity Reserves:
  . Transfer from accumulation
    units & between subaccounts          25,367           --       47,110        2,000          2,000          2,000
  . Annuity Payments                     (2,466)      (5,204)      (3,862)          --             --             --
  . Receipt (reimbursement) of
    mortality guarantee
    adjustments                             (44)         263          (70)          --             --             --
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
                                         22,857       (4,941)      43,178        2,000          2,000          2,000
 NET INCREASE (DECREASE) IN NET
  ASSETS
  RESULTING FROM UNIT TRANSACTIONS    9,949,462   27,828,771    7,805,926    5,011,416      2,454,025      3,103,210
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 TOTAL INCREASE (DECREASE) IN NET
  ASSETS                             12,909,348   28,858,135    6,637,201    4,381,361      2,559,661      3,095,908
 --------------------------------   -----------  -----------  -----------  -----------   ------------  -------------
 NET ASSETS AT DECEMBER 31, 2000    $26,006,808  $45,734,848  $14,789,217  $ 4,381,361   $  2,559,661  $   3,095,908
 --------------------------------   ===========  ===========  ===========  ===========   ============  =============

See accompanying notes.

 Fidelity VIP                                                  Fidelity VIP
 Equity          Fidelity VIP    Fidelity VIP    Fidelity VIP  III Growth    Kemper       Kemper
 Income          Growth          Overseas        III Growth    Opportunities Small Cap    Government    LN Money
 Service Class 2 Service Class 2 Service Class 2 Opportunities Service Class Growth       Securities    Market        LN Bond
 Subaccount      Subaccount      Subaccount      Subaccount    2 Subaccount  Subaccount   Subaccount    Subaccount    Subaccount
-------------------------------------------------------------------------------------------------------------------
 $       --        $        --     $        --    $   665,177   $        --  $    49,364   $   773,341  $  3,491,277  $   465,736
         --                 --              --        (71,147)           --      (30,630)       49,227       370,255      545,145
         --                 --              --         15,981            --       17,423        (7,808)           --      (21,107)
         --                 --              --        390,823            --    1,428,512       (79,830)           --     (743,442)
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
         --                 --              --        335,657            --    1,415,305       (38,411)      370,255     (219,404)
         --                 --              --     19,894,319            --    4,698,037    12,710,322   173,967,280   13,178,516
         --                 --              --     (1,993,269)           --     (244,179)   (1,306,902) (159,988,278)  (1,294,558)
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
         --                 --              --     17,901,050            --    4,453,858    11,403,420    13,979,002   11,883,958
         --                 --              --             --            --           --            --            --           --
         --                 --              --             --            --           --            --            --           --
         --                 --              --             --            --           --            --            --           --
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
         --                 --              --             --            --           --            --            --           --
         --                 --              --     17,901,050            --    4,453,858    11,403,420    13,979,002   11,883,958
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
         --                 --              --     18,236,707            --    5,869,163    11,365,009    14,349,257   11,664,554
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
         --                 --              --     18,901,884            --    5,918,527    12,138,350    17,840,534   12,130,290
     (1,388)           (13,452)         (9,272)     1,220,152        (1,170)     679,184       724,915       949,610    1,165,072
          2            (10,751)            (73)      (448,044)          (26)   1,071,817       (27,835)           --      (80,389)
     24,410           (359,206)        (97,738)    (4,982,381)      (29,057)  (2,939,399)      663,256            --      808,073
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
     23,024           (383,409)       (107,083)    (4,210,273)      (30,253)  (1,188,398)    1,360,336       949,610    1,892,756
    875,201          5,411,019       2,948,361     14,310,509       453,648   14,148,400     4,900,816   117,693,062   18,476,399
     (1,135)           (89,911)           (246)    (7,964,672)          (80) (12,285,894)   (2,268,573)  (97,520,945)  (4,734,581)
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
    874,066          5,321,108       2,948,115      6,345,837       453,568    1,862,506     2,632,243    20,172,117   13,741,818
      2,000              2,000           2,000        540,859         2,000           --            --         2,000        2,000
         --                 --              --        (44,762)           --           --            --            --           --
         --                 --              --         14,371            --           --            --            --           --
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
      2,000              2,000           2,000        510,468         2,000           --            --         2,000        2,000
    876,066          5,323,108       2,950,115      6,856,305       455,568    1,862,506     2,632,243    20,174,117   13,743,818
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
    899,090          4,939,699       2,843,032      2,646,032       425,315      674,108     3,992,579    21,123,727   15,636,574
 ----------        -----------     -----------    -----------   -----------  -----------   -----------  ------------  -----------
 $  899,090        $ 4,939,699     $ 2,843,032    $21,547,916   $   425,315  $ 6,592,635   $16,130,929  $ 38,964,261  $27,766,864
 ==========        ===========     ===========    ===========   ===========  ===========   ===========  ============  ===========
                                                 Templeton                   Templeton    Templeton
                 OCC             OCC             Mutual Shares Templeton     Growth       International
 MFS Research    Accumulation    Accumulation    Securities    Small Cap     Securities   Securities
 Service Class   Global Equity   Managed         Class 2       Class 2       Class 2      Class 2
 Subaccount      Subaccount      Subaccount      Subaccount    Subaccount    Subaccount   Subaccount
------------------------------------------------------------------------------
 $       --        $   113,940     $    38,421    $        --   $        --  $        --   $        --
           --          539,254         (12,474)            --            --           --            --
           --           12,556           1,745             --            --           --            --
           --         (176,948)         46,739             --            --           --            --
 ----------        -----------     -----------    -----------   -----------  -----------   -----------

           --          374,862          36,010             --            --           --            --
           --        3,469,829       6,044,426             --            --           --            --
           --         (265,178)       (666,320)            --            --           --            --
 ----------        -----------     -----------    -----------   -----------  -----------   -----------
           --        3,204,651       5,378,106             --            --           --            --
           --               --          46,046             --            --           --            --
           --               --          (2,066)            --            --           --            --
           --               --            (206)            --            --           --            --
 ----------        -----------     -----------    -----------   -----------  -----------   -----------
           --               --          43,774             --            --           --            --

           --        3,204,651       5,421,880             --            --           --            --
 ----------        -----------     -----------    -----------   -----------  -----------   -----------
           --        3,579,513       5,457,890             --            --           --            --
 ----------        -----------     -----------    -----------   -----------  -----------   -----------
           --        3,693,453       5,496,311             --            --           --            --
       (8,765)         490,579         493,292         (4,000)      129,561       95,027       166,331
          (96)         (88,338)       (175,278)         9,321       (36,389)     (27,383)     (167,650)
     (238,404)        (188,342)        195,189        151,739    (2,113,661)      20,867        (1,455)
 ----------        -----------     -----------    -----------   -----------  -----------   -----------

     (247,265)         213,899         513,203        157,060    (2,020,489)      88,511        (2,774)
    3,352,576        2,632,660       3,003,236      2,363,237    14,103,979    2,497,280     7,849,181
       (2,552)      (1,319,790)     (2,129,918)      (322,448)   (1,195,943)    (729,220)   (5,417,251)
 ----------        -----------     -----------    -----------   -----------  -----------   -----------
    3,350,024        1,312,870         873,318      2,040,789    12,908,036    1,768,060     2,431,930
        2,000               --              --          2,000         2,000        2,000         2,000
           --               --          (3,985)            --            --           --            --
           --               --             220             --            --           --            --
 ----------        -----------     -----------    -----------   -----------  -----------   -----------
        2,000               --          (3,765)         2,000         2,000        2,000         2,000

    3,352,024        1,312,870         869,553      2,042,789    12,910,036    1,770,060     2,433,930
 ----------        -----------     -----------    -----------   -----------  -----------   -----------
    3,104,759        1,526,769       1,382,756      2,199,849    10,889,547    1,858,571     2,431,156
 ----------        -----------     -----------    -----------   -----------  -----------   -----------
   $3,104,759      $ 5,220,222     $ 6,879,067    $ 2,199,849   $10,889,547  $ 1,858,571   $ 2,431,156
 ==========        ===========     ===========    ===========   ===========  ===========   ===========
 MFS
 Emerging
 Growth
 Subaccount
-------------------------------------------------------------------------------------------------------------------
 $    64,832
     (89,179)
      11,337
   7,351,580
 ---------------

   7,273,738
  17,118,654
    (750,358)
 ---------------
  16,368,296
          --
          --
          --
 ---------------
          --

  16,368,296
 ---------------
  23,642,034
 ---------------
  23,706,866
   1,379,991
      84,204
 (10,556,386)
 ---------------

  (9,092,191)
  27,391,731
  (5,010,674)
 ---------------
  22,381,057
     165,472
     (10,899)
       2,169
 ---------------
     156,742
  22,537,799
 ---------------
  13,445,608
 ---------------
 $37,152,474
 ===============
------------------------------------------------------------------------------
 ---------------
 ---------------
 ---------------
 ---------------
 ---------------
 ---------------
 ---------------
 ---------------
 ---------------
 ---------------
 ===============

Lincoln Life Variable Annuity Account N

Notes to financial statements

1. Accounting Policies and Account Information
The Variable Account: Lincoln Life Variable Annuity Account N (Variable Account) is a segregated investment account of The Lincoln National Life Insurance Company (the Company) and is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a unit investment trust. The operations of the Variable Account, which commenced on November 24, 1998, are part of the operations of the Company. The Variable Account consists of three products. The available contracts are as follows:

 . Lincoln Choice Plus
 . Lincoln Choice Plus Access
 . Lincoln Choice Plus Bonus

The assets of the Variable Account are owned by the Company. The portion of the Variable Account's assets supporting the annuity contracts may not be used to satisfy liabilities arising from any other business of the Company.

Basis of Presentation: The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for unit investment trusts.

Investments: The assets of the Variable Account are divided into variable sub-accounts each of which is invested in shares of sixty mutual funds (the Funds) of fourteen diversified open-end management investment companies, each Fund with its own investment objective. The Funds are:

AIM Variable Insurance Funds:
 AIM V.I. Capital Appreciation Fund
 AIM V.I. Growth Fund
 AIM V.I. International Equity Fund
 AIM V.I. Value Fund

Alliance Variable Products Series Fund (AVPSF):
 AVPSF Growth & Income Class B Fund
 AVPSF Growth Class B Fund
 AVPSF Premier Growth Class B Fund
 AVPSF Technology Class B Fund

American Funds Insurance Series (AFIS):
 AFIS Global Small Cap Class 2 Fund
 AFIS Growth Class 2 Fund
 AFIS Growth-Income Class 2 Fund
 AFIS International Class 2 Fund

Deutsche Asset Management VIT Funds Trust (Deutsche):
 Deutsche VIT Equity 500 Index Fund

Liberty Variable Investment Trust:
 Liberty Colonial US Stock Fund
 Liberty Colonial Newport Tiger Fund

Delaware Group Premium Fund (DGPF):
 DGPF Growth and Income Series
 DGPF High Yield Series
 DGPF Devon Series
 DGPF Emerging Markets Series
 DGPF International Equity Series
 DGPF REIT Series
 DGPF Select Growth Series
 DGPF Small Cap Value Series
 DGPF Social Awareness Series
 DGPF Trend Series
 DGPF Emerging Markets Service Class Series
 DGPF Growth and Income Service Class Series
 DGPF High Yield Service Class Series
 DGPF REIT Service Class Series
 DGPF Select Growth Service Class Series
 DGPF Small Cap Service Class Series
 DGPF Social Awareness Service Class Series
 DGPF Trend Service Class Series

Dreyfus Variable Investment Fund:
 Dreyfus Small Cap Portfolio

Fidelity Variable Insurance Products Fund:
 Fidelity VIP Equity Income Portfolio
 Fidelity VIP Growth Portfolio
 Fidelity VIP Overseas Portfolio
 Fidelity VIP Equity Income Service Class 2 Portfolio
 Fidelity VIP Growth Service Class 2 Portfolio
 Fidelity VIP Overseas Service Class 2 Portfolio

Fidelity Variable Insurance Products Fund III:
 Fidelity VIP III Growth Opportunities Portfolio
 Fidelity VIP III Growth Opportunities Service Class 2 Portfolio

Investors Fund Series:
 Kemper Small Cap Growth Portfolio
 Kemper Government Securities Portfolio

Lincoln National:
 Lincoln National Money Market Fund
 Lincoln National Bond Fund

MFS Variable Insurance Trust:
 MFS Emerging Growth Series
 MFS Total Return Series
 MFS Utilities Series
 MFS Research Series
 MFS Emerging Growth Service Class Series
 MFS Total Return Service Class Series
 MFS Utilities Service Class Series
 MFS Research Service Class Series

OCC Accumulation Trust:
 OCC Accumulation Global Equity Portfolio
 OCC Accumulation Managed Portfolio

Lincoln Life Variable Annuity Account N

1. Accounting Policies and Account Information (continued)
Franklin Templeton Variable Insurance Products Trust:
 FTVIPT Templeton Mutual Shares Securities Class 2 Fund
 FTVIPT Templeton Small Cap Class 2 Fund
 FTVIPT Templeton Growth Securities Class 2 Fund
 FTVIPT Templeton International Securities Class 2 Fund

Investments in the Funds are stated at the closing net asset value per share on December 31, 2000, which approximates fair value. The difference between cost and fair value is reflected as unrealized appreciation and depreciation of investments.

Investment transactions are accounted for on a trade date basis. The cost of investments sold is determined by the average cost method.

Dividends: Dividends paid to the Variable Account are automatically reinvested in shares of the Funds on the payable date. Dividend income is recorded on the ex-dividend date.

Federal Income Taxes: Operations of the Variable Account form a part of and are taxed with operations of the Company, which is taxed as a "life insurance company" under the Internal Revenue Code. The Variable Account will not be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended. Using current federal income tax law, no federal income taxes are payable with respect to the Variable Account's net investment income and the net realized gain on investments.

Annuity Reserves: Reserves on contracts not involving life contingencies are calculated using an assumed investment rate of 4%. Reserves on contracts involving life contingencies are calculated using a modification of the 1971 Individual Annuitant Mortality Table and an assumed investment rate of 4%.

2. Mortality and Expense Guarantees and Other Transactions with Affiliate Amounts are paid to the Company for mortality and expense guarantees at a percentage of each portfolio's average daily net assets within the Variable Account. The rates are as follows for the three contract types:

Lincoln Choice Plus at a daily rate of .0038356% (1.40% on an annual basis)

Lincoln Choice Plus Access at a daily rate of .0038356% (1.40% on an annual basis)
Lincoln Choice Plus Access at a daily rate of .0045205% (1.65 on an annual basis)
Lincoln Choice Plus Access at a daily rate of .0049315% (1.80 on an annual basis)

Lincoln Choice Plus Bonus at a daily rate of .0038356% (1.40% on an annual basis)
Lincoln Choice Plus Bonus at a daily rate of .0043836% (1.60% on an annual basis)
Lincoln Choice Plus Bonus at a daily rate of .0047945% (1.75% on an annual basis)

In addition, amounts retained by the Company for processing sales of annuity contracts for contract charges and surrender charges for the year ended December 31, 2000 totaled $713,229.

The Company is responsible for all sales, general and administrative expenses applicable to the Variable Account.

Lincoln Life Variable Annuity Account N

3. Net Assets
The following is a summary of net assets owned at December 31, 2000.

                                        AIM V.I.                    AIM V.I.
                                        Capital       AIM V.I.      International
                                        Appreciation  Growth        Equity
                          Combined      Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------
Unit Transactions:
 Accumulation units       $915,892,629   $13,926,113   $43,717,833   $21,682,593
 Annuity reserves            2,486,230         2,000         8,853         2,000
------------------------  ------------   -----------   -----------   -----------
                           918,378,859    13,928,113    43,726,686    21,684,593
Accumulated net
 investment income
 (loss)                     28,974,873       258,656     1,501,401     1,357,788
Accumulated net realized
 gain (loss) on
 investments                 4,025,654       (26,739)      600,330     1,755,897
Net unrealized
 appreciation or
 depreciation on
 investments               (76,654,663)   (2,206,507)   (8,181,210)   (5,625,940)
------------------------  ------------   -----------   -----------   -----------
                          $874,724,723   $11,953,523   $37,647,207   $19,172,338
                          ============   ===========   ===========   ===========

                          Deutsche      Liberty       Liberty
                          VIT Equity    Colonial      Colonial      DGPF Growth
                          500 Index     US Stock      Newport Tiger and Income
                          Subaccount    Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------
Unit Transactions:
 Accumulation units       $ 68,751,866   $ 5,598,182   $ 7,412,725   $11,055,364
 Annuity reserves               58,359            --        99,543        51,195
------------------------  ------------   -----------   -----------   -----------
                            68,810,225     5,598,182     7,512,268    11,106,559
Accumulated net
 investment income
 (loss)                       (673,140)      803,725       (16,231)      922,770
Accumulated net realized
 gain (loss) on
 investments                   415,129        (7,887)       62,741      (779,742)
Net unrealized
 appreciation or
 depreciation on
 investments                (2,487,806)     (399,988)     (635,688)      824,010
------------------------  ------------   -----------   -----------   -----------
                          $ 66,064,408   $ 5,994,032   $ 6,923,090   $12,073,597
                          ============   ===========   ===========   ===========

                          DGPF
                          Emerging                    DGPF
                          Markets       DGPF Growth   High          DGPF
                          Service       and Income    Yield         REIT
                          Class         Service Class Service Class Service Class
                          Subaccount    Subaccount    Subaccount    Subaccount
---------------------------------------------------------------------------------
Unit Transactions:
 Accumulation units       $     37,736   $   391,102   $   861,509   $ 1,443,982
 Annuity reserves                2,000         2,000         2,000         2,000
------------------------  ------------   -----------   -----------   -----------
                                39,736       393,102       863,509     1,445,982
Accumulated net
 investment income
 (loss)                           (131)          398        (1,948)       (4,698)
Accumulated net realized
 gain (loss) on
 investments                       (56)        6,788           (76)           36
Net unrealized
 appreciation or
 depreciation on
 investments                    (1,672)        9,815       (20,262)       98,414
------------------------  ------------   -----------   -----------   -----------
                          $     37,877   $   410,103   $   841,223   $ 1,539,734
                          ============   ===========   ===========   ===========

               AVPSF                      AVPSF                      AFIS                      AFIS
               Growth &     AVPSF         Premier       AVPSF        Global                    Growth-      AFIS
AIM V.I.       Income       Growth        Growth        Technology   Small Cap    AFIS Growth  Income       International
Value          Class B      Class B       Class B       Class B      Class 2      Class 2      Class 2      Class 2
Subaccount     Subaccount   Subaccount    Subaccount    Subaccount   Subaccount   Subaccount   Subaccount   Subaccount
---------------------------------------------------------------------------------------------------------------------------
$ 83,922,246   $12,308,502   $3,891,395    $14,464,478  $22,512,919  $ 9,501,216  $43,208,553  $18,195,945    $22,452,547
      38,271         2,000        2,000         48,790       41,837        2,000      186,342        2,000         48,790
------------   -----------   ----------    -----------  -----------  -----------  -----------  -----------    -----------
  83,960,517    12,310,502    3,893,395     14,513,268   22,554,756    9,503,216   43,394,895   18,197,945     22,501,337
   2,969,407        78,594      126,622         72,555      227,295      (18,798)    (175,199)     (73,132)       (69,214)
       7,258        (1,176)     (75,157)       (12,096)     (61,498)     (34,472)      26,439       (2,898)        (6,145)
 (10,443,995)      437,807     (580,582)    (1,913,730)  (6,343,503)  (1,515,058)  (2,890,611)     734,239     (3,614,136)
------------   -----------   ----------    -----------  -----------  -----------  -----------  -----------    -----------
$ 76,493,187   $12,825,727   $3,364,278    $12,659,997  $16,377,050  $ 7,934,888  $40,355,524  $18,856,154    $18,811,842
============   ===========   ==========    ===========  ===========  ===========  ===========  ===========    ===========

DGPF                        DGPF          DGPF                       DGPF         DGPF         DGPF
High           DGPF         Emerging      International DGPF         Select       Small Cap    Social       DGPF
Yield          Devon        Markets       Equity        REIT         Growth       Value        Awareness    Trend
Subaccount     Subaccount   Subaccount    Subaccount    Subaccount   Subaccount   Subaccount   Subaccount   Subaccount
---------------------------------------------------------------------------------------------------------------------------
$  9,178,723   $ 7,002,718   $2,115,307    $ 2,096,040  $ 3,129,441  $13,883,570  $ 6,243,032  $ 7,724,863    $59,112,991
       8,227        29,632           --             --      110,820       35,093           --           --        205,643
------------   -----------   ----------    -----------  -----------  -----------  -----------  -----------    -----------
   9,186,950     7,032,350    2,115,307      2,096,040    3,240,261   13,918,663    6,243,032    7,724,863     59,318,634
     451,676       (45,241)       1,380         49,603        4,915       39,154       26,299     (137,450)     1,043,913
    (265,907)     (532,502)      12,776        139,453       42,049     (434,013)     (17,434)     177,651        552,911
  (1,778,080)     (966,306)    (334,319)       100,401      433,640   (3,059,315)     916,616     (183,635)    (7,204,596)
------------   -----------   ----------    -----------  -----------  -----------  -----------  -----------    -----------
$  7,594,639   $ 5,488,301   $1,795,144    $ 2,385,497  $ 3,720,865  $10,464,489  $ 7,168,513  $ 7,581,429    $53,710,862
============   ===========   ==========    ===========  ===========  ===========  ===========  ===========    ===========

DGPF
Select         DGPF         DGPF                                     Fidelity                               Fidelity
Growth         Small Cap    Social                                   VIP          Fidelity     Fidelity     VIP
Service        Service      Awaremess     DGPF  Trend   Dreyfus      Equity       VIP          VIP          Equity Income
Class          Class        Service Class Service Class Small Cap    Income       Growth       Overseas     Service Class 2
Subaccount     Subaccount   Subaccount    Subaccount    Subaccount   Subaccount   Subaccount   Subaccount   Subaccount
---------------------------------------------------------------------------------------------------------------------------
$  2,429,690   $ 1,156,339   $  305,440    $ 9,248,644  $ 5,018,453  $27,072,171  $61,591,470  $11,402,783    $   874,066
       2,000         2,000        2,000          2,000           --       42,541      290,654      322,226          2,000
------------   -----------   ----------    -----------  -----------  -----------  -----------  -----------    -----------
   2,431,690     1,158,339      307,440      9,250,644    5,018,453   27,114,712   61,882,124   11,725,009        876,066
      (6,906)       (4,056)      (1,194)       (24,361)   2,615,965      977,528    3,856,869      869,119         (1,388)
        (437)          (11)     (11,537)        (2,902)     232,597     (219,214)     211,519    2,009,179              2
    (446,786)       89,216       (9,026)    (1,298,729)  (1,796,246)   1,305,569   (6,603,113)  (2,565,438)        24,410
------------   -----------   ----------    -----------  -----------  -----------  -----------  -----------    -----------
$  1,977,561   $ 1,243,488   $  285,683    $ 7,924,652  $ 6,070,769  $29,178,595  $59,347,399  $12,037,869    $   899,090
============   ===========   ==========    ===========  ===========  ===========  ===========  ===========    ===========

Lincoln Life Variable Annuity Account N

3. Net Assets (continued)
The following is a summary of net assets owned at December 31, 2000.

                                        Fidelity
                            Fidelity    VIP                       Fidelity VIP
                            VIP Growth  Overseas    Fidelity VIP  III Growth
                            Service     Service     III Growth    Opportunities
                            Class 2     Class 2     Opportunities Service Class
                            Subaccount  Subaccount  Subaccount    2 Subaccount
-------------------------------------------------------------------------------
Unit Transactions:
 Accumulation units         $5,321,108  $2,948,115   $24,889,246   $  453,568
 Annuity reserves                2,000       2,000       510,468        2,000
--------------------------  ----------  ----------   -----------   ----------
                             5,323,108   2,950,115    25,399,714      455,568
Accumulated net investment
 income (loss)                 (13,452)     (9,272)    1,148,635       (1,170)
Accumulated net realized
 gain (loss) on
 investments                   (10,751)        (73)     (432,060)         (26)
Net unrealized
 appreciation or
 depreciation on
 investments                  (359,206)    (97,738)   (4,568,373)     (29,057)
--------------------------  ----------  ----------   -----------   ----------
                            $4,939,699  $2,843,032   $21,547,916   $  425,315
                            ==========  ==========   ===========   ==========

                            MFS Total   MFS
                            Return      Utilities                 OCC
                            Service     Service     MFS Research  Accumulation
                            Class       Class       Service Class Global Equity
                            Subaccount  Subaccount  Subaccount    Subaccount
-------------------------------------------------------------------------------
Unit Transactions:
 Accumulation units         $2,452,025  $3,101,210   $ 3,350,024   $4,627,679
 Annuity reserves                2,000       2,000         2,000           --
--------------------------  ----------  ----------   -----------   ----------
                             2,454,025   3,103,210     3,352,024    4,627,679
Accumulated net investment
 income (loss)                  (6,791)     (9,496)       (8,765)   1,035,336
Accumulated net realized
 gain (loss) on
 investments                        15        (882)          (96)     (75,781)
Net unrealized
 appreciation or
 depreciation on
 investments                   112,412       3,076      (238,404)    (367,012)
--------------------------  ----------  ----------   -----------   ----------
                            $2,559,661  $3,095,908   $ 3,104,759   $5,220,222
                            ==========  ==========   ===========   ==========

                                                                                                         MFS
                                                                                                         Emerging
              Kemper                                 MFS                                                 Growth
Kemper Small  Government   LN Money                  Emerging      MFS Total    MFS         MFS          Service
Cap Growth    Securities   Market       LN Bond      Growth        Return       Utilities   Research     Class
Subaccount    Subaccount   Subaccount   Subaccount   Subaccount    Subaccount   Subaccount  Subaccount   Subaccount
--------------------------------------------------------------------------------------------------------------------
$ 6,362,148   $14,808,162  $37,636,945  $26,091,584   $38,808,337  $23,007,431  $41,910,669 $14,753,951  $5,009,416
         --            --        2,000        2,000       156,742       25,079       27,938      43,178       2,000
-----------   -----------  -----------  -----------   -----------  -----------  ----------- -----------  ----------
  6,362,148    14,808,162   37,638,945   26,093,584    38,965,079   23,032,510   41,938,607  14,797,129   5,011,416
    648,531       773,777    1,325,316    1,709,988     1,290,768      666,427    2,066,977     502,531     (14,708)
  1,089,240       (35,643)          --     (101,496)       95,542      (37,809)     112,144      60,556      (2,448)
 (1,507,284)      584,633           --       64,788    (3,198,915)   2,345,680    1,617,120    (570,999)   (612,899)
-----------   -----------  -----------  -----------   -----------  -----------  ----------- -----------  ----------
$ 6,592,635   $16,130,929  $38,964,261  $27,766,864   $37,152,474  $26,006,808  $45,734,848 $14,789,217  $4,381,361
===========   ===========  ===========  ===========   ===========  ===========  =========== ===========  ==========
              Templeton
              Mutual                    Templeton    Templeton
OCC           Shares       Templeton    Growth       International
Accumulation  Securities   Small Cap    Securities   Securities
Managed       Class 2      Class 2      Class 2      Class 2
Subaccount    Subaccount   Subaccount   Subaccount   Subaccount
-----------------------------------------------------------------
$ 6,289,649   $ 2,040,789  $12,908,036  $ 1,768,060   $ 2,431,930
     40,009         2,000        2,000        2,000         2,000
-----------   -----------  -----------  -----------   -----------
  6,329,658     2,042,789   12,910,036    1,770,060     2,433,930
    480,777        (4,000)     129,561       95,027       166,331
   (173,533)        9,321      (36,389)     (27,383)     (167,650)
    242,165       151,739   (2,113,661)      20,867        (1,455)
-----------   -----------  -----------  -----------   -----------
$ 6,879,067   $ 2,199,849  $10,889,547  $ 1,858,571   $ 2,431,156
===========   ===========  ===========  ===========   ===========

Lincoln Life Variable Annuity Account N

4. Purchases and Sales of Investments
The aggregate cost of investments purchased and the aggregate proceeds from investments sold were as follows for 2000.

                                                      Aggregate    Aggregate
                                                      Cost of      Proceeds
                                                      Purchases    from Sales
-------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                    $ 14,322,024 $    133,805
AIM V.I. Growth Fund                                    28,337,038    4,311,048
AIM V.I. International Equity Fund                      28,195,587   13,360,229
AIM V.I. Value Fund                                     51,925,098    4,229,346
AVPSF Growth & Income Class B Fund                      12,691,380      300,736
AVPSF Growth Class B Fund                                4,823,192      802,775
AVPSF Premier Growth Class B Fund                       14,722,102      134,738
AVPSF Technology Class B Fund                           23,244,936      460,872
AFIS Global Small Cap Class 2 Fund                       9,720,156      234,768
AFIS Growth Class 2 Fund                                46,540,370    3,315,756
AFIS Growth-Income Class 2 Fund                         18,521,292      394,218
AFIS International Class 2 Fund                         22,510,698       76,315
Deutsche VIT Equity 500 Index Fund                      33,815,378    8,032,831
Liberty Colonial US Stock Fund                           2,746,946      749,483
Liberty Colonial Newport Tiger Fund                      5,604,478      569,540
DGPF Growth and Income Series                           11,480,289    7,691,640
DGPF High Yield Series                                   4,212,429    1,189,522
DGPF Devon Series                                        2,097,683    4,562,892
DGPF Emerging Markets Series                             1,484,723      477,234
DGPF International Equity Series                        14,132,886   15,305,763
DGPF REIT Series                                         3,538,544    1,021,517
DGPF Select Growth Series                               19,131,001    5,171,946
DGPF Small Cap Value Series                              4,053,753      971,661
DGPF Social Awareness Series                             3,192,682    2,112,355
DGPF Trend Series                                       52,920,421    5,015,230
DGPF Emerging Markets Service Class Series                  40,793        1,183
DGPF Growth and Income Service Class Series                564,310      170,744
DGPF High Yield Service Class Series                       863,365        1,691
DGPF REIT Service Class Series                           1,443,640        2,148
DGPF Select Growth Service Class Series                  2,427,054        1,997
DGPF Small Cap Service Class Series                      1,159,270        4,821
DGPF Social Awareness Service Class Series                 624,468      318,162
DGPF Trend Service Class Series                          9,265,654       38,281
Dreyfus Small Cap Portfolio                              6,060,184    1,753,284
Fidelity VIP Equity Income Portfolio                    18,447,982    6,019,695
Fidelity VIP Growth Portfolio                           39,901,832    6,297,086
Fidelity VIP Overseas Portfolio                         17,757,545   11,258,167
Fidelity VIP Equity Income Service Class 2 Portfolio       875,417          618
Fidelity VIP Growth Service Class 2 Portfolio            5,467,746      157,411
Fidelity VIP Overseas Service Class 2 Portfolio          2,946,559        5,343
Fidelity VIP III Growth Opportunities Portfolio         14,044,007    5,965,772
Fidelity VIP III Growth Opportunities Service Class
 2 Portfolio                                               455,011          556
Kemper Small Cap Growth Portfolio                       13,629,140   11,086,890
Kemper Government Securities Portfolio                   5,471,193    2,112,648
Lincoln National Money Market Fund                      97,535,679   76,408,004
Lincoln National Bond Fund                              17,898,822    2,987,159
MFS Emerging Growth Series                              25,376,578    1,455,343
MFS Total Return Series                                 13,533,072    3,029,691
MFS Utilities Series                                    30,767,098    1,073,410
MFS Research Series                                      8,795,593      462,074
MFS Emerging Growth Service Class Series                 5,010,829       13,532
MFS Total Return Service Class Series                    2,453,563        5,990
MFS Utilities Service Class Series                       3,109,099       14,975
MFS Research Service Class Series                        3,345,541        1,867
OCC Accumulation Global Equity Portfolio                 3,048,907    1,245,000
OCC Accumulation Managed Portfolio                       3,430,491    2,067,063
FTVIPT Templeton Mutual Shares Securities Class 2
 Fund                                                    2,319,617      280,572
FTVIPT Templeton Small Cap Class 2 Fund                 13,822,914      781,956
FTVIPT Templeton Growth Securities Class 2 Fund          2,406,722      541,418
FTVIPT Templeton International Securities Class 2
 Fund                                                    8,000,878    5,400,335
----------------------------------------------------  ------------ ------------
                                                      $816,265,659 $221,591,106
                                                      ============ ============

Lincoln Life Variable Annuity Account N

5. Investments
The following is a summary of investments owned at December 31, 2000.

                                               Net
                                   Shares      Asset  Value of     Cost of
                                   Outstanding Value  Shares       Shares
-------------------------------------------------------------------------------
AIM V.I. Capital Appreciation
 Fund                                 387,645  $30.84 $ 11,954,973 $ 14,161,480
AIM V.I. Growth Fund                1,516,990   24.82   37,651,692   45,832,902
AIM V.I. International Equity
 Fund                                 953,009   20.12   19,174,547   24,800,487
AIM V.I. Value Fund                 2,801,250   27.31   76,502,149   86,946,144
AVPSF Growth & Income Class B
 Fund                                 556,257   23.06   12,827,275   12,389,468
AVPSF Growth Class B Fund             134,641   24.99    3,364,678    3,945,260
AVPSF Premier Growth Class B Fund     396,540   31.93   12,661,538   14,575,268
AVPSF Technology Class B Fund         657,794   24.90   16,379,063   22,722,566
AFIS Global Small Cap Class 2
 Fund                                 557,293   14.24    7,935,858    9,450,916
AFIS Growth Class 2 Fund              550,695   73.29   40,360,442   43,251,053
AFIS Growth-Income Class 2 Fund       536,818   35.13   18,858,415   18,124,176
AFIS International Class 2 Fund       916,420   20.53   18,814,102   22,428,238
Deutsche VIT Equity 500 Index
 Fund                               4,798,265   13.77   66,072,105   68,559,911
Liberty Colonial US Stock Fund        328,118   18.27    5,994,722    6,394,710
Liberty Colonial Newport Tiger
 Fund                               3,161,590    2.19    6,923,882    7,559,570
DGPF Growth and Income Series         714,497   16.90   12,074,993   11,250,983
DGPF High Yield Series              1,265,918    6.00    7,595,510    9,373,590
DGPF Devon Series                     462,032   11.88    5,488,940    6,455,246
DGPF Emerging Markets Series          284,524    6.31    1,795,349    2,129,668
DGPF International Equity Series      132,986   17.94    2,385,771    2,285,370
DGPF REIT Series                      337,686   11.02    3,721,297    3,287,657
DGPF Select Growth Series             961,040   10.89   10,465,727   13,525,042
DGPF Small Cap Value Series           406,196   17.65    7,169,355    6,252,739
DGPF Social Awareness Series          512,665   14.79    7,582,312    7,765,947
DGPF Trend Series                   1,802,591   29.80   53,717,250   60,921,846
DGPF Emerging Markets Service
 Class Series                           6,003    6.31       37,882       39,554
DGPF Growth and Income Service
 Class Series                          24,270   16.90      410,169      400,354
DGPF High Yield Service Class
 Series                               140,223    6.00      841,336      861,598
DGPF REIT Service Class Series        139,741   11.02    1,539,942    1,441,528
DGPF Select Growth Service Class
 Series                               181,786   10.88    1,977,834    2,424,620
DGPF Small Cap Service Class
 Series                                70,462   17.65    1,243,654    1,154,438
DGPF Social Awareness Service
 Class Series                          19,320   14.79      285,743      294,769
DGPF Trend Service Class Series       266,233   29.77    7,925,742    9,224,471
Dreyfus Small Cap Portfolio           150,657   40.30    6,071,480    7,867,726
Fidelity VIP Equity Income
 Portfolio                          1,143,494   25.52   29,181,974   27,876,405
Fidelity VIP Growth Portfolio       1,359,778   43.65   59,354,331   65,957,444
Fidelity VIP Overseas Portfolio       602,264   19.99   12,039,249   14,604,687
Fidelity VIP Equity Income
 Service Class 2 Portfolio             35,388   25.41      899,211      874,801
Fidelity VIP Growth Service Class
 2 Portfolio                          113,755   43.43    4,940,378    5,299,584
Fidelity VIP Overseas Service
 Class 2 Portfolio                    142,885   19.90    2,843,405    2,941,143
Fidelity VIP III Growth
 Opportunities Portfolio            1,214,793   17.74   21,550,425   26,118,798
Fidelity VIP III Growth
 Opportunities Service Class 2
 Portfolio                             24,060   17.68      425,372      454,429
Kemper Small Cap Growth Portfolio   3,046,345    2.16    6,593,418    8,100,702
Kemper Government Securities
 Portfolio                         13,489,174    1.20   16,132,782   15,548,149
Lincoln National Money Market
 Fund                               3,896,889   10.00   38,968,892   38,968,892
Lincoln National Bond Fund          2,335,388   11.89   27,770,103   27,705,315
MFS Emerging Growth Series          1,288,378   28.84   37,156,813   40,355,728
MFS Total Return Series             1,327,708   19.59   26,009,799   23,664,119
MFS Utilities Series                1,940,606   23.57   45,740,094   44,122,974
MFS Research Series                   711,103   20.80   14,790,937   15,361,936
MFS Emerging Growth Service Class
 Series                               152,045   28.82    4,381,950    4,994,849
MFS Total Return Service Class
 Series                               130,879   19.56    2,560,000    2,447,588
MFS Utilities Service Class
 Series                               131,367   23.57    3,096,318    3,093,242
MFS Research Service Class Series     149,431   20.78    3,105,174    3,343,578
OCC Accumulation Global Equity
 Portfolio                            339,897   15.36    5,220,823    5,587,835
OCC Accumulation Managed
 Portfolio                            159,256   43.20    6,879,863    6,637,698
FTVIPT Templeton Mutual Shares
 Securities Class 2 Fund              154,719   14.22    2,200,105    2,048,366
FTVIPT Templeton Small Cap Class
 2 Fund                               515,180   21.14   10,890,908   13,004,569
FTVIPT Templeton Growth
 Securities Class 2 Fund              135,678   13.70    1,858,788    1,837,921
FTVIPT Templeton International
 Securities Class 2 Fund              130,232   18.67    2,431,438    2,432,893
---------------------------------                     ------------ ------------
                                                      $874,828,277 $951,482,940
                                                      ============ ============

Lincoln Life Variable Annuity Account N

6. New Investment Funds and Fund Name Changes
During 1999, the Delaware Decatur Total Return Series changed its name to the Delaware Growth and Income Series. During 2000, the BT Insurance Fund Trust family of funds changed its name to Deutsche Asset Management VIT Funds Trust and the Delaware Group Premium Fund, Inc. family of funds changed its name to Delaware Group Premium Fund (DGPF). Also during 2000, Delaware Premium Delchester Series changed its name to the DGPF High Yield Series.

Also, during 2000, the AIM V.I. Capital Appreciation Fund, the AVPSF Growth & Income Class B Fund, the AVPSF Growth Class B Fund, the AVPSF Premier Growth Class B Fund, the AVPSF Technology Class B Fund, the AFIS Global Small Cap Class 2 Fund, the AFIS Growth Class 2 Fund, the AFIS Growth-Income Class 2 Fund, the AFIS International Class 2 Fund, the DGPF Select Growth Series, the DGPF Emerging Markets Service Class Series, the DGPF Growth and Income Service Class Series, the DGPF High Yield Service Class Series, the DGPF REIT Service Class Series, the DGPF Select Growth Service Class Series, the DGPF Small Cap Service Class Series, the DGPF Social Awareness Service Class Series, the DGPF Trend Service Class Series, the Fidelity VIP Equity Income Service Class 2 Portfolio, the Fidelity VIP Growth Service Class 2 Portfolio, the Fidelity VIP Overseas Service Class 2 Portfolio, the Fidelity VIP III Growth Opportunities Service Class 2 Portfolio, the MFS Emerging Growth Service Class Series, the MFS Total Return Service Class Series, the MFS Utilities Service Class Series, the MFS Research Service Class Series, the Templeton Mutual Shares Securities Class 2 Fund, the Templeton Small Cap Class 2 Fund, the Templeton Growth Securities Class 2 Fund and the Templeton International Securities Class 2 Fund became available as investment options for Variable Account contract owners.

Report of Ernst & Young LLP,
Independent Auditors

Board of Directors of The Lincoln National Life Insurance Company and
Contract Owners of Lincoln Life Variable Annuity Account N

We have audited the accompanying statement of assets and liability of Lincoln Life Variable Annuity Account N ("Variable Account") (comprised of the following subaccounts: AIM Variable Insurance Funds ("AIM V.I.") Capital Appreciation, AIM V.I. Growth, AIM V.I. International Equity, AIM V.I. Value, Alliance Variable Products Series Fund ("AVPSF") Growth & Income Class B, AVPSF Growth Class B, AVPSF Premier Growth Class B, AVPSF Technology Class B, American Funds Insurance Series ("AFIS") Global Small Cap Class 2, AFIS Growth Class 2, AFIS Growth-Income Class 2, AFIS International Class 2, Deutsche Asset Management VIT Funds Trust Equity 500 Index, Liberty Variable Investment Trust ("Liberty") Colonial US Stock, Liberty Colonial Newport Tiger, Delaware Group Premium Fund ("DGPF") Growth and Income, DGPF High Yield, DGPF Devon, DGPF Emerging Markets, DGPF International Equity, DGPF REIT, DGPF Select Growth, DGPF Small Cap Value, DGPF Social Awareness, DGPF Trend, DGPF Emerging Markets Service Class, DGPF Growth and Income Service Class, DGPF High Yield Service Class, DGPF REIT Service Class, DGPF Select Growth Service Class, DGPF Small Cap Service Class, DGPF Social Awareness Service Class, DGPF Trend Service Class, Dreyfus Variable Investment Fund Small Cap, Fidelity Variable Insurance Products ("Fidelity VIP") Equity Income, Fidelity VIP Growth, Fidelity VIP Overseas, Fidelity VIP Equity Income Services Class 2, Fidelity VIP Growth Service Class 2, Fidelity VIP Overseas Service Class 2, Fidelity VIP III Growth Opportunities, Fidelity VIP III Growth Opportunities Service Class 2, Investors Fund Series ("Kemper") Small Cap Growth, Kemper Government Securities, Lincoln National ("LN") Money Market, LN Bond, MFS Variable Insurance Trust ("MFS") Emerging Growth, MFS Total Return, MFS Utilities, MFS Research, MFS Emerging Growth Service Class, MFS Total Return Service Class, MFS Utilities Service Class, MFS Research Service Class, OCC Accumulation Trust ("OCC Accumulation") Global Equity, OCC Accumulation Managed, Franklin Templeton Variable Insurance Products Trust Templeton ("Templeton") Mutual Shares Securities Class 2, Templeton Small Cap Class 2, Templeton Growth Securities Class 2 and Templeton International Securities Class 2) as of December 31, 2000, and the related statement of operations for the year then ended and the statements of changes in net assets for each of the two years in the period then ended. These financial statements are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 2000, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts constituting the Lincoln Life Variable Annuity Account N at December 31, 2000, the results of their operations for the year then ended, and changes in their net assets for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
Fort Wayne, Indiana
March 1, 2001

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

BALANCE SHEETS -- STATUTORY BASIS

                                                              DECEMBER 31
                                                              2000        1999
                                                              ---------   ---------
                                                              (IN MILLIONS)
                                                              ---------------------
ADMITTED ASSETS
CASH AND INVESTMENTS:
Bonds                                                         $21,852.5   $22,985.0
------------------------------------------------------------
Preferred stocks                                                  261.7       253.8
------------------------------------------------------------
Unaffiliated common stocks                                        161.7       166.9
------------------------------------------------------------
Affiliated common stocks                                          743.0       604.7
------------------------------------------------------------
Mortgage loans on real estate                                   4,102.0     4,211.5
------------------------------------------------------------
Real estate                                                       271.7       254.0
------------------------------------------------------------
Policy loans                                                    1,723.5     1,652.9
------------------------------------------------------------
Other investments                                                 485.0       426.6
------------------------------------------------------------
Cash and short-term investments                                 1,448.4     1,409.2
------------------------------------------------------------  ---------   ---------
Total cash and investments                                     31,049.5    31,964.6
------------------------------------------------------------
Premiums and fees in course of collection                         111.5       115.8
------------------------------------------------------------
Accrued investment income                                         444.2       435.3
------------------------------------------------------------
Reinsurance recoverable                                           450.7       199.0
------------------------------------------------------------
Funds withheld by ceding companies                                 74.4        73.5
------------------------------------------------------------
Company owned policies and contracts                              335.0         9.1
------------------------------------------------------------
Federal income taxes recoverable from parent company                0.1        61.6
------------------------------------------------------------
Goodwill                                                           38.4        43.1
------------------------------------------------------------
Other admitted assets                                             106.1        57.6
------------------------------------------------------------
Separate account assets                                        43,904.6    46,105.1
------------------------------------------------------------  ---------   ---------
Total admitted assets                                         $76,514.5   $79,064.7
------------------------------------------------------------  =========   =========

LIABILITIES AND CAPITAL AND SURPLUS
LIABILITIES:
Future policy benefits and claims                             $12,797.4   $12,184.0
------------------------------------------------------------
Other policyholder funds                                       15,328.8    16,589.5
------------------------------------------------------------
Amounts withheld or retained by Company as agent or trustee       639.8       364.0
------------------------------------------------------------
Funds held under reinsurance treaties                             849.6       796.9
------------------------------------------------------------
Asset valuation reserve                                           534.1       490.9
------------------------------------------------------------
Interest maintenance reserve                                       20.9        72.3
------------------------------------------------------------
Other liabilities                                                 536.8       627.0
------------------------------------------------------------
Short-term loan payable to parent company                         199.5       205.0
------------------------------------------------------------
Net transfers due from separate accounts                         (976.1)     (896.5)
------------------------------------------------------------
Separate account liabilities                                   43,904.6    46,105.1
------------------------------------------------------------  ---------   ---------
Total liabilities                                              73,835.4    76,538.2
------------------------------------------------------------

CAPITAL AND SURPLUS:
Common stock, $2.50 par value:
  Authorized, issued and outstanding shares -- 10 million
  (owned by Lincoln National Corporation)                          25.0        25.0
------------------------------------------------------------
Surplus notes due to Lincoln National Corporation               1,250.0     1,250.0
------------------------------------------------------------
Paid-in surplus                                                 2,006.1     1,942.6
------------------------------------------------------------
Unassigned surplus -- deficit                                    (602.0)     (691.1)
------------------------------------------------------------  ---------   ---------
Total capital and surplus                                       2,679.1     2,526.5
------------------------------------------------------------  ---------   ---------
Total liabilities and capital and surplus                     $76,514.5   $79,064.7
------------------------------------------------------------  =========   =========

See accompanying notes.                                                      S-1

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              2000        1999        1998
                                                              ---------   ---------   ---------
                                                              (IN MILLIONS)
                                                              ---------------------------------
PREMIUMS AND OTHER REVENUES:
Premiums and deposits                                         $ 8,508.9   $ 7,273.6   $12,737.6
------------------------------------------------------------
Net investment income                                           2,125.5     2,203.2     2,107.2
------------------------------------------------------------
Amortization of interest maintenance reserve                       21.6        29.1        26.4
------------------------------------------------------------
Commissions and expense allowances on reinsurance ceded           568.4       472.3       179.9
------------------------------------------------------------
Expense charges on deposit funds                                  118.2       146.5       134.6
------------------------------------------------------------
Separate account investment management and administration
service fees                                                      624.8       473.9       396.3
------------------------------------------------------------
Other income                                                      166.2        88.8        31.3
------------------------------------------------------------  ---------   ---------   ---------
Total revenues                                                 12,133.6    10,687.4    15,613.3
------------------------------------------------------------

BENEFITS AND EXPENSES:
Benefits and settlement expenses                                8,950.3     8,504.9    13,964.1
------------------------------------------------------------
Underwriting, acquisition, insurance and other expenses         2,466.2     1,618.3     2,919.4
------------------------------------------------------------  ---------   ---------   ---------
Total benefits and expenses                                    11,416.5    10,123.2    16,883.5
------------------------------------------------------------  ---------   ---------   ---------
Gain (loss) from operations before dividends to
policyholders, income taxes and net realized gain on
investments                                                       717.1       564.2    (1,270.2)
------------------------------------------------------------
Dividends to policyholders                                         80.2        80.3        67.9
------------------------------------------------------------  ---------   ---------   ---------
Gain (loss) from operations before federal income taxes and
net realized gain on investments                                  636.9       483.9    (1,338.1)
------------------------------------------------------------
Federal income taxes (credit)                                      94.9        85.4      (141.0)
------------------------------------------------------------  ---------   ---------   ---------
Gain (loss) from operations before net realized gain on
investments                                                       542.0       398.5    (1,197.1)
------------------------------------------------------------
Net realized gain on investments, net of income tax expense
and excluding net transfers to the interest maintenance
reserve                                                            27.9       114.4        46.8
------------------------------------------------------------  ---------   ---------   ---------
Net income (loss)                                             $   569.9   $   512.9   $(1,150.3)
------------------------------------------------------------  =========   =========   =========

See accompanying notes.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              2000       1999       1998
                                                              --------   --------   ---------
                                                              (IN MILLIONS)
                                                              -------------------------------
Capital and surplus at beginning of year                      $2,526.5   $2,564.5   $ 2,968.4
------------------------------------------------------------

CAPITAL AND SURPLUS INCREASE (DECREASE):
Net income (loss)                                                569.9      512.9    (1,150.3)
------------------------------------------------------------
Change in difference in cost and admitted investment amounts      17.2     (101.9)     (304.8)
------------------------------------------------------------
Change in nonadmitted assets                                     (21.9)     (22.9)      (17.1)
------------------------------------------------------------
Change in liability for reinsurance in unauthorized
companies                                                          0.6       26.0       (35.2)
------------------------------------------------------------
Gain on (amortization of) reinsurance of disability income
business                                                          (7.9)      71.8          --
------------------------------------------------------------
Change in policy reserve valuation basis                          (5.6)        --        (0.4)
------------------------------------------------------------
Change in asset valuation reserve                                (43.2)      (6.4)      (34.5)
------------------------------------------------------------
Proceeds from surplus notes due to Lincoln National
Corporation                                                         --         --     1,250.0
------------------------------------------------------------
Paid-in surplus                                                   63.5       12.5       108.4
------------------------------------------------------------
Dividends to Lincoln National Corporation                       (420.0)    (530.0)     (220.0)
------------------------------------------------------------  --------   --------   ---------
Capital and surplus at end of year                            $2,679.1   $2,526.5   $ 2,564.5
------------------------------------------------------------  ========   ========   =========

See accompanying notes.                                                      S-3

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF CASH FLOWS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              2000        1999        1998
                                                              ---------   ---------   ----------
                                                              (IN MILLIONS)
                                                              ----------------------------------
OPERATING ACTIVITIES
Premiums, policy proceeds and other considerations received   $ 8,082.8   $ 7,671.1   $ 13,495.2
------------------------------------------------------------
Allowances and reserve adjustments received (paid) on
reinsurance ceded                                                 610.1       (19.9)      (632.4)
------------------------------------------------------------
Investment income received                                      2,109.8     2,168.6      2,003.9
------------------------------------------------------------
Separate account investment management and administration
service fees                                                      624.8       470.6        396.3
------------------------------------------------------------
Benefits paid                                                  (9,843.9)   (8,699.4)    (7,395.8)
------------------------------------------------------------
Underwriting, acquisition, insurance and other expenses paid   (1,796.4)   (1,734.5)    (2,909.7)
------------------------------------------------------------
Proceeds related to reinsurance of disability income
business                                                             --        71.8           --
------------------------------------------------------------
Federal income taxes recovered (paid)                             (16.3)      (81.2)        84.2
------------------------------------------------------------
Dividends to policyholders                                        (82.6)      (82.8)       (12.9)
------------------------------------------------------------
Other income received and expenses paid, net                      (48.9)      252.1        207.0
------------------------------------------------------------  ---------   ---------   ----------
Net cash provided by (used in) operating activities              (360.6)       16.4      5,235.8
------------------------------------------------------------

INVESTING ACTIVITIES
Sale, maturity or repayment of investments                      5,845.5     6,557.7     10,926.5
------------------------------------------------------------
Purchase of investments                                        (4,719.6)   (5,940.8)   (16,950.0)
------------------------------------------------------------
Other uses including reinsured policy loans                      (344.6)     (497.0)      (778.3)
------------------------------------------------------------  ---------   ---------   ----------
Net cash provided by (used in) investing activities               781.3       119.9     (6,801.8)
------------------------------------------------------------

FINANCING ACTIVITIES
Surplus paid-in                                                    63.5        12.5        108.4
------------------------------------------------------------
Proceeds from surplus notes from shareholder                         --          --      1,250.0
------------------------------------------------------------
Proceeds from borrowings from shareholder                         180.0       205.0        140.0
------------------------------------------------------------
Repayment of borrowings from shareholder                         (205.0)     (140.0)      (120.0)
------------------------------------------------------------
Dividends paid to shareholder                                    (420.0)     (530.0)      (220.0)
------------------------------------------------------------  ---------   ---------   ----------
Net cash provided by (used in) financing activities              (381.5)     (452.5)     1,158.4
------------------------------------------------------------  ---------   ---------   ----------
Net increase (decrease) in cash and short-term investments         39.2      (316.2)      (407.6)
------------------------------------------------------------
Cash and short-term investments at beginning of year            1,409.2     1,725.4      2,133.0
------------------------------------------------------------  ---------   ---------   ----------
Cash and short-term investments at end of year                $ 1,448.4   $ 1,409.2   $  1,725.4
------------------------------------------------------------  =========   =========   ==========

See accompanying notes.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS
The Lincoln National Life Insurance Company (the "Company") is a wholly owned subsidiary of Lincoln National Corporation ("LNC") and is domiciled in Indiana. As of December 31, 2000, the Company owned 100% of the outstanding common stock of four insurance company subsidiaries and five non-insurance subsidiaries.

The Company's principal businesses consist of underwriting annuities, deposit-type contracts and life insurance through multiple distribution channels and the reinsurance of individual and group life and health business. The Company is licensed and sells its products in 49 states, Canada and several territories of the United States.

USE OF ESTIMATES
The nature of the insurance and investment management businesses requires management to make estimates and assumptions that affect the amounts reported in the statutory-basis financial statements and accompanying notes. Actual results could differ from those estimates.

BASIS OF PRESENTATION
The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance ("Insurance Department"), which practices differ from accounting principles generally accepted in the United States ("GAAP"). The more significant variances from GAAP are as follows:

INVESTMENTS
Bonds and preferred stocks are reported at cost or amortized cost or fair value based on their National Association of Insurance Commissioners ("NAIC") rating. For GAAP, the Company's bonds and preferred stocks are classified as available-for-sale and, accordingly, are reported at fair value with changes in the fair values reported directly in shareholder's equity after adjustments for related amortization of deferred acquisition costs, additional policyholder commitments and deferred income taxes.

Investments in real estate are reported net of related obligations rather than on a gross basis. Real estate owned and occupied by the Company is classified as a real estate investment rather than reported as an operating asset, and investment income and operating expenses include rent for the Company's occupancy of those properties. Changes between cost and admitted asset investment amounts are credited or charged directly to unassigned surplus rather than to a separate surplus account.

Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the individual security sold. The net deferral is reported as the interest maintenance reserve ("IMR") in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. The asset valuation reserve ("AVR") is determined by a NAIC prescribed formula and is reported as a liability rather than unassigned surplus. Under GAAP, realized capital gains and losses are reported in net income; on a pre-tax basis, in the period in which the asset giving rise to the gain or loss is sold. Such realized capital gains and losses are reported net of associated amortized of deferred acquisition costs and investment expenses, using the specific identification method. Under GAAP, writedowns are provided when there has been a decline in value deemed other than temporary, in which case, the provision for such declines are charged to income.

SUBSIDIARIES
The accounts and operations of the Company's subsidiaries are not consolidated with the accounts and operations of the Company as would be required by GAAP. Under statutory accounting principles, the Company's insurance subsidiaries are carried at their statutory-basis net equity and the non-insurance subsidiaries are carried at their GAAP-basis net equity, adjusted for certain items which would be non-admitted under statutory accounting principles. Both insurance subsidiaries and non-insurance subsidiaries are presented in the balance sheets as investments in affiliated common stocks.

POLICY ACQUISITION COSTS
The costs of acquiring and renewing business are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance, to the extent recoverable from future policy revenues, are deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance, annuity and other investment-type products, deferred policy acquisition costs, to the extent recoverable from future gross profits, are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality, expense margins and actual realized gain (loss) on investments.

NONADMITTED ASSETS
Certain assets designated as "nonadmitted," principally furniture and equipment and certain receivables, are excluded from the accompanying balance sheets and are charged directly to unassigned surplus.

PREMIUMS
Revenues for universal life policies consist of the entire premium received. Under GAAP, premiums received in excess of policy charges are not recognized as premium revenue.

Premiums and deposits with respect to annuity and other investment-type contracts are reported as premium revenues; whereas, under GAAP, such premiums and deposits are treated as liabilities and policy charges represent revenues.

BENEFIT RESERVES
Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Death benefits paid, policy and contract withdrawals, and the change in policy reserves on universal life policies, annuity and other investment-type contracts are reported as benefits and settlement expenses in the accompanying statements of income; whereas, under GAAP, withdrawals are treated as a reduction of the policy or contract liabilities and benefits represent the excess of benefits paid over the policy account value and interest credited to the account values.

REINSURANCE
Premiums, claims and policy benefits and contract liabilities are reported in the accompanying financial statements net of reinsurance amounts. For GAAP, assets and liabilities related to reinsurance ceded contracts are reported on a gross basis, except for certain reinsurance contracts that provide statutory surplus relief to other insurance companies, for which a right of offset exist.

A liability for reinsurance balances has been provided for unsecured policy and contract liabilities and unearned premiums ceded to reinsurers not authorized by the Insurance Department to assume such business. Changes to those amounts are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible is established through a charge to income.

Commissions on business ceded are reported as income when received rather than deferred and amortized with deferred policy acquisition costs. Business assumed under 100% indemnity reinsurance agreements is accounted for as a purchase for GAAP reporting purposes and the ceding commission represents the purchase price. Under purchase accounting, assets acquired and liabilities assumed are reported at fair value at the date of the transaction and the excess of the purchase price over the sum of the amounts assigned to assets acquired less liabilities assumed is recorded as goodwill and amortized over future periods, not to exceed 40 years, in accordance with benefits expected to be derived from the acquisitions. On a statutory-basis, the ceding commission is expensed when paid and reinsurance premiums and benefits are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.
Certain reinsurance contracts meeting risk transfer requirements under statutory-basis accounting practices have been accounted for using traditional reinsurance accounting; whereas, such contracts are accounted for using deposit accounting under GAAP.

DEFERRED INCOME TAXES
Deferred income taxes are not provided for differences between financial statement amounts and tax bases of assets and liabilities.

POLICYHOLDER DIVIDENDS
Policyholder dividends are recognized when declared rather than over the term of the related policies.

SURPLUS NOTES DUE TO LNC
Surplus notes due to LNC are reported as surplus rather than as liabilities. On a statutory basis, interest on surplus notes is not accrued until approval is received from the Indiana Insurance Commissioner; whereas, under GAAP, interest would be accrued periodically based on the outstanding principal and the interest rate.

STATEMENTS OF CASH FLOWS
Cash and short-term investments in the statements of cash flows represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding captions of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

A reconciliation of the Company's net income (loss) and capital and surplus determined on a statutory-basis with amounts determined in accordance with GAAP is as follows:

                                                              CAPITAL AND SURPLUS     NET INCOME (LOSS)
                                                              -----------------------------------------------------
                                                              DECEMBER 31             YEAR ENDED DECEMBER 31
                                                              2000        1999        2000      1999      1998
                                                              -----------------------------------------------------
                                                              (IN MILLIONS)           (IN MILLIONS)
                                                              -----------------------------------------------------
Amounts reported on a statutory-basis.......................  $ 2,679.1   $ 2,526.5   $ 569.9   $ 512.9   $(1,150.3)
GAAP adjustments:
  Deferred policy acquisition costs, present value of future
    profits and non-admitted goodwill.......................    3,812.6     3,628.2     287.9     135.0        48.5
  Policy and contract reserves..............................   (2,129.9)   (1,943.1)   (142.3)    (97.3)    1,743.4
  Policyholders' share of earnings and surplus on
    participating business..................................     (131.1)     (122.7)      (.3)     (1.8)        3.2
  Deferred income taxes.....................................      185.2       244.5    (108.3)   (117.4)     (218.6)
  Interest maintenance reserve..............................       20.9        72.3     (51.4)    (87.2)       24.4
  Asset valuation reserve...................................      534.1       490.9        --        --          --
  Nonadmitted assets, including nonadmitted investments.....      196.1       139.6        --        --          --
  Unrealized gain (loss) on investments.....................       38.7      (555.2)       --        --          --
  Net realized loss on investments..........................     (156.5)     (186.4)     18.9     (32.4)     (116.7)
  Investments in subsidiary companies.......................      523.3       460.9      61.8      39.1        41.3
  Other, net................................................     (123.7)      (61.0)     12.7     129.8       103.6
  Surplus notes and related interest........................   (1,250.0)   (1,250.0)       --       1.5        (1.5)
                                                              ---------   ---------   -------   -------   ---------
Net increase (decrease).....................................    1,519.7       918.0      79.0     (30.7)    1,627.6
                                                              ---------   ---------   -------   -------   ---------
Amounts on a GAAP basis.....................................  $ 4,198.8   $ 3,444.5   $ 648.9   $ 482.2   $   477.3
                                                              =========   =========   =======   =======   =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Other significant accounting practices are as follows:

INVESTMENTS
Bonds not backed by loans are principally stated at amortized cost and the discount or premium is amortized using the scientific method.

Mortgage-backed bonds are valued at amortized cost and income is recognized using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities.

Short-term investments include investments with maturities of less than one year at the date of acquisition. The carrying amounts for these investments approximate their fair values.

Preferred stocks are reported at cost or amortized cost.

Unaffiliated common stocks are reported at fair value as determined by the Securities Valuation Office of the NAIC and the related unrealized gains (losses) are reported in unassigned surplus without adjustment for federal income taxes.

Policy loans are reported at unpaid balances.

The Company uses various derivative instruments as part of its overall liability-asset management program for certain investments and life insurance and annuity products. The Company values all derivative instruments on a basis consistent with that of the hedged item. Upon termination, gains and losses on those instruments are included in the carrying values of the underlying hedged items or deferred in IMR, where applicable, and are amortized over the remaining lives of the hedged items as adjustments to investment income. Any unamortized gains or losses are recognized when the underlying hedged items are sold. The premiums paid for interest rate caps and swaptions are deferred and amortized to net investment income on a straight-line basis over the term of the respective derivative.

Hedge accounting is applied as indicated above after the Company determines that the items to be hedged expose the Company to interest rate fluctuations, the widening of bond yield spreads over comparable maturity U.S. government obligations or foreign exchange risk. Moreover, the derivatives used to hedge those exposures are designated as hedges and reduce the indicated risk by demonstrating a high correlation between changes in the value of the derivatives and the items being hedged at both the inception of the hedge and throughout the hedge period. Should such criteria not be met or if the hedged items are sold, terminated or matured, the change in value of the derivatives is included in net income.

Mortgage loans on real estate are reported at unpaid balances, less allowances for impairments. Real estate is reported at depreciated cost.

Realized investment gains and losses on investments sold are determined using the specific identification method. Changes in admitted asset carrying amounts of bonds, mortgage loans and common and preferred stocks are credited or charged directly in unassigned surplus.

LOANED SECURITIES
Securities loaned are treated as collateralized financing transactions and a liability is recorded equal to the cash collateral received which is typically greater than the market value of the related securities loaned. In other instances, the Company will hold as collateral securities with a market value at least equal to the securities loaned. Securities held as collateral are not recorded in the Company's balance sheet in accordance with accounting guidance for secured borrowings and collateral. The Company's agreements with third parties generally contain contractual provisions to allow for additional collateral to be obtained when necessary. The Company values collateral daily and obtains additional collateral when deemed appropriate.

GOODWILL
Goodwill, which represents the excess, subject to certain limitations, of the ceding commission over statutory-basis net assets of business purchased under an assumption reinsurance agreement, is amortized on a straight-line basis over ten years.

PREMIUMS
Life insurance and annuity premiums are recognized as revenue when due. Accident and health premiums are earned pro rata over the contract term of the policies.

BENEFITS
Life, annuity and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or the amounts required by the Insurance Department. The Company waives deduction of deferred fractional premiums on the death of life and annuity policy insureds and returns any premium beyond the date of death, except for policies issued prior to March 1977. Surrender values on policies do not exceed the corresponding benefit reserves. Additional reserves are established when the results of cash flow testing under various interest rate scenarios indicate the need for such reserves. If net premiums exceed the gross premiums on any insurance in-force, additional reserves are established. Benefit reserves for policies underwritten on a substandard basis are determined using the multiple table reserve method.

The tabular interest, tabular less actual reserves released and tabular cost have been determined by formula or from the basic data for such items. Tabular interest funds not involving life contingencies were determined using the actual interest credited to the funds plus the change in accrued interest.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Liabilities related to guaranteed investment contracts and policyholder funds left on deposit with the Company generally are equal to fund balances less applicable surrender charges.

CLAIMS AND CLAIM ADJUSTMENT EXPENSES
Unpaid claims and claim adjustment expenses on accident and health policies represent the estimated ultimate net cost of all reported and unreported claims incurred during the year. The Company does not discount claims and claim adjustment expense reserves. The reserves for unpaid claims and claim adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in claim severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for claims and claim adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

REINSURANCE CEDED AND ASSUMED
Reinsurance premiums, benefits and claims and claim adjustment expenses are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Certain business is transacted on a funds withheld basis and investment income on investments managed by the Company are reported in net investment income.

PENSION BENEFITS
Costs associated with the Company's defined benefit pension plans are systematically accrued during the expected period of active service of the covered employees.

INCOME TAXES
The Company and eligible subsidiaries have elected to file consolidated federal and state income tax returns with LNC and certain LNC subsidiaries. Pursuant to an intercompany tax sharing agreement with LNC, the Company provides for income taxes on a separate return filing basis. The tax sharing agreement also provides that the Company will receive benefit for net operating losses, capital losses and tax credits which are not usable on a separate return basis to the extent such items may be utilized in the consolidated income tax returns of LNC.

STOCK OPTIONS
The Company recognizes compensation expense for its stock option incentive plans using the intrinsic value method of accounting. Under the terms of the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of LNC's common stock at the grant date, or other measurement date, over the amount an employee or agent must pay to acquire the stock.

ASSETS HELD IN SEPARATE ACCOUNTS AND LIABILITIES RELATED TO SEPARATE ACCOUNTS Separate account assets and liabilities reported in the accompanying balance sheets represent segregated funds administered and invested for the exclusive benefit of pension and variable life and annuity contractholders and for which the contractholders, rather than the Company, bear the investment risk. Separate account assets and liabilities are reported at fair value. The operations of the separate accounts are not included in the accompanying financial statements. Policy administration and investment management fees charged on separate account policyholder deposits are included in income from separate account investment management and administration service fees. Mortality charges on variable universal life contracts are included in income from expense charges on deposit funds. Fees charged relative to variable life and annuity administration agreements for separate account products sold by other insurance companies and not recorded on the Company's financial statements are included in income from separate account investment management and administration service fees.

RECLASSIFICATIONS
Certain amounts reported in the prior years' statutory-basis financial statements have been reclassified to conform with the presentation adopted in the current year. These reclassifications had no effect on unassigned surplus or net income (loss) of the prior years.

--------------------------------------------------------------------------------
2. PERMITTED STATUTORY ACCOUNTING PRACTICES

The Company's statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the Insurance Department. For periods prior to January 1, 2001, effective "prescribed" statutory accounting practices were interspersed throughout state insurance laws and regulations, the NAIC's ACCOUNTING PRACTICES AND PROCEDURES MANUAL and a variety of other NAIC publications. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future.

The NAIC revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual became effective on January 1, 2001. Indianaadopted the provisions of the revised manual. The revised manual changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements for periods subsequent to December 31, 2000. The cumulative effect of changes in accounting principles adopted to conform to the revised Accounting Practices and Procedures Manual will be reported in 2001 financial statements as an adjustment to surplus as of January 1, 2001.Management believes the impact of these changes, upon adoption, will not result in a significant reduction in the Company's statutory-basis capital and surplus.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

--------------------------------------------------------------------------------
3. INVESTMENTS

The cost or amortized cost, gross unrealized gains and losses and the fair value of investments in bonds are summarized as follows:

                                                              COST OR     GROSS        GROSS
                                                              AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                                                              COST        GAINS        LOSSES       VALUE
                                                              -----------------------------------------------
                                                              (IN MILLIONS)
                                                              -----------------------------------------------
At December 31, 2000:
  Corporate.................................................  $17,205.5     $430.8       $542.0     $17,094.3
  U.S. government...........................................      324.2       64.2          2.5         385.9
  Foreign government........................................      812.6       35.9         27.9         820.6
  Mortgage-backed...........................................    3,499.0       89.9         34.2       3,554.7
  State and municipal.......................................       11.2         --           .1          11.1
                                                              ---------     ------       ------     ---------
                                                              $21,852.5     $620.8       $606.7     $21,866.6
                                                              =========     ======       ======     =========

At December 31, 1999:
  Corporate.................................................  $17,758.4     $229.6       $763.0     $17,225.0
  U.S. government...........................................      316.8       29.6         21.5         324.9
  Foreign government........................................      984.5       49.8         39.9         994.4
  Mortgage-backed...........................................    3,913.7       46.2        139.0       3,820.9
  State and municipal.......................................       11.6         --           .5          11.1
                                                              ---------     ------       ------     ---------
                                                              $22,985.0     $355.2       $963.9     $22,376.3
                                                              =========     ======       ======     =========

The carrying amounts of bonds in the balance sheets at December 31, 2000 and 1999 reflect adjustments of $58,300,000 and $38,900,000, respectively, to decrease amortized cost as a result of the Securities Valuation Office of the NAIC ("SVO") designating certain investments as in or near default.

A summary of the cost or amortized cost and fair value of investments in bonds at December 31, 2000, by contractual maturity, is as follows:

                                    COST OR
                                    AMORTIZED   FAIR
                                    COST        VALUE
                                    ---------------------
                                    (IN MILLIONS)
                                    ---------------------
Maturity:
  In 2001.........................  $   740.1   $   742.2
  In 2002-2005....................    4,446.6     4,450.6
  In 2006-2010....................    5,946.1     5,808.8
  After 2010......................    7,220.7     7,310.3
  Mortgage-backed securities......    3,499.0     3,554.7
                                    ---------   ---------
Total.............................  $21,852.5   $21,866.6
                                    =========   =========

The foregoing data is based on stated maturities. Actual maturities will differ in some cases because borrowers may have the right to call or pre-pay obligations.

Proceeds from sales of investments in bonds during 2000, 1999 and 1998 were $2,878,200,000, $5,351,400,000 and $9,395,000,000, respectively. Gross gains during 2000, 1999 and 1998 of $56,000,000, $95,400,000 and $186,300,000,
respectively, and gross losses of $116,500,000, $195,500,000 and $138,000,000, respectively, were realized on those sales.

At December 31, 2000 and 1999, investments in bonds, with an admitted asset value of $99,900,000 and $116,500,000, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

Unrealized gains and losses on investments in unaffiliated common stocks are reported directly in unassigned surplus. The cost or amortized cost, gross unrealized gains and losses and the fair value of investments in unaffiliated common stocks and preferred stocks are as follows:

                                          COST OR    GROSS       GROSS
                                          AMORTIZED  UNREALIZED  UNREALIZED  FAIR
                                          COST       GAINS       LOSSES      VALUE
                                          -----------------------------------------
                                          (IN MILLIONS)
                                          -----------------------------------------
At December 31, 2000:
  Preferred stocks......................   $261.7      $ 2.9       $25.1     $239.5
  Unaffiliated common stocks............    145.7       30.7        14.7      161.7
At December 31, 1999:
  Preferred stocks......................   $253.8      $ 1.3       $31.5     $223.6
  Unaffiliated common stocks............    150.4       34.2        17.7      166.9

The carrying amount of preferred stocks in the balance sheets at December 31, 2000 and 1999 reflects adjustments of $7,600,000 and $4,100,000, respectively, to decrease amortized cost as a result of the SVO designating certain investments as low or lower quality.

During 2000, the minimum and maximum lending rates for mortgage loans were 6.63% and 9.33%, respectively. At the

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3. INVESTMENTS (CONTINUED)
issuance of a loan, the percentage of loan to value on any one loan does not exceed 75%. All properties covered by mortgage loans have fire insurance at least equal to the excess of the loan over the maximum loan that would be allowed on the land without the building.
Components of the Company's investments in real estate are summarized as follows:

                                         DECEMBER 31
                                         2000     1999
                                         ---------------
                                         (IN MILLIONS)
                                         ---------------
Occupied by the Company:
  Land.................................  $  2.5   $  2.5
  Buildings............................    10.5     11.1
  Less accumulated depreciation........    (2.5)    (2.2)
                                         ------   ------
Net real estate occupied by the
  Company..............................    10.5     11.4
Other:
  Land.................................    45.8     46.2
  Buildings............................   238.3    226.8
  Other................................    16.3      4.7
  Less accumulated depreciation........   (39.2)   (35.1)
                                         ------   ------
Net other real estate..................   261.2    242.6
                                         ------   ------
Net real estate........................  $271.7   $254.0
                                         ======   ======

The major categories of net investment income are as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              2000       1999       1998
                                                              ------------------------------
                                                              (IN MILLIONS)
                                                              ------------------------------
Income:
  Bonds.....................................................  $1,744.3   $1,840.6   $1,714.3
  Preferred stocks..........................................      21.3       20.3       19.7
  Unaffiliated common stocks................................       4.9        6.3       10.6
  Affiliated common stocks..................................      10.2        7.8        5.2
  Mortgage loans on real estate.............................     328.1      321.0      323.6
  Real estate...............................................      41.4       57.8       81.4
  Policy loans..............................................     109.8      101.7       86.5
  Other investments.........................................      58.7       50.6       26.5
  Cash and short-term investments...........................      77.9       95.9      104.7
                                                              --------   --------   --------
Total investment income.....................................   2,396.6    2,502.0    2,372.5
Expenses:
  Depreciation..............................................      12.8       14.4       19.3
  Other.....................................................     258.3      284.4      246.0
                                                              --------   --------   --------
Total investment expenses...................................     271.1      298.8      265.3
                                                              --------   --------   --------
Net investment income.......................................  $2,125.5   $2,203.2   $2,107.2
                                                              ========   ========   ========

Net realized capital gains/(losses) are reported net of federal income taxes and amounts transferred to the IMR as follows:

                                                              2000     1999     1998
                                                              ------------------------
                                                              (IN MILLIONS)
                                                              ------------------------
Net realized capital gains (losses).........................  $(60.3)  $ 20.8   $179.7
Less amount transferred to IMR (net of related taxes
  (credits) of ($16.0), ($31.4) and $27.3 in 2000, 1999 and
  1998, respectively).......................................   (29.7)   (58.3)    50.8
                                                              ------   ------   ------
                                                               (30.6)    79.1    128.9
Less federal income taxes (credits) on realized gains.......   (58.5)   (35.3)    82.1
                                                              ------   ------   ------
Net realized capital gains after transfer to IMR and taxes
  (credits).................................................  $ 27.9   $114.4   $ 46.8
                                                              ======   ======   ======

--------------------------------------------------------------------------------
4. SUBSIDIARIES

The Company owns 100% of the outstanding common stock of four insurance company subsidiaries: First Penn-Pacific Life Insurance Company ("First Penn"), Lincoln National Health & Casualty Insurance Company ('LNH&C'), Lincoln National

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

4. SUBSIDIARIES (CONTINUED)
Reassurance Company ("LNRAC") and Lincoln Life & Annuity Company of New York ("LNY"). The Company also owns 100% of the outstanding common stock of five non-insurance company subsidiaries: Lincoln National Insurance Associates ("LNIA"), Sagemark Consulting, Inc. ("Sagemark"), Wakefield Tower Alpha Limited ("Wakefield"), Lincoln Realty Capital Corporation ("LRCC") and Lincoln Life & Annuity Distributors, Inc. ("LLAD").
Statutory-basis financial information related to the insurance subsidiaries is summarized as follows (in millions):

                       DECEMBER 31, 2000
                       ------------------------------------
                       FIRST PENN  LNH&C   LNRAC   LNY
                       ------------------------------------
Cash and invested
  assets.............   $1,376.9   $422.0  $410.5  $1,947.0
Other assets.........       41.6     46.4   487.1     371.5
                        --------   ------  ------  --------
Total admitted
  assets.............   $1,418.5   $468.4  $897.6  $2,318.5
                        ========   ======  ======  ========

Insurance reserves...   $1,305.3   $339.2  $231.9  $1,772.1
Other liabilities....       41.8     36.1   598.1      48.0
Separate account
  liabilities........         --       --      --     329.8
Capital and surplus..       71.4     93.1    67.6     168.6
                        ========   ======  ======  ========
Total liabilities and
  capital and
  surplus............   $1,418.5   $468.4  $897.6  $2,318.5
                        ========   ======  ======  ========

                       YEAR ENDED DECEMBER 31, 2000
                       -----------------------------------
                       FIRST
                       PENN     LNH&C    LNRAC      LNY
                       -----------------------------------
Revenues.............  $327.6   $256.4   $1,646.6   $389.8
Benefits and
  expenses...........   322.2    259.4    1,630.7    341.8
Net realized
  losses.............      --      (.1)       (.1)    (2.2)
                       ------   ------   --------   ------
Net income (loss)....  $  5.4   $ (3.1)  $   15.8   $ 45.8
                       ======   ======   ========   ======

                           DECEMBER 31, 1999
                           ------------------------------------
                           FIRST PENN  LNH&C   LNRAC   LNY
                           ------------------------------------
Cash and invested
  assets.................   $1,318.7   $434.6  $443.6  $1,888.6
Other assets.............       40.6    55.5    492.6     403.1
                            ========   ======  ======  ========
Total admitted assets....   $1,359.3   $490.1  $936.2  $2,291.7
                            ========   ======  ======  ========

Insurance reserves.......   $1,242.2   $394.4  $261.4  $1,802.4
Other liabilities........       44.3    27.9    614.4      25.6
Separate account
  liabilities............         --      --       --     328.8
Capital and surplus......       72.8    67.8     60.4     134.9
                            ========   ======  ======  ========
Total liabilities and
  capital and surplus....   $1,359.3   $490.1  $936.2  $2,291.7
                            ========   ======  ======  ========

                           YEAR ENDED DECEMBER 31, 1999
                           ------------------------------
                           FIRST
                           PENN    LNH&C   LNRAC  LNY
                           ------------------------------
Revenues.................  $332.7  $263.3  $88.4  $313.3
Benefits and expenses....   329.0  346.9   75.4    291.4
Net realized gains
  (losses)...............      --     --     .2     (2.0)
                           ------  ------  -----  ------
Net income (loss)........  $  3.7  $(83.6) $13.2  $ 19.9
                           ======  ======  =====  ======

LNIA was purchased in 1998 for $600,000 and is valued on the equity method with an admitted asset value of $800,000 at December 31, 2000. Sagemark is a broker dealer and was acquired in connection with a reinsurance transaction completed in 1998. Sagemark is valued on the equity method with an admitted asset value of $6,600,000 at December 31, 2000. Wakefield was formed in 1999 to engage in the ownership and management of investments and is valued on the equity method with an admitted asset value of $264,000,000 at December 31, 2000. Wakefield's assets as of December 31, 2000 consist entirely of investments in bonds. LRCC was formed in 1999 to engage in the management of certain real estate investments. It was capitalized with cash and three real estate investments of $12,700,000 and is valued on the equity method with an admitted asset value of $25,700,000 at December 31, 2000. LLAD was formed in 2000 to distribute the Company's products to its customers and is valued on the equity method with an admitted asset value of $45,200,000 at December 31, 2000.

The carrying value of all affiliated common stocks, was $743,000,000 and $604,700,000 at December 31, 2000 and 1999, respectively. The cost basis of investments in subsidiaries as of December 31, 2000 and 1999 was $1,058,300,000 and $970,700,000, respectively.

During 2000, 1999 and 1998, the insurance subsidiaries paid dividends to the Company of $11,000,000, $5,200,000 and $5,200,000, respectively.

--------------------------------------------------------------------------------
5. FEDERAL INCOME TAXES

The effective federal income tax rate in the accompanying Statements of Operations differs from the prevailing statutory tax rate principally due to tax-exempt investment income, dividends received tax deductions and differences between

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

5. FEDERAL INCOME TAXES (CONTINUED)
statutory accounting and tax return recognition relative to policy acquisition costs, policy and contract liabilities and reinsurance ceding commissions.

In 2000 and 1999, capital losses of $174,000,000 and $151,700,000 respectively, were incurred and carried back to recover taxes paid in prior years.

The Company paid (received) ($42,600,000), $45,300,000 and $2,300,000 to (from)
LNC in 2000, 1999 and 1998, respectively, for federal income taxes.

Under prior income tax law, one-half of the excess of a life insurance company's income from operations over its taxable investment income was not taxed, but was set aside in a special tax account designated as 'Policyholders' Surplus.' The Company has approximately $187,000,000 of untaxed 'Policyholders' Surplus' on which no payment of federal income taxes will be required unless it is distributed as a dividend, or under other specified conditions. Barring the passage of unfavorable legislation, the Company does not believe that any significant portion of the account will be taxed in the foreseeable future and no related tax liability has been recognized. If the entire balance of the account became taxable under the current federal income tax rate, the tax would be approximately $65,500,000.

--------------------------------------------------------------------------------
6. SUPPLEMENTAL FINANCIAL DATA

The balance sheet caption "Reinsurance recoverable" includes amounts recoverable from other insurers for claims paid by the Company of $123,500,000 and $81,200,000 at December 31, 2000 and 1999, respectively.
The balance sheet caption, "Future policy benefits and claims," and the balance sheet caption "Other policyholder funds" have been reduced for insurance ceded in the amounts of $5,237,000,000 and $5,340,000,000 as of December 31, 2000 and
1999, respectively.
Reinsurance transactions, excluding assumption reinsurance, included in the income statement caption, "Premiums and deposits," are as follows:

                            YEAR ENDED DECEMBER 31
                            2000       1999       1998
                            ------------------------------
                            (IN MILLIONS)
                            ------------------------------
Insurance assumed.........  $3,952.9   $2,606.5   $9,018.9
Insurance ceded...........   2,766.6    1,675.1      877.1
                            --------   --------   --------
Net reinsurance
  premiums................  $1,186.3   $  931.4   $8,141.8
                            ========   ========   ========

The income statement caption, "Benefits and settlement expenses," is net of reinsurance recoveries of $1,875,000,000, $2,609,000,000 and $2,098,800,000 for
2000, 1999 and 1998, respectively.

Details underlying the balance sheet caption "Other policyholder funds" are as follows:

                                    DECEMBER 31
                                    2000        1999
                                    ---------------------
                                    (IN MILLIONS)
                                    ---------------------
Premium deposit funds.............  $14,762.0   $16,208.3
Undistributed earnings on
  participating business..........      345.2       346.9
Other.............................      221.6        34.3
                                    ---------   ---------
                                    $15,328.8   $16,589.5
                                    =========   =========

Deferred and uncollected life insurance premiums and annuity considerations included in the balance sheet caption, "Premiums and fees in course of collection," are as follows:

                                  DECEMBER 31, 2000
                                  -------------------------
                                                    NET OF
                                  GROSS   LOADING   LOADING
                                  -------------------------
                                  (IN MILLIONS)
                                  -------------------------
Ordinary new business...........  $13.0    $ 8.1     $ 4.9
Ordinary renewal................   57.9     15.7      42.2
Group life......................    9.7       .2       9.5
                                  -----    -----     -----
                                  $80.6    $24.0     $56.6
                                  =====    =====     =====

                                   DECEMBER 31, 1999
                                   -------------------------
                                                     NET OF
                                   GROSS   LOADING   LOADING
                                   -------------------------
                                   (IN MILLIONS)
                                   -------------------------
Ordinary new business............  $10.8    $ 7.3     $ 3.5
Ordinary renewal.................   54.2      6.8      47.4
Group life.......................   13.7       .1      13.6
                                   -----    -----     -----
                                   $78.7    $14.2     $64.5
                                   =====    =====     =====

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

--------------------------------------------------------------------------------
7. ANNUITY RESERVES

At December 31, 2000, the Company's annuity reserves and deposit fund liabilities, including separate accounts, that are subject to discretionary withdrawal with adjustment, subject to discretionary withdrawal without adjustment and not subject to discretionary withdrawal provisions are summarized as follows:

                                        AMOUNT      PERCENT
                                        -------------------
                                        (IN MILLIONS)
                                        -------------------
Subject to discretionary withdrawal
  with adjustment:
  With market value adjustment........  $ 1,970.6       3%
  At book value, less surrender
    charge............................    1,534.7       2
  At market value.....................   41,634.6      69
                                        ---------     ---
                                         45,139.9      74
Subject to discretionary withdrawal
  without adjustment at book value
  with minimal or no charge or
  adjustment..........................   12,598.5      21
Not subject to discretionary
  withdrawal..........................    2,934.7       5
                                        ---------     ---
Total annuity reserves and deposit
  fund................................   60,673.1     100%
                                                      ===
Less reinsurance......................    1,313.6
                                        ---------
Net annuity reserves and deposit fund
  liabilities, including separate
  accounts............................  $59,359.5
                                        =========

--------------------------------------------------------------------------------
8. CAPITAL AND SURPLUS

In 1998, the Company issued two surplus notes to LNC in return for cash of $1,250,000,000. The first note, for $500,000,000, was issued to LNC in connection with the CIGNA Corporation ("CIGNA") indemnity reinsurance transaction on January 5, 1998. This note calls for the Company to pay the principal amount of the notes on or before March 31, 2028 and interest to be paid quarterly at an annual rate of 6.56%. Subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note, but not before January 5, 2003. Any payment of interest or repayment of principal may be paid only out of the Company's earnings, only if the Company's surplus exceeds specified levels ($2,315,700,000 at December 31, 2000), and subject to approval by the Indiana Insurance Commissioner.

The second note for $750,000,000 was issued on December 18, 1998, to LNC in connection with the Aetna, Inc. ("Aetna") indemnity reinsurance transaction. This note calls for the Company to pay the principal amount of the notes on or before December 31, 2028 and interest to be paid quarterly at an annual rate of 6.03%. Subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note, but not before December 18, 2003. Any payment of interest or repayment of principal may be paid only out of the Company's earnings, only if the Company's surplus exceeds specified levels ($2,379,600,000 at December 31, 2000), and subject to approval by the Indiana Insurance Commissioner.

A summary of the terms of these surplus notes follows (in millions):

                                                     PRINCIPAL                     INCEPTION      ACCRUED
                                                   OUTSTANDING AT                   TO DATE     INTEREST AT
                                     PRINCIPAL      DECEMBER 31,   CURRENT YEAR    INTEREST    DECEMBER 31,
  DATE ISSUED                      AMOUNT OF NOTE       2000       INTEREST PAID     PAID          2000
  -----------                      --------------  --------------  -------------  -----------  -------------
  January 5, 1998................   $     500.0      $     500.0    $     24.6    $     89.7     $      8.2
  December 18, 1998..............         750.0            750.0          33.9          80.7           11.3
                                    -----------      -----------    ----------    ----------     ----------
  Total..........................   $   1,250.0      $   1,250.0    $     58.5    $    170.4     $     19.5
                                    ===========      ===========    ==========    ==========     ==========

Life insurance companies are subject to certain Risk-Based Capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life insurance company is to be determined based on the various risk factors related to it. At December 31, 2000, the Company exceeds the RBC requirements.

The payment of dividends by the Company is limited and cannot be made except from earned profits. The maximum amount of dividends that may be paid by life insurance companies without prior approval of the Indiana Insurance Commissioner is subject to restrictions relating to statutory surplus and net gain from operations. The Company assumed a block of individual life insurance and annuity business from CIGNA

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

8. CAPITAL AND SURPLUS (CONTINUED)
in January 1998 and a block of individual life insurance business from Aetna in October 1998. These acquisitions were structured as indemnity reinsurance transactions. The statutory accounting regulations do not allow goodwill to be recognized on indemnity reinsurance transactions and therefore, the related ceding commission is recorded in the Statement of Operations as a expense resulting in a reduction of unassigned surplus. As a result of these transactions, the Company's statutory-basis unassigned surplus is negative as of December 31, 2000 and it will be necessary for the Company to obtain the prior approval of the Indiana Insurance Commissioner before paying any dividends to LNC until such time as statutory-basis unassigned surplus is positive. The time frame for unassigned surplus to return to a positive position is dependent upon future statutory earnings and dividends paid to LNC. Although no assurance can be given, management believes that the approvals for the payment of such dividends, in amounts consistent with those paid in the past, can be obtained.

The Company is recognized as an accredited reinsurer in the state of New York, which effectively enables it to conduct reinsurance business with unrelated insurance companies that are domiciled within the state of New York. As a result, in addition to regulatory restrictions imposed by the State of Indiana, the Company is also subject to the regulatory requirements that the State of New York imposes upon accredited reinsurers.

--------------------------------------------------------------------------------
9. EMPLOYEE BENEFIT PLANS

LNC maintains defined benefit pension plans for its employees (including Company employees) and a defined contribution plan for the Company's agents. LNC also maintains 401(k) plans, deferred compensation plans, supplemental retirement plans, a salary continuation plan, supplemental executive retirement plan and postretirement medical and life insurance plans for its employees and agents (including the Company's employees and agents). The aggregate expenses and accumulated obligations for the Company's portion of these plans are not material to the Company's statutory-basis financial Statements of Operations or financial position for any of the periods shown.

LNC has various incentive plans for key employees, agents and directors of LNC and its subsidiaries that provide for the issuance of stock options, stock appreciation rights, restricted stock awards and stock incentive awards. These plans are comprised primarily of stock option incentive plans. Stock options awarded under the stock option incentive plans are granted with an exercise price equal to the market value of LNC stock at the date of grant and, subject to termination of employment, expire ten years from the date of grant. Such options are transferable only upon death. Options granted prior to 1992 and are exercisable one year after the date of grant and options issued subsequent to 1991 become exercisable in 25% increments on the option issuance anniversary in the four year period following the grant anniversary date. A "reload option" feature was added in 1997. In most cases, persons exercising an option after that date have been granted new options in an amount equal to the number of matured shares tendered to exercise the original option award. The reload options are granted for the remaining term of the related original option and have an exercise price equal to the market value of LNC stock at the date of the reload award. Reload options can be exercised two years after the grant date if the value of the new option has appreciated by at least 25%.

As a result of changes in the interpretation of the existing accounting rules for stock options, LNC and the Company have decided not to continue issuing stock options to agents that do not meet the stringent definition of a common law employee. In 2000, LNC adopted a stock appreciation right ("SAR") program as a replacement to the agent stock option program. The first awards under this program were also made in 2000. The SARs under this program are rights on LNC stock that are cash settled and become exercisable in 25% increments over the four year period following the SAR grant date. SARs are granted with an exercise price equal to the market value of LNC stock at the date of grant and, subject to termination of employment, expire five years from the date of grant. Such SARs are transferable only upon death.

The Company recognizes compensation expense for the SAR program based on the fair value method using an option-pricing model. Compensation expense and the related liability are recognized on a straight-line basis over the vesting period of the SARs. The SAR liability is marked-to-market through income. This accounting treatment causes volatility in income as a result of changes in the market value of LNC stock. The Company hedges this volatility by purchasing call options on LNC stock. These call options are also marked-to-market through income.

As of December 31, 2000, there were 2,514,507 and 1,421,102 shares of LNC common stock subject to options granted to Company employees and agents, respectively, under the stock option incentive plans of which 951,229 and 572,139, respectively, were exercisable on that date. The exercise prices of the outstanding options range from $12.50 to $53.78. During 2000, 1999 and 1998 there were $190,100, 318,421 and 136,469 options exercised, respectively, and 383,364, 82,024 and 18,288 options forfeited, respectively.

As of December 31, 2000, there were 7,850 and 653,300 shares of LNC common stock subject to SARs granted to Company employees and agents, respectively, under the SAR program. Of the SARs granted, 3,400 granted to agents, were exercisable as of that date. The exercise prices of the outstanding SARs range from $24.72 to $48.19. During 2000, there were no SARS exercised and 5,100 SARs were forfeited.

Effective July 1, 1999, the Company's agent postretirement plan was changed to require agents retiring on or after that date to pay the full premium costs. This change to the Plan resulted in a one-time curtailment gain of $1,400,000 in 1999.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

--------------------------------------------------------------------------------
10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES

DISABILITY INCOME CLAIMS
The liabilities for disability income claims, net of the related asset for amounts recoverable from reinsurers, at December 31, 2000 and 1999, were $242,700,000 and $221,600,000, respectively. The liability is based on the assumption that the recent experience will continue in the future. If incidence levels and/or claim termination rates fluctuate significantly from the assumptions underlying the reserves, adjustments to reserves could be required in the future. Accordingly, this liability may prove to be deficient or excessive. However, it is management's opinion that such future development will not materially affect the financial position of the Company.

PERSONAL ACCIDENT PROGRAMS
From 1997 through 1999, the Company and its wholly owned subsidiary, LNH&C, reduced new writings of personal accident programs and has now exited the personal accident line of business. As an exited line of business, new agreements are not being entered into; however, the Company must continue to accept premiums for a limited period according to contract terms under agreements in force. As the existing block of personal accident programs runs off, management continues to review the status of the reserves associated with these programs, the development of related financial results.

The exited programs include certain excess-of-loss personal accident reinsurance programs created in the London market and certain workers' compensation carve-out programs managed by Unicover Managers, Inc. The aggregate liabilities associated with the exited personal accident line of business were $169,500,000 and $174,700,000 at December 31, 2000 and 1999, respectively.

The reserves for the various programs included within the personal accident line of business are based on various estimates that are subject to considerable uncertainty. Accordingly, the liability established for the personal accident line of business may prove to be deficient or excessive. However, it is management's opinion that future developments in the personal accident line of business will not materially affect the financial position of the Company.

HMO EXCESS-OF-LOSS REINSURANCE PROGRAMS
The liabilities for HMO excess-of-loss and group carrier medical claims, net of the related assets for amounts recoverable from reinsurers, was $48,300,000 and $101,900,000 at December 31, 2000 and 1999, respectively. LNH&C reviews reserve levels on an ongoing basis. The liabilities are based on the assumption that recent experience will continue in the future. If claims and loss ratios fluctuate significantly from the assumptions underlying the reserves, adjustments to reserves could be required in the future. Accordingly, the liability may prove to be deficient or excessive. However, it is management's opinion that such future developments will not materially affect the financial position of the Company.

MARKETING AND COMPLIANCE MATTERS
Regulators continue to focus on market conduct and compliance issues. Under certain circumstances, companies operating in the insurance and financial services markets have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyholder. The Company's management continues to monitor the Company's sales materials and compliance procedures and is making an extensive effort to minimize any potential liability. Due to the uncertainty surrounding such matters, it is not possible to provide a meaningful estimate of the range of potential outcomes at this time; however, it is management's opinion that such future development will not materially affect the financial position of the Company.

GROUP PENSION ANNUITIES
The liabilities for guaranteed interest and group pension annuity contracts, which are no longer being sold by the Company, are supported by a single portfolio of assets that attempts to match the duration of these liabilities. Due to the long-term nature of group pension annuities and the resulting inability to exactly match cash flows, a risk exists that future cash flows from investments will not be reinvested at rates as high as currently earned by the portfolio. Accordingly, these liabilities may prove to be deficient or excessive. However, it is management's opinion that such future development will not materially affect the financial position of the Company.

LEASES
The Company leases its home office properties through sale-leaseback agreements. The agreements provide for a 25-year lease period with options to renew for six additional terms of five years each. The agreements also provide the Company with the right of first refusal to purchase the properties during the term of the lease, including renewal periods, at a price as defined in the agreements. The Company also has the option to purchase the leased properties at fair market value as defined in the agreements on the last day of the initial 25-year lease ending in 2009 or on the last day of any of the renewal periods.

Total rental expense on operating leases in 2000, 1999 and 1998 was $45,600,000, $38,900,000 and $34,000,000, respectively. Future minimum rental commitments are as follows (in millions):

2001............................................  $ 41.6
2002............................................    39.3
2003............................................    36.1
2004............................................    34.8
2005............................................    34.5
Thereafter......................................   113.8
                                                  ------
                                                  $300.1
                                                  ======

INFORMATION TECHNOLOGY COMMITMENT
In February 1998, the Company signed a seven-year contract with IBM Global Services for information technology services for the Fort Wayne operations. Total costs incurred in 2000, 1999 and 1998 were $65,100,000, $67,400,000 and
$54,800,000 respectively. Future minimum annual costs range from $40,900,000 to $56,800,000, however future costs are dependent on usage and could exceed these amounts.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED)
INSURANCE CEDED AND ASSUMED
The Company cedes insurance to other companies, including certain affiliates. The portion of risks exceeding the Company's retention limit is reinsured with other insurers. The Company limits its maximum coverage that it retains on an individual to $10,000,000. Portions of the Company's deferred annuity business have also been coinsured with other companies to limit its exposure to interest rate risks. At December 31, 2000, the reserves associated with these reinsurance arrangements totaled $1,224,400,000. To cover products other than life insurance, the Company acquires other insurance coverages with retentions and limits that management believes are appropriate for the circumstances. The Company remains liable if its reinsurers are unable to meet their contractual obligations under the applicable reinsurance agreements.

Proceeds from the sale of common stock of American States Financial Corporation ("American States") and proceeds from the January 5, 1998 surplus note, were used to finance an indemnity reinsurance transaction whereby the Company and LNY reinsured 100% of a block of individual life insurance and annuity business from CIGNA. The Company paid $1,264,400,000 to CIGNA on January 2, 1998 under the terms of the reinsurance agreement and recognized a ceding commission expense of $1,127,700,000 in 1998, which is included in the Statement of Operations line item "Underwriting, acquisition, insurance and other expenses." At the time of closing, this block of business had statutory liabilities of $4,780,300,000 that became the Company's obligation. The Company also received assets, measured on a historical statutory-basis, equal to the liabilities.

In connection with the completion of the CIGNA reinsurance transaction, the Company recorded a charge of $31,000,000 to cover certain costs of integrating the existing operations with the new block of business.

In 1999, the Company and CIGNA reached an agreement through arbitration on the final statutory-basis values of the assets and liabilities reinsured. As a result, the Company's ceding commission for this transaction was reduced by $58.6 million.

Subsequent to this transaction, the Company and LNY announced that they had reached an agreement to sell the administration rights to a variable annuity portfolio that had been acquired as part of the block of business assumed on January 2, 1998. This sale closed on October 12, 1998 with an effective date of September 1, 1998.

On October 1, 1998, the Company and LNY entered into an indemnity reinsurance transaction whereby the Company and LNY reinsured 100% of a block of individual life insurance business from Aetna. The Company paid $856,300,000 to Aetna on October 1, 1998 under the terms of the reinsurance agreement and recognized a ceding commission expense of $815,300,000 in 1998, which is included in the Statement of Operations line item "Underwriting, acquisition, insurance and other expenses." At the time of closing, this block of business had statutory liabilities of $2,813,800,000 that became the Company's obligation. The Company also received assets, measured on a historical statutory-basis, equal to the liabilities. The Company financed this reinsurance transaction with proceeds from short-term debt borrowings from LNC until the December 18, 1998 surplus note was approved by the Insurance Department. Subsequent to the Aetna transaction, the Company and LNY announced that they had reached an agreement to retrocede the sponsored life business assumed for $87,600,000. The retrocession agreement closed on October 14, 1998 with an effective date of October 1, 1998.

On November 1, 1999, the Company closed its previously announced agreement to transfer a block of disability income business to MetLife. Under this indemnity reinsurance agreement, the Company transferred $490,800,000 of cash to MetLife representing the statutory reserves transferred on this business less $17,800,000 of purchase price consideration. A gain on the reinsurance transaction of $71,800,000 was recorded directly in unassigned surplus and is being recognized in statutory earnings over the life of the business with $7,900,000 recognized in income in 2000.

The Company assumes insurance from other companies, including certain affiliates. At December 31, 2000, the Company provided $19,700,000 of statutory-basis surplus relief to other insurance companies under reinsurance transactions. The Company retroceded 100% of this accepted surplus relief to its off-shore reinsurance affiliates. Generally, such amounts are offset by corresponding receivables from the ceding company, which are secured by future profits on the reinsured business. However, the Company is subject to the risk that the ceding company may become insolvent and the right of offset would not be permitted.

The regulatory required liability for unsecured reserves ceded to unauthorized reinsurers was $16,700,000 and $17,300,000 at December 31, 2000 and 1999,
respectively.

VULNERABILITY FROM CONCENTRATIONS
At December 31, 2000, the Company did not have a material concentration of financial instruments in a single investee or industry. The Company's investments in mortgage loans principally involve commercial real estate. At December 31, 2000, 29% of such mortgages, or $1,169,300,000, involved properties located in Texas and California. Such investments consist of first mortgage liens on completed income-producing properties and the mortgage outstanding on any individual property does not exceed $62,000,000.

At December 31, 2000, the Company did not have a concentration of: 1) business transactions with a particular customer or lender; 2) sources of supply of labor or services used in the business; or 3) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a severe impact to the Company's financial condition. Although the Company does not have any significant

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) concentration of customers, the Company's annuities division has a long-standing distribution relationship with American Funds Distributors that is significant to the Company. In 2000, the American Legacy Variable Annuity sold through American Funds Distributors accounted for approximately 44% of the Company's total gross annuity deposits. The relationship with American Funds Distributors is highly valued by the Company. Both the Company and American Funds Distributors are continuously seeking ways to increase sales and to retain the existing business.

OTHER CONTINGENCY MATTERS
The Company is involved in various pending or threatened legal proceedings, including purported class actions, arising from the conduct of business. Most of these proceedings are routine in the ordinary course of business. The Company maintains professional liability insurance coverage for certain claims in excess of $5,000,000. The degree of applicability of this coverage will depend on the specific facts of each proceeding. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that these proceedings ultimately will be resolved without materially affecting the financial position of the Company.

In early 2000, a lawsuit was filed against the Company by an annuity contractholder. In this case, the plaintiff sought class certification on behalf of all contractholders who acquired variable annuities from the Company to fund tax-deferred qualified retirement plans. The plaintiff claimed that marketing variable annuities for use in such plans is inappropriate. This action was recently dismissed without prejudice, but might be refiled in another form.

During the fourth quarter of 2000, the Company reached an agreement in principle to settle all class action lawsuits alleging fraud in the sale of non-variable universal life and participating whole life insurance policies. The agreement is subject to court approval and is expected to become final in 2001. It requires that the Company provide benefits and a claim process to policyholders who purchased non-variable universal life and participating whole life policies between January 1, 1981 and December 31, 1998. The settlement covers approximately 431,000 polices. Total charges recorded during 2000 for this preliminary settlement were $64,700,000.

State guaranty funds assess insurance companies to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes in some states. The Company has accrued for expected assessments net of estimated future premium tax deductions.

DERIVATIVES
The Company has derivatives with off-balance-sheet risks whose notional or contract amounts exceed the credit exposure. The Company has entered into derivative transactions to reduce its exposure to fluctuations in interest rates, the widening of bond yield spreads over comparable maturity U.S. government obligations, credit risk, commodity risk and foreign exchange risks. In addition, the Company is subject to the risks associated with changes in the value of its derivatives; however, such changes in value generally are offset by changes in the value of the items being hedged by such contracts. Outstanding derivatives with off-balance-sheet risks, shown in notional or contract amounts along with their carrying value and estimated fair values, are as follows:

                                                              ASSETS (LIABILITIES)
                                                              ---------------------------------
                                          NOTIONAL OR         CARRYING  FAIR    CARRYING  FAIR
                                          CONTRACT AMOUNTS    VALUE     VALUE   VALUE     VALUE
                                          -----------------------------------------------------
                                          DECEMBER 31         DECEMBER 31       DECEMBER 31
                                          2000      1999      2000      2000    1999      1999
                                          -----------------------------------------------------
                                          (IN MILLIONS)
                                          -----------------------------------------------------
Interest rate derivatives:
  Interest rate cap agreements..........  $1,558.8  $2,508.8   $ 2.7    $  0.4   $ 5.2    $ 3.2
  Swaptions.............................   1,752.0   1,837.5     8.2       0.9    12.2     10.8
  Interest rate swaps...................     708.2     630.9      --      38.1      --    (19.5)
  Put options...........................        --      21.3      --        --      --      1.9
                                          --------  --------   -----    ------   -----    -----
                                           4,019.0   4,998.5    10.9      39.4    17.4     (3.6)
Foreign currency derivatives:
  Forward contracts.....................      37.5      44.2     2.6       2.5      --      (.4)
                                          --------  --------   -----    ------   -----    -----
                                          $4,056.5  $5,042.7   $13.5    $ 41.9   $17.4    $(4.0)
                                          ========  ========   =====    ======   =====    =====

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED)
A reconciliation of the notional or contract amounts for the significant programs using derivative agreements and contracts at December 31 is as follows:

                                                              INTEREST RATE CAPS            SWAPTIONS
                                                              -----------------------------------------------------
                                                              2000           1999           2000           1999
                                                              -----------------------------------------------------
                                                              (IN MILLIONS)
                                                              -----------------------------------------------------
Balance at beginning of year................................  $2,508.8       $4,108.8       $1,837.5       $1,899.5
Terminations and maturities.................................    (950.0)      (1,600.0)         (85.5)         (62.0)
                                                              --------       --------       --------       --------
Balance at end of year......................................  $1,558.8       $2,508.8       $1,752.0       $1,837.5
                                                              ========       ========       ========       ========

                                    INTEREST RATE SWAPS         SPREAD-LOCKS                        FINANCIAL FUTURES
                                    ---------------------------------------------------------------------------------------------
                                    2000          1999          2000          1999                  2000          1999
                                    ---------------------------------------------------------------------------------------------
Balance at beginning of year......  $ 630.9       $ 258.3       $    --       $            --       $    --       $            --
New contracts.....................    652.2         482.4         100.0                    --         267.2                    --
Terminations and maturities.......   (574.9)       (109.8)       (100.0)                   --        (267.2)                   --
                                    -------       -------       -------       ---------------       -------       ---------------
Balance at end of year............  $ 708.2       $ 630.9       $    --       $            --       $    --       $            --
                                    =======       =======       =======       ===============       =======       ===============

                                                              PUT OPTIONS              COMMODITY SWAPS
                                                              ----------------------------------------------------
                                                              2000         1999        2000                  1999
                                                              ----------------------------------------------------
Balance at beginning of year................................  $ 21.3       $21.3       $            --       $ 8.1
New contracts...............................................      --          --                    --          --
Terminations and maturities.................................   (21.3)         --                    --        (8.1)
                                                              ------       -----       ---------------       -----
Balance at end of year......................................  $   --       $21.3       $            --       $  --
                                                              ======       =====       ===============       =====

                                                              FOREIGN CURRENCY DERIVATIVES
                                                              (FOREIGN INVESTMENTS)
                                                              ---------------------------------------------------
                                                              FOREIGN EXCHANGE                  FOREIGN CURRENCY
                                                              FORWARD CONTRACTS                 SWAPS
                                                              ---------------------------------------------------
                                                              2000                  1999        2000        1999
                                                              ---------------------------------------------------
                                                              (IN MILLIONS)
                                                              ---------------------------------------------------
Balance at beginning of year................................  $            --       $ 1.5       $44.2       $47.2
New contracts...............................................               --         2.7          --          --
Terminations and maturities.................................               --        (4.2)       (6.7)       (3.0)
                                                              ---------------       -----       -----       -----
Balance at end of year......................................  $            --       $  --       $37.5       $44.2
                                                              ===============       =====       =====       =====

INTEREST RATE CAP AGREEMENTS
The interest rate cap agreements, which expire in 2001 through 2006, entitle the Company to receive quarterly payments from the counterparties on specified future reset dates, contingent on future interest rates. For each cap, the amount of such payments, if any, is determined by the excess of a market interest rate over a specified cap rate multiplied by the notional amount divided by four. The purpose of the Company's interest rate cap agreement program is to protect its annuity line of business from the effect of rising interest rates. The premium paid for the interest rate caps is included in other investments (amortized costs of $2,700,000 as of December 31, 2000) and is being amortized over the terms of the agreements. This amortization is included in net investment income.

SWAPTIONS
Swaptions, which expire in 2002 through 2003, entitle the Company to receive settlement payments from the counterparties on specified expiration dates, contingent on future interest rates. For each swaption, the amount of such settlement payments, if any, is determined by the present value of the difference between the fixed rate on a market rate swap and the strike rate multiplied by the notional amount. The purpose of the Company's swaption program is to protect its annuity line of business from the effect of rising interest rates. The premium paid for the swaptions is included in other investments (amortized cost of $8,200,000 as of December 31, 2000) and is being amortized over the terms of the agreements. This amortization is included in net investment income.

SPREAD LOCK AGREEMENTS
Spread-lock agreements provide for a lump sum payment to or by the Company, depending on whether the spread between the swap rate and a specified government security is

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) larger or smaller than a contractually specified spread. Cash payments are based on the product of the notional amount, the spread between the swap rate and the yield of an equivalent maturity government security and the price sensitivity of the swap at that time. The purpose of the Company's spread-lock agreements program is to protect against widening of spreads. While spread-lock agreements are used periodically, there are no spread-lock agreements outstanding at December 31, 2000.

FINANCIAL FUTURES CONTRACTS
The Company used exchange-traded financial futures contracts to hedge against interest rate risks on a portion of its fixed maturity securities. Financial futures contracts obligate the Company to buy or sell a financial instrument at a specified future date for a specified price. They may be settled in cash or through delivery of the financial instrument. Cash settlements on the change in market values of financial futures contracts are made daily. There are no financial futures contracts outstanding at December 31, 2000.

INTEREST RATE SWAP AGREEMENTS
The Company uses interest rate swap agreements to hedge its exposure to floating rate bond coupon payments, replicating a fixed rate bond. An interest rate swap is a contractual agreement to exchange payments at one or more times based on the actual or expected price level, performance or value of one or more underlying interest rates. The Company is required to pay the counterparty the stream of variable interest payments based on the coupon payments from the hedged bonds, and in turn, receives a fixed payment from the counterparty at a predetermined interest rate. The net receipts/payments from interest rate swaps are recorded in net investment income. The Company also uses interest rate swap agreements to hedge its exposure to interest rate fluctuations related to the forecasted purchase of assets to support newly acquired blocks of business and certain other portfolios of assets. Once the assets are purchased, the gains (losses) resulting from the termination of the swap agreements will be applied to the basis of the assets. The gains (losses) will be recognized in earnings over the life of the assets. The forecasted purchase of assets related to certain other portfolios of assets is a continuing hedge program. Current interest rate swap positions in this program will hedge asset purchases in 2001.

PUT OPTIONS
The Company used put options, combined with various perpetual fixed income securities, and interest rate swaps to replicate fixed income, fixed maturity investments. The risk hedged is a drop in bond prices due to credit concerns with international bond issuers. The put options allowed the Company to put the bonds back to the counterparties at original par. The put options were sold in 2000.

COMMODITY SWAPS
The Company used a commodity swap to hedge its exposure to fluctuations in the price of gold. A commodity swap is a contractual agreement to exchange a certain amount of a particular commodity for a fixed amount of cash. The Company owned a fixed income security that met its coupon payment obligations in gold bullion. The Company is obligated to pay to the counterparty the gold bullion, and in return, receives from the counterparty a stream of fixed income payments. The fixed income payments were the product of the swap notional multiplied by the fixed rate stated in the swap agreement. The net receipts or payments from the commodity swap were recorded in net investment income. The fixed income security was called in 1999 and the commodity swap expired.

FOREIGN CURRENCY DERIVATIVES
The Company uses a combination of foreign exchange forward contracts and foreign currency swaps, both of which are traded over-the-counter, to hedge some of the foreign exchange risk of investments in fixed maturity securities denominated in foreign currencies. The foreign currency forward contracts obligate the Company to deliver a specified amount of currency at a future date at a specified exchange rate. A foreign currency swap is a contractual agreement to exchange the currencies of two different countries at a rate of exchange in the future.

ADDITIONAL DERIVATIVE INFORMATION
Expenses for the agreements and contracts described above amounted to $7,300,000, $6,200,000 and $10,000,000 in 2000, 1999 and 1998, respectively.
Deferred gains and deferred losses of $800,000 and $7,000,000, respectively, as of December 31, 2000, were primarily the result of terminated interest rate swaps, spread-lock agreements, put options and financial futures contracts. The deferred losses are included with the related fixed maturity securities to which the hedge applied and the deferred gains are recorded as a liability. Both the deferred gains and the deferred losses are being amortized over the life of the securities to which the respective hedges applied.

--------------------------------------------------------------------------------
11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following discussion outlines the methodologies and assumptions used to determine the estimated fair values of the Company's financial instruments. Considerable judgment is required to develop these fair values. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.

BONDS AND UNAFFILIATED COMMON STOCK
Fair values of bonds are based on quoted market prices, where available. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services. In the case of private placements, fair values are estimated by discounting expected future cash flows using a

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) current market rate applicable to the coupon rate, credit quality and maturity of the investments. The fair values of unaffiliated common stocks are based on quoted market prices.

PREFERRED STOCK
Fair values of preferred stock are based on quoted market prices, where available. For preferred stock not actively traded, fair values are based on values of issues of comparable yield and quality.

MORTGAGE LOANS ON REAL ESTATE
The estimated fair value of mortgage loans on real estate was established using a discounted cash flow method based on credit rating, maturity and future income. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are based on: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the loan's market price; or
3) the fair value of the collateral if the loan is collateral dependent.

POLICY LOANS
The estimated fair values of investments in policy loans are calculated on a composite discounted cash flow basis using Treasury interest rates consistent with the maturity durations assumed. These durations are based on historical experience.

OTHER INVESTMENTS AND CASH AND SHORT-TERM INVESTMENTS
The carrying values for assets classified as other investments and cash and short-term investments in the accompanying statutory-basis balance sheets approximate their fair value.

INVESTMENT-TYPE INSURANCE CONTRACTS
The balance sheet captions, "Future policy benefits and claims" and "Other policyholder funds," include investment type insurance contracts (i.e., deposit contracts and guaranteed interest contracts). The fair values for the deposit contracts and certain guaranteed interest contracts are based on their approximate surrender values. The fair values for the remaining guaranteed interest and similar contracts are estimated using discounted cash flow calculations. These calculations are based on interest rates currently offered on similar contracts with maturities that are consistent with those remaining for the contracts being valued.

The remainder of the balance sheet captions "Future policy benefits and claims" and "Other policyholder funds," that do not fit the definition of 'investment-type insurance contracts' are considered insurance contracts. Fair value disclosures are not required for these insurance contracts and have not been determined by the Company. It is the Company's position that the disclosure of the fair value of these insurance contracts is important because readers of these financial statements could draw inappropriate conclusions about the Company's capital and surplus determined on a fair value basis. It could be misleading if only the fair value of assets and liabilities defined as financial instruments are disclosed. The Company and other companies in the insurance industry are monitoring the related actions of the various rule-making bodies and attempting to determine an appropriate methodology for estimating and disclosing the "fair value" of their insurance contract liabilities.

SHORT-TERM DEBT
The carrying value of short-term debt approximates fair value.

SURPLUS NOTES DUE TO LNC
Fair values for surplus notes are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

DERIVATIVES
The Company employs several different methods for determining the fair value of its derivative instruments. Fair values for these contracts are based on current settlement values. These values are based on quoted market prices for the foreign currency exchange contracts and financial futures contracts and industry standard models that are commercially available for interest rate cap agreements, swaptions, spread-lock agreements, interest rate swaps, commodity swaps and put options.

INVESTMENT COMMITMENTS
Fair values for commitments to make investments in fixed maturity securities (primarily private placements), mortgage loans on real estate and real estate are based on the difference between the value of the committed investments as of the date of the accompanying balance sheets and the commitment date. These estimates would take into account changes in interest rates, the counterparties' credit standing and the remaining terms of the commitments.

SEPARATE ACCOUNTS
Assets held in separate accounts are reported in the accompanying statutory-basis balance sheets at fair value. The related liabilities are also reported at fair value in amounts equal to the separate account assets.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                              DECEMBER 31
                                                              -------------------------------------------------
                                                              2000                      1999
                                                              -----------------------   -----------------------
                                                              CARRYING                  CARRYING
ASSETS (LIABILITIES)                                          VALUE        FAIR VALUE   VALUE        FAIR VALUE
---------------------------------------------------------------------------------------------------------------
                                                              (IN MILLIONS)
                                                              -------------------------------------------------
Bonds.......................................................  $ 21,852.5   $ 21,866.6   $ 22,985.0   $ 22,376.3
Preferred stocks............................................       261.7        239.5        253.8        223.6
Unaffiliated common stocks..................................       161.7        161.7        166.9        166.9
Mortgage loans on real estate...............................     4,102.0      4,132.8      4,211.5      4,104.0
Policy loans................................................     1,723.5      1,845.0      1,652.9      1,770.5
Other investments...........................................       485.0        485.0        426.6        426.6
Cash and short-term investments.............................     1,448.4      1,448.4      1,409.2      1,409.2
Investment-type insurance contracts:
  Deposit contracts and certain guaranteed interest
    contracts...............................................   (16,126.3)   (15,850.5)   (17,730.4)   (17,364.3)
  Remaining guaranteed interest and similar contracts.......      (243.8)      (247.9)      (454.7)      (465.1)
Short-term debt.............................................      (199.5)      (199.5)      (205.0)      (205.0)
Surplus notes due to LNC....................................     1,250.0      1,074.5     (1,250.0)    (1,022.1)
Derivatives.................................................        13.5         41.9         17.4         (4.0)
Investment commitments......................................          --          2.2           --         (0.8)
Separate account assets.....................................    43,904.6     43,904.6     46,105.1     46,105.1
Separate account liabilities................................   (43,904.6)   (43,904.6)   (46,105.1)   (46,105.1)

--------------------------------------------------------------------------------
12. TRANSACTIONS WITH AFFILIATES

LLAD has a nearly exclusive general agent's contract with the Company under which it sells the Company's products and provides the service that otherwise would be provided by a home office marketing department and regional offices. For providing these selling and marketing services, the Company paid LLAD override commissions of $57,500,000, $60,400,000 and $76,700,000 in 2000, 1999
and 1998, respectively. LLAD incurred expenses of $112,900,000, $113,400,000 and $102,400,000 in 2000, 1999 and 1998, respectively, in excess of the override commissions and operating expense allowances received from the Company, which the Company is not required to reimburse.

Cash and short-term investments at December 31, 2000 and 1999 include the Company's participation in a short-term cash management program with LNC of $377,700,000 and $390,300,000, respectively. Related investment income amounted to $24,000,000, $16,700,000 and $16,800,000 in 2000, 1999 and 1998,
respectively. The short-term loan payable to parent company at December 31, 2000 and 1999 represents notes payable to LNC.

The Company provides services to and receives services from affiliated companies which resulted in a net payment of $65,700,000, $49,400,000 and $92,100,000 in
2000, 1999 and 1998, respectively.

The Company cedes and accepts reinsurance from affiliated companies. Premiums in the accompanying statements of income include premiums on insurance business accepted under reinsurance contracts and exclude premiums ceded to other affiliated companies, as follows:

                               YEAR ENDED DECEMBER 31
                               2000       1999     1998
                               --------------------------
                               (IN MILLIONS)
                               --------------------------
Insurance assumed............  $   21.2   $ 19.7   $ 13.7
Insurance ceded..............   2,192.1    777.6    290.1

The balance sheets include reinsurance balances with affiliated companies as follows:

                                    DECEMBER 31
                                    2000           1999
                                    -----------------------
                                    (IN MILLIONS)
                                    -----------------------
Future policy benefits and claims
  assumed.........................  $  584.4       $  413.7
Future policy benefits and claims
  ceded...........................   1,682.8        1,680.4
Amounts recoverable on paid and
  unpaid losses...................     286.9          146.4
Reinsurance payable on paid
  losses..........................       9.3            8.8
Funds held under reinsurance
  treaties-net liability..........   3,294.6        2,106.4

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

12. TRANSACTIONS WITH AFFILIATES (CONTINUED)
Substantially all reinsurance ceded to affiliated companies is with unauthorized companies. To take a reserve credit for such reinsurance, the Company holds assets from the reinsurer, including funds held under reinsurance treaties, and is the beneficiary on letters of credit aggregating $709,500,000 and $917,300,000 at December 31, 2000 and 1999, respectively. The letters of credit are issued by banks and represent guarantees of performance under the reinsurance agreement. At December 31, 2000 and 1999, LNC had guaranteed $709,500,000 and $818,900,000, respectively, of these letters of credit. At December 31, 2000 and 1999, the Company has a receivable (included in the foregoing amounts) from affiliated insurance companies in the amount of $133,700,000 and $118,800,000, respectively, for statutory surplus relief received under financial reinsurance ceded agreements.

--------------------------------------------------------------------------------
13. SEPARATE ACCOUNTS

Separate account assets held by the Company consist primarily of long-term bonds, common stocks, short-term investments and mutual funds and are carried at market value. Substantially none of the separate accounts have any minimum guarantees and the investment risks associated with market value changes are borne entirely by the policyholder.

Separate account premiums, deposits and other considerations amounted to $5,708,600,000, $4,572,600,000 and $3,953,300,000 in 2000, 1999 and 1998,
respectively. Reserves for separate accounts with assets at fair value were $42,888,800,000 and $45,198,900,000 at December 31, 2000 and 1999, respectively.
All reserves are subject to discretionary withdrawal at market value.
A reconciliation of transfers to the Company from the separate accounts is as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              2000       1999           1998
                                                              -----------------------------------
                                                              (IN MILLIONS)
                                                              -----------------------------------
Transfers as reported in the Summary of Operations of the
separate accounts:
  Transfers to separate accounts............................  $ 5,719.2  $ 4,573.2      $ 3,954.9
  Transfers from separate accounts..........................   (5,830.0)  (4,933.8)      (4,069.8)
                                                              ---------  ---------      ---------
Net transfers from separate accounts as reported in the
Summary of Operations.......................................  $  (110.8) $  (360.6)     $  (114.9)
                                                              =========  =========      =========

REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Lincoln National Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of The Lincoln National Life Insurance Company (the "Company"), a wholly owned subsidiary of Lincoln National Corporation, as of December 31, 2000 and 1999, and the related statutory-basis statements of operations, changes in capital and surplus and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance, which practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States and the effects on the accompanying financial statements are also described in Note 1.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of The Lincoln National Life Insurance Company at December 31, 2000 and 1999, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2000.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Lincoln National Life Insurance Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance.

/s/ Ernst & Young LLP

Fort Wayne, Indiana
February 2, 2001

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

                      REGISTRATION STATEMENT ON FORM N-4

                          PART C--OTHER INFORMATION

Item 24.   Financial Statements and Exhibits

  (a) List of Financial Statements


      1. Part A The Table of Condensed Financial Information is included in Part A of this Registration Statement. (Not Applicable)


      2. Part B The following Financial Statements for the Variable Account are included in Part B of this Registration Statement:

         Statement of Assets and Liability--December 31, 2000

         Statement of Operations--Year ended December 31, 2000

         Statements of Changes of Net Assets--Years ended December 31, 2000 and 1999

         Notes to Financial Statements--December 31, 2000

         Report of Ernst & Young LLP, Independent Auditors

      3. Part B The following Statutory-Basis Financial Statements of The Lincoln National Life Insurance Company are included in Part B of this Registration Statement:


         Balance Sheets--Statutory-Basis--December 31, 2000 and 1999

         Statements of Operations--Statutory-Basis--Years ended December 31, 2000, 1999 and 1998

         Statements of Changes in Capital and Surplus--Statutory-Basis--Years ended December 31, 2000, 1999 and 1998

         Statements of Cash Flows--Statutory-Basis--Years ended December 31, 2000, 1999 and 1998

         Notes to Statutory-Basis Financial Statements--December 31, 2000

         Report of Ernst & Young LLP, Independent Auditors

Item 24.                          (Continued)

                (b)  List of Exhibits

(1) Resolutions of the Board of Directors of The Lincoln National Life Insurance Company establishing Separate Account N are incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on November 24, 1997.

(2)    None.

(3)(a) Selling Group Agreement is incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on April 29, 1999.

   (b) Amendment to Selling Group Agreement is incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on April 29, 1999.

   (c) Amendment to Schedule A of Selling Group Agreement dated February 14, 2000 is incorporated herein by reference to Post-Effective Amendment No. 5 (333-40937) filed on April 19, 2000.

   (d) Wholesaling Agreement between Lincoln National Life Insurance Company and Delaware Management Holdings is incorporated herein by reference to Post-Effective Amendment No. 3 (333-40937) filed on April 28, 1999.

   (e) Form of Amendment to Wholesaling Agreement is incorporated herein by reference to Post-Effective Amendment No. 5 (333-40937) filed on April 19, 2000.

   (f) Form of Wholesaling Agreement between Lincoln National Life Insurance Company and Lincoln Financial Distributors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 6 (333-40937) filed on April 12, 2001.



(4)(a) Variable Annuity Contract

   (b) Estate Enhancement Death Benefit Rider


   (c) Income4Life Solution (IRA) Rider incorporated herein by reference to Post-Effective Amendment No. 6 (333-40937) filed on April 12, 2001.

   (d) Income4Life Solution (NQ) Rider incorporated herein by reference to Post-Effective Amendment No. 6 (333-40937) filed on April 12, 2001.

   (e) Annuity Payment Option Rider

   (f) Interest Adjusted Fixed Account Rider

   (g) 1% Step-Up Death Benefit Rider

   (h) 1% Estate Enhancement Death Benefit Rider

   (i) Persistency Credit Rider incorporated herein by reference to Post-Effective Amendment No. 3 (File No. 333-36304) filed on August 8, 2001.

   (j) DCA Fixed Account Rider

(5)    Form of Application


(6)(a) Articles of Incorporation of The Lincoln National Life Insurance Company are incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on November 9, 1998.

   (b) By-laws of The Lincoln National Life Insurance Company are incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on November 9, 1998.

(7)    Not applicable.

(8)(a) Fund Participation Agreements and Amendments between The Lincoln National Life Insurance Company and:

             (i) Form of AIM Variable Insurance Funds, Inc. is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

            (ii) Form of Deutsche Asset Management VIT Funds is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

           (iii) Form of Delaware Group Premium Fund, Inc. is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

            (iv) Form of Lincoln National Bond Fund, Inc. is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

             (v) Form of Lincoln National Money Market Fund, Inc. is
                 incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

            (vi) Form of Fidelity Variable Insurance Products Fund is
                 incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

           (vii) Form of MFS-Registered Trademark-Variable Insurance Trust is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

          (viii) Form of American Variable Insurance Series is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

            (ix) Form of Alliance Variable Products Series Fund is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

             (x) Form of Franklin Templeton Variable Insurance Products Trust is
                 incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

            (xi) Form of Lincoln National Aggressive Growth Fund, Inc. is
                 incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

           (xii) Form of Lincoln National Capital Appreciation Fund, Inc. is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

          (xiii) Form of Lincoln National Global Asset Allocation Fund, Inc. is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

           (xiv) Form of Lincoln National International Fund, Inc. is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

            (xv) Form of Lincoln National Social Awareness Fund, Inc. is
                 incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

           (xvi) Form of Neuberger Berman Advisers Management Trust is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

          (xvii) Form of Putnam Variable Insurance Trust is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

         (xviii) Form of Janus Aspen Series is incorporated herein by reference to Post-Effective Amendment No. 2 (File No. 333-36304) filed on June 8, 2001.

             (b) Service agreement between Delaware Management Holdings, Inc., Delaware Services Company, Inc. and Lincoln National Life Insurance Company is incorporated herein by reference to the Registration Statement of Lincoln National Growth & Income Fund, Form N-1A (2-80741), Amendment No. 21 filed on April 10, 2000.



(9) Opinion and consent of Mary Jo Ardington, Counsel of The Lincoln National Life Insurance Company as to legality of securities being issued.

(10)   Consent of Ernst & Young LLP, Independent Auditors.


(11)   Not applicable.

(12)   Not applicable.


(13)   Schedule for Computation for Performance Quotations.

(14)   Not applicable

(15)   Other Exhibits:

                (a) Organizational Chart of the Lincoln National Insurance Holding Company System is incorporated herein by reference to Post-Effective Amendment No. 3 (333-36304) filed on August 9, 2001.


                (b) Books and Records Report incorporated herein by reference to Post-Effective Amendment No. 6 (333-40937) filed on April 12, 2001.

(16)   Power of Attorney

Item 25.

                    DIRECTORS AND OFFICERS OF THE DEPOSITOR

Name                            Positions and Offices with Depositor
----                            ------------------------------------
Jon A. Boscia**                 President and Director
Lorry J. Stensrud*              Chief Executive Officer of Annuities,
                                Executive Vice President, and Director
John H. Gotta****               Chief Executive Officer of Life Insurance,
                                Executive Vice President, and Director
Gary W. Parker****              Senior Vice President
Charles E. Haldeman, Jr.*****   Director
See Yeng Quek*****              Chief Investment Officer and Director
Cynthia A. Rose*                Secretary and Assistant Vice President
Lawrence T. Rowland***          Executive Vice President and Director
Eldon J. Summers*               Second Vice President and Treasurer
Richard C. Vaughan**            Director
Janet Chrzan*                   Senior Vice President, Chief Financial Officer
                                and Director
Elizabeth Frederick*            Senior Vice President and General Counsel
Diane Dillman*                  Director of Annuities Compliance
Christine Frederick****         Director of Life Compliance

*         Principal business address is 1300 South Clinton Street, Fort Wayne,
          Indiana 46802-3506
**        Principal business address is Center Square West Tower, 1500 Market
          Street-Suite 3900, Philadelphia, PA 19102-2112
***       Principal business address is One Reinsurance Place, 1700 Magnavox
          Way, Fort Wayne, Indiana 46804-1538
****      Principal business address is 350 Church Street, Hartford, CT 06103
*****     Principal business address is One Commerce Square, 2005 Market Street,
          39th Floor, Philadelphia, PA 19103-3682

Item 26.
                 PERSONS CONTROLLED BY OR UNDER COMMON CONTROL
                       WITH THE DEPOSITOR OR REGISTRANT


     See Exhibit 15(a): Organizational Chart of the Lincoln National Insurance Holding Company System.

Item 27.
                         NUMBER OF CONTRACTOWNERS

         As of June 30, 2001, there were 14,827 Contract Owners under
Account N.


Item 28.                         Indemnification

     (a) Brief description of indemnification provisions.

         In general, Article VII of the By-Laws of The Lincoln National Life Insurance Company (LNL) provides that LNL will indemnify certain persons against expenses, judgments and certain other specified costs incurred by any such person if he/she is made a party or is threatened to be made a party to a suit or proceeding because he/she was a director, officer, or employee of LNL, as long as he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of, or act opposed to the best interests of, LNL. Certain additional conditions apply to indemnification in criminal proceedings.

         In particular, separate conditions govern indemnification of directors, officers, and employees of LNL in connection with suits by, or in the right of, LNL.

         Please refer to Article VII of the By-Laws of LNL (Exhibit no. 6(b) hereto) for the full text of the indemnification provisions. Indemnification is permitted by, and is subject to the requirements of, Indiana law.


     (b) Undertaking pursuant to Rule 484 of Regulation C under the Securities Act of 1933:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 28(a) above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.                       Principal Underwriter

     (a) Lincoln National Variable Annuity Fund A (Group); Lincoln National Variable Annuity Fund A (Individual); Lincoln National Variable Annuity Account C; Lincoln National Flexible Premium Variable Life Account D; Lincoln Life Flexible Premium Variable Life Account J; Lincoln Life Flexible Premium Variable Life Account K; Lincoln Life Variable Annuity Account N; Lincoln Life Flexible Premium Variable Life Account M; Lincoln Life Flexible Premium Variable Life Account R; Lincoln Life Flexible Premium Variable Life Account S; Lincoln Life Variable Annuity Account T; Lincoln Life Variable Annuity Account Q; Lincoln Life Variable Annuity Account W; Lincoln National Variable Annuity
         Account 53.


     (b) See Item 25.

     (c) Commissions and other compensations received by The Lincoln National Life Insurance Company from Lincoln Life Variable Annuity Account N during the fiscal year which ended December 31, 2000.

        (1)                   (2)               (3)            (4)             (5)
                                       Net Underwriting
  Name of Principal       Discounts and    Compensation      Brokerage
     Underwriter           Commissions     on Redemption    Commissions    Compensation
  -----------------       -------------    -------------    -----------    ------------
The Lincoln National
Life Insurance Company        None           $713,229          None         $8,966,683

Item 30.  Location of Accounts and Records

See Exhibit 15(b): Books and Records Report

Item 31.  Management Services

Not Applicable.

Item 32.  Undertakings

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Registrant undertakes that it will include either (1) as part of any application to purchase a Certificate or an Individual Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or a similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Lincoln Life at the address or phone number listed in the Prospectus.

(d) The Lincoln National Life Insurance Company hereby represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by The Lincoln National Life Insurance Company.

(e) Registrant hereby represents that it is relying on the American Council of Life Insurance (avail. Nov. 28, 1988) no-action letter with respect to Contracts used in connection with retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code, and represents further that it will comply with the provisions of paragraphs (1) through (4) set forth in that no-action letter.

                                   SIGNATURES

(a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Fort Wayne, and the State of Indiana on this 17th day of August, 2001.



                             LINCOLN LIFE VARIABLE ANNUITY
                             ACCOUNT N -- Lincoln ChoicePlus II Advance
                             (Registrant)


                             By:   /s/ Ronald L. Stopher
                                   ---------------------------
                                   Ronald L. Stopher
                                   Vice President, The Lincoln National Life
                                   Insurance, Co.
                                   (Title)

                             THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                                   (Depositor)



                             By:   /s/ Jeffrey K. Dellinger
                                   ---------------------------
                                   Jeffrey K. Dellinger
                                   (Signature-Officer of Depositor)
                                   Vice President,


                                   The Lincoln National Life Insurance, Co.
                                   (Title)

(b) As required by the Securities Act of 1933, this Registration Statement has been signed for the Depositor by the following persons in the capacities and on the dates indicated.


 Signature                        Title                                     Date
 ---------                        -----                                     ----
*/s/ Jon A. Boscia            President and Director                       August 17, 2001
----------------------------- (Principal Executive Officer)
Jon A. Boscia

*/s/ Lorry J. Stensrud        Executive Vice President, Chief              August 17, 2001
----------------------------- Executive Officer of Annuities,
Lorry J. Stensrud             and Director

*/s/ Janet Chrzan             Senior Vice President, Chief                 August 17, 2001
----------------------------- Financial Officer and Director
Janet Chrzan                  (Principal Accounting Officer and
                              Principal Financial Officer)

*/s/ Lawrence T. Rowland      Executive Vice President and                 August 17, 2001
----------------------------- Director
Lawrence T. Rowland

*/s/ John H. Gotta            Executive Vice President, Chief Executive    August 17, 2001
----------------------------- Officer of Life Insurance, and Director
John H. Gotta

*/s/ Richard C. Vaughan       Director                                     August 17, 2001
-----------------------------
Richard C. Vaughan

*/s/ Charles E. Haldeman, Jr. Director                                     August 17, 2001
-----------------------------
Charles E. Haldeman, Jr.

*/s/ See Yeng Quek            Chief Investment Officer and Director        August 17, 2001
-----------------------------
See Yeng Quek

*/s/ Ronald L. Stopher        , pursuant to a Power of Attorney filed
----------------------------- with this Registration Statement
Ronald L. Stopher